Exhibit 4.2
EXECUTION VERSION

REVOLVING CREDIT AGREEMENT
Dated as of August 4, 2009
among
SEAHAWK DRILLING, INC.
as Borrower,
CERTAIN SUBSIDIARIES THEREOF,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
NATIXIS, NEW YORK BRANCH,
as Administrative Agent, Issuing Bank, Lead Arranger and Sole Bookrunner

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page
EXHIBITS:

Exhibit A — Form of Assignment and Acceptance Agreement
Exhibit B — Form of Assignment of Earnings
Exhibit C — Form of Assignment of Insurance
Exhibit D — Form of Borrowing Base Report
Exhibit E — Form of Compliance Certificate
Exhibit F — Form of Letter of Credit Request
Exhibit G — Form of Note
Exhibit H — Form of Notice of Borrowing
Exhibit I — Form of Notice of Conversion or Continuation
Exhibit J — Form of Pledge Agreement
Exhibit K — Form of Rig Mortgage
Exhibit L — Form of Security Agreement

SCHEDULES:

Schedule 1.01(a) — Guarantors
Schedule 1.01(b) — Initial Collateral Rigs
Schedule 1.01(c) — Non-Collateral Rigs
Schedule 1.01(d) — Consolidated EBITDA Adjustments
Schedule 2.01 — Revolving Commitments and Pro Rata Shares of the Lenders
Schedule 3.02(f) — Minimum Capital
Schedule 4.07 — Litigation
Schedule 4.10 — Subsidiaries
Schedule 4.13 — Insurance
Schedule 4.17 — Bank Accounts
Schedule 4.23 — Names and Locations
Schedule 5.04(b) — Rigs Insured Values
Schedule 5.04(d) — Loss Payable Clause
Schedule 6.01 — Existing Liens
Schedule 6.05 — Existing Investments
Schedule 6.09 — Burdensome Agreements
Schedule 10.02 — Addresses for Notice

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REVOLVING CREDIT AGREEMENT
     This Revolving Credit Agreement dated as of August 4, 2009 is among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders, and Natixis, New York Branch (“Natixis”), as Administrative Agent for the Lenders and as Issuing Bank.
     The Borrower, the Guarantors, the Lenders, the Administrative Agent and the Issuing Bank agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. Any terms used in this Agreement that are defined in Article 9 of the UCC (as hereinafter defined), whether or not therein capitalized, shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings:
     “Acceptable Credit Support” means a letter of credit issued from (a) a Lender or an Affiliate thereof or (b) a commercial bank organized under the laws of the United States of America or any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, with a credit rating of at least A- as determined by S&P and at least A3 as determined by Moody’s (or if such Person has only one debt rating, such rating is at least A- as determined by S&P or at least A3 as determined by Moody’s), in a form reasonably acceptable to the Administrative Agent and which has the effect of assuring the payment or reimbursement for any monetary obligations of the Account Debtor with respect to a Tier 1 Eligible Receivable.
     “Acceptable Flag Jurisdiction” means each of the United States of America, the Bahamas, the Republic of Liberia, the Marshall Islands, Vanuatu, Panama and any other jurisdiction reasonably acceptable to the Required Lenders.
     “Acceptable Additional Rig” shall mean any Rig now or hereafter acquired; provided that such Rig must (i) have a class certificate reasonably acceptable to the Administrative Agent, (ii) must be of an age and type reasonably acceptable to the Administrative Agent and (iii) be registered in an Acceptable Flag Jurisdiction; provided, however, that (i) the class certificate, age and type of each Non-Collateral Rig that is listed in Schedule 1.01(c) hereto is and, until the Maturity Date, shall be, reasonably acceptable to the Administrative Agent and (ii) the class and type remain the same as in effect on the Closing Date.
     “Acceptable Replacement Rig” shall mean, with respect to a Collateral Rig, any now owned or hereafter acquired Rig with a fair market value, or if more than one now owned or hereafter acquired Rigs, Rigs with an aggregate fair market value, that is comparable to the fair market value of such Collateral Rig (as determined in accordance with the Appraisal Report most recently delivered to the Administrative Agent pursuant to Section 5.06(h) or delivered pursuant to a Rig Exchange to the Administrative Agent by the Borrower); provided that each such Rig must (a) have a class certificate reasonably acceptable to the Administrative Agent, (b) be of an age and type reasonably acceptable to the Administrative Agent and (c) be registered in an Acceptable Flag Jurisdiction; provided, however, that (i) the class certificate, age and type of each Non-Collateral Rig that is listed in Schedule 1.01(c) hereto is and, until the Maturity Date, shall be, reasonably acceptable to the Administrative Agent and (ii) the class and type remain the same as in effect on the Closing Date.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent, for the ratable benefit of the Secured Parties; (b) is superior to all other Liens except Excepted Liens; (c) secures the Obligations; and (d) is perfected and enforceable against the Loan Party that created such security interest in preference to any rights of any Person therein, other than Excepted Liens.
     “Account Control Agreement” shall mean, if any deposit or securities account of the Borrower or any Loan Party is held with a financial institution that is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent between the Administrative Agent and such other financial institution governing any such deposit accounts or securities of the Borrower or such Loan Party.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Additional Lender” has the meaning set forth in Section 2.16(b).
     “Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of the following, in each case, to the extent determinable by the Administrative Agent: (a) the Federal Funds Rate plus one and one-half percent (1.50%), (b) the Daily One Month LIBOR Rate plus one and one-half percent (1.50%), and (c) the Prime Rate.
     “Administrative Agent” means Natixis in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affected Lender” has the meaning set forth in Section 2.07(d).

     “Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
     “Agreement” means this Revolving Credit Agreement dated as of August 4, 2009 among the Borrower, the Guarantors, the Lenders, the Issuing Bank and the Administrative Agent.
     “Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent or the Issuing Bank, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in a notice to the other parties.
     “Applicable Margin” means, for any day, (a) with respect to Base Rate Advances, 3.50%, and (b) with respect to Eurodollar Advances, 4.50%.
     “Appraisal Report” has the meaning set forth in Section 5.06(h)(i).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Rig Appraiser” means Bassoe Offshore (USA) Inc. or any other rig appraiser selected by the Administrative Agent and reasonably acceptable to the Borrower.
     “Arranger” means Natixis in its capacity as lead arranger and sole bookrunner.
     “Asset Disposition” means any Disposition of any Collateral or Non-Collateral Rigs (other than a Disposition of Non-Collateral Rigs in satisfaction of the Contested Mexican Tax Assessments) by the Borrower or other Loan Party pursuant to Section 6.04(c).
     “Assignment and Acceptance” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A or any other form approved by the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower, each in their reasonable discretion.
     “Assignment of Earnings” means an Assignment of Earnings in substantially the form of the attached Exhibit B among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Secured Parties.

     “Assignment of Insurance” means an Assignment of Insurance in substantially the form of the attached Exhibit C among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Secured Parties.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Availability” means, on any date, the excess, if any, of (a) the least of (i) the Revolving Commitments, (ii) the Borrowing Base and the (iii) the Fixed Charge Coverage Cap, in each case, in effect on such date, over (b) the sum of the outstanding principal amount of Revolving Advances and the Letter of Credit Exposure, in each case, on such date.
     “Base Rate Advance” means a Revolving Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.
     “Borrower” has the meaning set forth in the introductory paragraph hereto.
     “Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made, converted or continued on the same Business Day, and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.
     “Borrowing Base” means, as of any date of determination, an amount determined in Dollars as of the most immediately preceding Borrowing Base Determination Date, which is equal to the sum of the following:
     (a) 80% of Tier 1 Eligible Receivables; plus
     (b) 60% of Tier 2 Eligible Receivables; plus
     (c) the lesser of (i) 20% of the Orderly Liquidation Value of the Collateral Rigs and (ii) $25,000,000, minus (without duplication)
     (d) 100% of the Discretionary Reserve Amount.
     “Borrowing Base Determination Date” means ten (10) Business Days after the last day of each calendar month.
     “Borrowing Base Report” means a borrowing base report in substantially the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.
     “Borrowing Date” means the date on which any Revolving Advance is made or any Letter of Credit is issued hereunder.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures in respect of the purchase or other acquisition of , the addition of value to, any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which should be capitalized by such Person in accordance with GAAP other than (a) expenditures in respect of Acquisitions and Rig Acquisitions financed with Net Cash Proceeds received upon either (i) the issuance and sale by the Borrower of its Equity Interests for the sole purpose of making such Acquisition or Rig Acquisition or (ii) an Asset Disposition to the extent permitted by Section 2.07(c)(iii), (b) expenditures for which the Borrower or its Subsidiaries will be reimbursed directly or indirectly (including, without limitation, by compensation from a customer or supplier, whether in the form of a lump sum payment, any increase in the day rate for a Rig or otherwise) and (c) Net Cash Proceeds from any Recovery Event or Asset Disposition to the extent applied as set forth in Section 2.07.
     “Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Equivalents” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

     (f) demand deposit accounts maintained in the ordinary course of business.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events:
     (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of the Borrower;
     (b) the Borrower is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, less than a majority of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting Person are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (i) the stockholders of the Borrower immediately prior to such merger or consolidation, or (ii) if the record date has been set to determine the stockholders of the Borrower entitled to vote on such merger or consolidation, the stockholders of the Borrower as of such record date;
     (c) the Borrower, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Equity Interests of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04;
     (d) the liquidation or dissolution of the Borrower; or
     (e) a majority of the individuals who constitute the board of directors of the Borrower are not Continuing Directors.
     “Charter Obligations” means all obligations (other than obligations backed by a cash-secured letter of credit) of any Person with respect to liquidated damages, fees or other liabilities arising under the terms of and incurred in connection with the termination or breach of charters or similar contractual arrangements entered into with respect to the charter or lease of Collateral Rigs, net of any amounts owed by any counterparty to such charter or contractual arrangement, in each case calculated on a probable loss basis in accordance with GAAP.
     “Closing Date” means the date on which the conditions precedent set forth in Section 3.02 shall have been satisfied or waived pursuant to Section 10.01, which date shall not be later than September 30, 2009.

     “Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “Collateral” means all the “Collateral” as defined in any Security Document and shall include the Collateral Rigs.
     “Collateral Rigs” means (a) each of the Initial Collateral Rigs and (b) any other Acceptable Additional Rig or Acceptable Replacement Rig now or hereafter acquired by the Borrower or any of its Subsidiaries.
     “Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Borrower in substantially the form of the attached Exhibit E.
     “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time determined in accordance with GAAP.
     “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time determined in accordance with GAAP minus (a) the current portion of any Debt under this Agreement to the extent otherwise included therein and (b) costs, expenses and related liabilities arising from, related to or in connection with the Pride Wyoming mat-supported jackup rig in 2008 to the extent not covered by Pride’s insurance policies (including any deductibles, premium payments for removal of wreckage claims or retention amounts) and its related liabilities in a net amount not to exceed $3,500,000.
     “Consolidated EBITDA” means, for any period, without duplication, the sum of the following for the Borrower and its Subsidiaries on a consolidated basis, each calculated for such period:
     (a) Consolidated Net Income for such period of determination plus
     (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense, charges against income for foreign, federal, state, and local taxes (and similar taxes to the extent based on income, revenue or profits), depreciation and amortization expense and extraordinary, unusual or non-recurring expenses, charges or losses (including the cumulative effect of changes in GAAP and impairment charges related to long-lived assets) plus
     (c) certain allocated non-recurring general and administrative expenses as set forth on Schedule 1.01(d) and certain impairment charges as set forth on Schedule 1.01(d), minus
     (d) extraordinary or non-recurring gains for such period minus
     (e) any gain realized upon the sale or other disposition of any assets of the Borrower or any of its Subsidiaries for such period (other than in the ordinary course of business) minus
     (f) the income of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Borrower or a Wholly-Owned Subsidiary of the Borrower has an ownership interest except to the extent such income is received by the Borrower or such Wholly-

Owned Subsidiary in a cash distribution during such period, all as determined on a consolidated basis in accordance with GAAP, plus the loss or minus
     (g) the income of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, minus
     (h) non-cash gains (other than gains resulting from derivatives to the extent the amount of commodities hedged with such derivatives exceeds the Borrower’s and its Subsidiaries’ commodities sold), losses or adjustments under Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as a result of changes in the fair market value of derivatives;
provided however that, with respect to each quarterly period ending on or after September 30, 2009, Consolidated EBITDA will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated EBITDA for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated EBITDA for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated EBITDA for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated EBITDA shall be computed by adding the Consolidated EBITDA for the four fiscal quarters ending on such date.
     “Consolidated Interest Expense” means, for any period, (a) the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, minus (b) the interest income of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period and the amortization of any deferred financing costs incurred in connection with this Agreement to the extent otherwise included in the calculations thereof; provided however that for the purposes of determining Consolidated Interest Expense, with respect to each quarterly period ending on or after September 30, 2009, Consolidated Interest Expense will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated Interest Expense for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest

Expense for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated Interest Expense shall be computed by adding the Consolidated Interest Expense for the four fiscal quarters ending on such date.
     “Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP.
     “Consolidated Net Worth” shall mean, at any time of determination, with respect to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of total assets less total liabilities on their balance sheet as of such date, but excluding any treasury stock, after appropriate deduction for any minority interests in Subsidiaries.
     “Consolidated Tangible Net Worth” shall mean, at any time of determination, with respect to the Borrower, the Consolidated Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items under GAAP included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.
     “Contested Mexican Tax Assessments” means tax assessments, including any ordinary course penalties and interest thereon, from the Servicio de Administración Tributaria, an agency of the Secretaría de Hacienda y Crédito Público of the Republic of Mexico, and any successor entity, related to the operations of certain Subsidiaries of the Borrower that are being contested by the Borrower or such Subsidiaries; and the Dollar equivalent of the approximate amount of the Contested Mexican Tax Assessments as of the Effective Date is no more than $130,000,000.
     “Continue”, “Continuation”, and “Continued” each refers to a continuation of Revolving Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Revolving Advances.
     “Continuing Directors” means, as of any date of determination, any member of the board of directors (or Persons, committees or other group performing similar functions) of the Borrower who (a) was a member of such board of directors (or Persons, committees or other group performing similar functions) on the Effective Date or the Closing Date or (b) was nominated for election or elected to such board of directors (or Persons, committees or other group performing similar functions) with the approval of a majority of the Continuing Directors who were members of such board of directors (or Persons, committees or other group performing similar functions) at the time of such nomination or election.
     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Revolving Advances of one Type into Revolving Advances of another Type pursuant to Section 2.02(b).
     “Daily One Month LIBOR Rate” means, for any day, the rate per annum equal to the Eurodollar Rate for a one-month Interest Period in the approximate amount of the Eurodollar Advance being made, continued or converted by the Administrative Agent. The “Daily One Month LIBOR Rate” is a rate reasonably determined by the Administrative Agent based upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems reasonably appropriate including, but not limited to, the BBA LIBOR (as defined under “Eurodollar Rate” below).
     “Debt,” means, for any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (b) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (c) monetary obligations of such Person as lessee under Capital Leases of such Person;
     (d) all reimbursement obligations of such Person owing under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable for reimbursement;
     (e) net obligations of such Person under any Swap Contract;
     (f) obligations owing under Off-Balance Sheet Liabilities of such Person;
     (g) obligations of others of the type referred to in clauses (a) through (f), (h) and (i) of this definition secured by a Lien on Property now or hereafter owned or acquired by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of the amount of such Debt and the fair market value of the Property encumbered by such Lien);
     (h) all Charter Obligations owing of such Person;
     (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment for the acquisition of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
     (j) obligations of the nature described in the immediately preceding clauses (a) through (i) which are owing to Pride by the Borrower or any Subsidiary; and
     (k) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Default” means any event or condition which with the giving of any notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender that has, as reasonably determined by the Administrative Agent, (a) failed to fund any portion of its Revolving Advances or participations in the Letter of Credit Obligations on the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit, (c) otherwise failed to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute, or (d) (i) become or is, or its holding company has become or is, insolvent or (ii) become, or its holding company has become, the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Deposit Accounts” has the meaning set forth in Section 5.14(a).
     “Discretionary Reserve Amount” means, subject to 10 days’ prior written notice from the Administrative Agent, the total amount of reserves in such amounts, and with respect to such matters, as the Administrative Agent in good faith and in its reasonable credit judgment shall deem necessary or appropriate from time to time, against the Borrowing Base, with respect to (a) sums that the Loan Parties are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Loan Document, (b) amounts owing by any Loan Party to any Person to the extent secured by a Lien on any of the Collateral which is specifically identified thereon as entitled to have priority over the Liens pursuant to the Security Documents, or which Lien, in its commercially reasonable discretion, the Administrative Agent establishes has a priority superior to the Liens pursuant to the Security Documents (such as Liens in favor of landlords, warehousemen, stevedores, carriers, mechanics, materialmen, laborers, or suppliers, or Liens for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (c) currency fluctuations, provided, however, that the amount of each such reserve shall bear a reasonable relationship to the purpose for which such reserve is being established. Such notice shall be accompanied by a reasonably detailed explanation of the basis or bases by which such Discretionary Reserve Amount was determined.
     “Disposition” or “Dispose” means the sale, transfer, license, lease (as a lessor) or other voluntary disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollars” and “$” means the lawful money of the United States of America.
     “Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States of America or any state thereof or the District of Columbia.
     “Earnings Collateral” means (a) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, any Loan Party, of whatsoever nature, arising out of or as a result of the use, operation, pooling or chartering by such Loan Party or its agents of any Rig, including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder, (b) all moneys and claims for moneys due and to become due to any Loan Party, and all claims for damages, arising out of the breach of any and all present and future drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Rig and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to any Loan Party, its successors or assigns, arising out of or in any way connected with the present or future use, operation, pooling or chartering of any Rig or arising out of or in any way connected with any and all present and future requisitions, drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of any Rig, (c) all moneys and claims due and to become due to any Loan Party, and all claims for damages and all insurances and other proceeds, in respect of the actual or constructive total loss of or requisition of use of or title to any Rig, and (d) any proceeds of any of the foregoing.
     “Effective Date” means August 4, 2009.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other commercial bank or financial institution approved by the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower, in either case, such approval not to be unreasonably withheld, delayed or conditioned; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any natural person.
     “Eligible Receivables” means, as at any date of determination, any Account of the Borrower or any other Loan Party; provided, however, that unless otherwise approved by the Administrative Agent, the following Accounts are not Eligible Receivables:
     (a) Accounts that do not arise out of sales, leases, licenses, assignments or other dispositions of goods or rendering of services or for the use or hire of a vessel under a charter or other contract by any Loan Party and that are not true and correct statements of bona fide obligations incurred in the amount of such Account for goods sold, leased, licensed, assigned or otherwise disposed to, or services rendered by, or for the use or hire of a vessel under a charter or other contract to, the applicable Account Debtor;
     (b) Accounts with respect to which the Administrative Agent does not have an Acceptable Security Interest, including, without limitation, Accounts evidenced by an Instrument or Chattel Paper not in the possession of Administrative Agent;

     (c) (i) except with respect to Accounts owing from PEMEX and its Affiliates, Accounts not denominated in Dollars (but not necessarily payable in Dollars); and (ii) with respect to Accounts owing from PEMEX and its Affiliates, Accounts not denominated in Dollars;
     (d) Accounts that are owing from any Person that is a Loan Party or, if not entered into in compliance with Section 6.08, another Affiliate of the Borrower;
     (e) Accounts for which an invoice has not been sent to the applicable Account Debtor (i) in accordance with the normal and customary billing practices of such Loan Party or (ii) by the 15th day of the subsequent calendar month in which such Account arose, whichever shall be the shorter period;
     (f) (i) except with respect to Accounts owing from PEMEX and its Affiliates, to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty percent (20%) of all Eligible Receivables; and (ii) with respect to Accounts owing from PEMEX and its Affiliates, to the extent that such Account, together with all other Accounts owing by PEMEX and its Affiliates (but not including Accounts arising from the Pride Tennessee or the Pride Wisconsin), as of any date of determination exceed sixty percent (60%) of all Eligible Receivables unless all of the Accounts are owing from PEMEX and its Affiliates, in which case only sixty percent (60%) of such Accounts shall be included for purposes of determining the Borrowing Base;
     (g) Accounts arising from the Pride Tennessee or the Pride Wisconsin;
     (h) Accounts owing from any Person from which an aggregate amount of more than twenty-five percent (25%) of the Accounts owing therefrom are not Eligible Receivables by virtue of non-payment when due (which is (i) with respect to Tier 2 Eligible Receivables, more than ninety (90) days after the original invoice date and (ii) with respect to Tier 1 Eligible Receivables, more than one hundred twenty (120) days after the original invoice date) other than as a result of a bona fide dispute with respect thereto which is not reasonably expected to prejudice payments on other Accounts from such Person;
     (i) Accounts owing from any Account Debtor that (i) has disputed liability for any Account owing from such Account Debtor or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, defense, set-off, suit, counterclaim or otherwise; provided that for purposes of this subclause (h), such Account shall be excluded only to the extent of the amounts being disputed, or claims, demands or liabilities asserted, by such Person at any date of determination;
     (j) Accounts with respect to which the account debtor is any United States Governmental Authority, unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;
     (k) Accounts with respect to which the Account Debtor is the subject of any bankruptcy or other insolvency proceeding;

     (l) Accounts with respect to which the Account Debtor’s obligation to pay is not absolute or is contingent upon the fulfillment of any condition whatsoever or if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
     (m) Accounts with respect to which the Account Debtor is located in New Jersey, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing or other statutory or legal exemption or exception, unless the applicable Loan Party has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year or has available to it any such other statutory or legal exemption or exception;
     (n) Accounts with respect to which the Account Debtor is a creditor of any Loan Party unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by such Loan Party to such Person; or
     (o) Subject to 15 days’ prior written notice from the Administrative Agent, Accounts that are otherwise eligible that are deemed to be ineligible for borrowing purposes for other reasons by the Administrative Agent in good faith and in its reasonable credit judgment, which notice shall be accompanied by a reasonably detailed explanation of the basis or bases by which each such Account was deemed ineligible for borrowing purposes.
     “Environmental Claim” means any allegation, notice of violation, action, lawsuit, claim, demand, judgment, order or proceeding by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.
     “Environmental Law” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and for the avoidance of doubt, excluding all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.
     “Eurodollar Advance” means a Revolving Advance that bears interest based on the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA

LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then either (a) the “Eurodollar Rate” for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London or other off-shore interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period or (b) for purposes of determining the Daily One Month LIBOR Rate only, the Daily One Month LIBOR Rate shall be equal to the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One Month LIBOR Rate,” as the inter-bank market offered rate in effect from time to time for delivery of funds one (1) month in amounts approximately equal to the principal amount of such loans.
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change by the Federal Reserve Board in any reserve percentage.
     “Events of Default” has the meaning set forth in Section 7.01.
     “Excepted Liens” means:
     (a) Liens pursuant to any Loan Document;
     (b) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted and for which reserves in accordance with, and to the extent required by, GAAP shall have been maintained on the books of the applicable Person, other than the Contested Mexican Tax Assessments;
     (c) Liens imposed by law, or arising by operation of law, or arising in the ordinary course of business, including, without limitation, (i) construction, carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, and other similar liens, and (ii) Liens arising out of crew’s wages, repairs, supplies, towage, use of drydock or marine railway or necessaries, and other similar maritime liens (other than those described elsewhere in this definition of “Excepted Liens”), in any event, to the extent such Liens (whether or not imposed by, or arising by operation of, law) are not covered under Section 6.01(f) and to the extent such Liens arise in the ordinary course of business and secure payment of obligations not more than 30 days past due or which are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted and for which reserves in accordance with, and to the extent required by, GAAP shall have been maintained on the books of the applicable Person;
     (d) Liens for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the applicable Rig to sale, forfeiture or loss;
     (e) Liens imposed or incurred and pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security or other retirement benefits, or similar legislation or statutory requirements, other than any Lien imposed by ERISA;
     (f) Minor defects, irregularities and deficiencies of title to, and easements, rights-of-way, restrictions and other similar encumbrances affecting, real property which, in the aggregate, are not substantial in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (g) Liens arising out of, or securing, judgments against the Borrower or any of the Subsidiaries in respect of which any of such Persons shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, however, that the aggregate amount of all such judgments could not constitute an Event of Default;
     (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business;
     (i) licenses of intellectual property granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;
     (j) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and
     (k) rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Equity Issuance” means the issuance of Equity Interests by the Borrower to management or employees of a Loan Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the United States of America, by any state thereof or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a).
     “Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Fee Letter” means the letter agreement dated as of July 2, 2009 among the Borrower, the Administrative Agent and the Arranger, as amended, restated or otherwise modified by that certain fee letter dated as of the Effective Date.
     “Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person.
     “Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the period of the four prior fiscal quarters ending on such date to (b) Fixed Charges for such period; provided, however, that for the purposes of determining the “Consolidated Interest Expense paid in cash” component of Fixed Charges for such period, with respect to each quarterly period ending on or after September 30, 2009, Consolidated Interest Expense paid in cash will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated Interest Expense paid in cash for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense paid in cash for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated Interest Expense paid in cash shall be computed by adding the Consolidated Interest Expense paid in cash for the four fiscal quarters ending on such date.
     “Fixed Charge Coverage Cap” means, as of any date of determination, an amount calculated during each period that commences with the occurrence of the Fixed Charge Coverage Cap Ratio being less than 1.50 to 1.00 as of the end of a fiscal quarter (in this definition, the “reference date”) and ending on the first date thereafter that 100% of the Revolving Commitments are available to the Borrower, which calculations are made in accordance with this definition as follows: an amount equal to the greater of (a) (i) for the first fiscal quarter occurring thereafter, 75% of the Revolving Commitments in effect on the reference date, (ii) for the second fiscal quarter occurring after the reference date, 75% of the amount determined in clause (a)(i) of this definition, and (iii) for each immediately subsequent fiscal quarter, 75% of the amount determined pursuant to this definition for the previous fiscal quarter until such time thereafter as the Fixed Charge Coverage Cap Ratio is greater than or equal to 1.50 to 1.00 as of the end of a fiscal quarter and (b) $35,000,000; provided, however, that when the Fixed Charge Coverage Cap Ratio is greater than or equal to 1.50 to 1.00 as of the end of a fiscal quarter, for purposes of calculating the available Revolving Commitments pursuant to clause (a) above, the amount of available Revolving Commitments shall be increased in subsequent fiscal quarters (so long as the Fixed Charge Coverage Cap Ratio for each such fiscal quarter is equal to or greater than 1.50 to 1.00) by the respective amounts by which such availability was reduced pursuant to this definition in each of the prior fiscal quarters, in the inverse order of such reductions, until the Fixed Charge Coverage Cap equals 100% of the Revolving Commitments then in effect; provided further that, notwithstanding anything herein to the contrary, the Fixed Charge Coverage Cap shall be in effect only during such period when the aggregate amount of the Revolving Commitments is equal to or greater than $40,000,000.
     “Fixed Charge Coverage Cap Ratio” means, as of the date of determination, the ratio of (a) Consolidated EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter ending on such date to (b) Fixed Charges for such period.
     “Fixed Charges” means the sum (without duplication) of (a) foreign, federal, state, and local taxes (other than such taxes that are treated as components of pre-tax income in the income statement so long as such taxes reduce EBITDA) paid in cash, (b) Consolidated Interest Expense paid in cash, and (c) the aggregate amount of all Maintenance Capital Expenditures, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such period.
     “Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Rig from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:
     (a) On each Flag Jurisdiction Transfer Date, the Loan Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Rig Mortgage (or such other form as shall be reasonably satisfactory to the Administrative Agent) in the Acceptable Flag Jurisdiction, with respect to the Collateral Rig being transferred (the “Transferred Vessel”) and the Rig Mortgage shall be effective to create in favor of the Administrative Agent and/or the Lenders an Acceptable Security Interest. All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve such security interests shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent.
     (b) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (i) counsel to the Borrower and each Loan Party reasonably satisfactory to the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (A) be in form and substance reasonably acceptable to the Administrative Agent and (B) cover the recordation of the security interests granted pursuant to the Rig Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent may reasonably request and (ii) local counsel to the Loan Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Loan Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (A) be in form and substance reasonably acceptable to the Administrative Agent and (B) cover the perfection of the security interests granted pursuant to the Rig Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.
     (c) On each Flag Jurisdiction Transfer Date:
     (i) The Administrative Agent shall have received (A) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Loan Party and (B) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, and Excepted Liens.
     (ii) The Administrative Agent shall have received from an Insurance Advisor certificates of insurance with respect to the insurance maintained by the Loan Party in respect of the Transferred Vessel transferred on such date to the extent required by Section 5.04.
          (d) On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by a Responsible Officer of the Loan Party commencing such Flag Jurisdiction Transfer, certifying that (i) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (ii) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (iii) copies of resolutions approving the Flag Jurisdiction Transfer of such Loan Party and any other matters the Administrative Agent may reasonably request.
     “Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means United States generally accepted accounting principles applied on a consistent basis.
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means (a) each of the Material Domestic Subsidiaries in existence on the date hereof listed on Schedule 1.01(a), and (b) any other Person that becomes a Material Domestic Subsidiary after the date hereof, and “Guarantors” means all such Guarantors collectively.
     “Guarantor Claims” has the meaning set forth in Section 8.09(a).
     “Guarantor Payment” has the meaning set forth in Section 8.17(a).
     “Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Illegality Event” has the meaning set forth in Section 2.07(d).
     “Indemnified Liabilities” has the meaning set forth in Section 10.05.
     “Indemnified Taxes” means any Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning set forth in Section 10.05.
     “Initial Collateral Rigs” means each of the offshore drilling rigs listed on Schedule 1.01(b) hereto. Schedule 1.01(b) sets forth a true and complete listing of the name, registered owner, official number, and jurisdiction of registration of each Collateral Rig as of the Closing Date.
     “Insurance Advisor” means an independent maritime insurance broker selected by the Borrower and reasonably acceptable to the Administrative Agent.

     “Insurance Collateral” means (a) all Insurance Policies in respect of the Collateral Rigs, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of the Insurance Policies in respect of the Collateral Rigs, (c) all other rights of the Loan Parties under or in respect of the Insurance Policies in respect of the Collateral Rigs and (d) any proceeds of any of the foregoing.
     “Insurance Policies” includes (a) all contracts of insurance (including, without limitation, all certificates of entry in protection and indemnity and war risks associations or clubs) in respect of the Rigs, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of said contracts of insurance, and (c) all other rights of each owner of a Rig under or in respect of said contracts of insurance.
     “Interest Period” means, for each Eurodollar Advance comprising part of a Borrowing, the period commencing on the date of such Eurodollar Advance or the date of the Conversion of any existing Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select; provided, however, that:
     (a) Interest Periods commencing on the same date for Revolving Advances by each Lender comprising part of the same Borrowing shall be of the same duration;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
     (d) no Borrower may select any Interest Period for any Eurodollar Advance which ends after the Maturity Date.
     “Investment” of any Person means any investment of such Person (a) so classified under GAAP, and (b) whether or not so classified, any loan, advance (other than prepayments or deposits made in the ordinary course of business) or extension of credit made by such Person to another Person which constitutes Debt of such other Person or contribution of capital by such Person in another Person; and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP) and issued by another Person.
     “Investment Grade Rating” of a Person means that such Person has a minimum debt rating on its long-term senior unsecured non-credit enhanced debt securities of at least BBB- as determined by S&P and at least Baa3 as determined by Moody’s (or if such Person has only one debt rating on its long-term senior unsecured non-credit enhanced debt securities, such rating is at least BBB- as determined by S&P or at least Baa3 as determined by Moody’s).
     “ISM Code” has the meaning set forth in Section 4.08.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” means Natixis and any successor Issuing Bank pursuant to Section 2.14(h).
     “LC Cash Collateral Account” means special interest bearing cash collateral accounts pledged by the Borrower to the Administrative Agent, for the ratable benefit of the Secured Parties, containing cash deposited pursuant to Section 2.14(e), 7.02 or 7.03 to be maintained at the Administrative Agent’s office in accordance with Section 2.14(g) and bear interest or be invested in the Administrative Agent’s reasonable discretion.
     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.
     “Lenders” means (a) the lenders listed on the signature pages of this Agreement, (b) each Eligible Assignee that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (c) any other Person that has become a party hereto pursuant to a joinder agreement in accordance with Section 2.16.
     “Letter of Credit” means any letter of credit issued hereunder and may be a commercial letter of credit or a standby letter of credit.
     “Letter of Credit Application” means (a) a request for issuance of a Letter of Credit in substantially the form of the attached Exhibit F and (b) an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each outstanding Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Letter of Credit Sublimit” means an amount equal to 75% of the aggregate amount of the Revolving Commitments.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, which is intended to secure the payment of an obligation, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
     “Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g)(iv), the Letter of Credit Documents, the Security Documents, the Fee Letter and each other agreement, instrument or document executed by any Loan Party or any of their respective officers (in their capacity as an officer of such Loan Party) at any time in connection with this Agreement (exclusive, for the avoidance of doubt, any of the Transaction Documents), all as amended, restated, supplemented or modified from time to time.
     “Loan Party” means the Borrower or any Guarantor.
     “Maintenance Capital Expenditures” means, without duplication for any period, the sum of all Capital Expenditures used for the normal maintenance of any existing fixed or capital asset, but excluding Reactivation Capital Expenditures.
     “Master Separation Agreement” means that certain Master Separation Agreement between Pride and the Borrower.
     “Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender upon any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against any Loan Party of any of the Loan Documents to which it is a party.
     “Material Domestic Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.
     “Material Subsidiary” means any Subsidiary of the Borrower that (a) accounts for assets or revenues that constitute more than 5% of the combined GAAP value of the assets or revenues, respectively, of the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter, (b) accounts for Consolidated EBITDA greater than 5% of the Consolidated EBITDA as of the end of the most recent fiscal quarter, (c) owns Equity Interests in any Subsidiary described in clause (a) or (b) above, and (d) owns any Collateral Rig, and “Material Subsidiaries” means all such Subsidiaries collectively.
     “Maturity Date” means the second anniversary of the Closing Date as confirmed in writing by the Administrative Agent promptly upon the occurrence of the Closing Date.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).
     “Moody’s” means Moody’s Investors Service, Inc., or any successor that is a national credit rating organization.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Natixis” has the meaning set forth in the introductory paragraph hereto.
     “Net Cash Proceeds” means
     (a) with respect to any Asset Disposition or any Recovery Event, proceeds in cash as and when received by the Person making an Asset Disposition and on account of the occurrence of an Recovery Event, net of: (i) in the event of an Asset Disposition, (A) all costs and expenses costs relating to such Asset Disposition, including sales, use or other transaction taxes, legal, title, commissions and other fees and expenses incurred as a result of such Asset Disposition and reserves for indemnity obligations of such Person in connection with such Asset Disposition, but excluding amounts payable to any Loan Party or, if other than as provided in Section 6.08, any Affiliate of a Loan Party, (B) amounts required, by its terms or in order to obtain a necessary consent to such Asset Disposition or by applicable law, to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Lien on the Property which is the subject of such Asset Disposition, and (C) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP, provided that if the amount of such reserves exceeds the amounts for which it was reserved, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds, and (ii) in the event of a Recovery Event, (A) all of the costs and expenses incurred in connection therewith, including the commencement and prosecution of any related actions taken or legal proceedings filed in connection therewith, the enforcement of all related rights and remedies, and the collection of such proceeds, award or other payments, and (B) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and
     (b) with respect to the sale or issuance of any Equity Interest by the Borrower, the excess of (i) cash received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     “Non-Collateral Rigs” means each Rig that, at the relevant time of determination, is not a Collateral Rig. The initial Non-Collateral Rigs are listed on Schedule 1.01(c), and Schedule 1.01(c) set forth a true and complete listing of the name, registered owner, official number, and jurisdiction of registration of each Non-Collateral Rig as of the Closing Date.
     “Note” means a promissory note made by the Borrower in favor of a Lender pursuant to Section 2.02(g)(iv) evidencing Revolving Advances made by such Lender in substantially the form of the attached Exhibit G.
     “Notice of Borrowing” means a notice of borrowing in substantially the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in substantially the form of the attached Exhibit I signed by a Responsible Officer of the Borrower.
     “Obligations” means all Revolving Advances to, and other debts, liabilities and payment obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Advance, Letter of Credit or, during such times that a Lender is a lender party hereto, any Swap Contract to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any other monetary obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, and, for the avoidance of doubt, excluding any lease that constitutes an Operating Lease; and, for the avoidance of doubt, excluding any surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable for reimbursement.
     “Omnibus Restructuring Agreement” means that certain Omnibus Restructuring Agreement dated as of August 4, 2009 among Pride, the Borrower and the other parties thereto as in effect on the Effective Date in the form and substance provided in the copy thereto provided to the Lenders on or prior to the Effective Date and without giving any effect to any amendment, supplement or other modification thereto that has not be approved by the Lenders.
     “Operating Lease” of a Person means any lease of Property by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more and is not a Capital Lease.

     “Orderly Liquidation Value” means, as of any date of determination, with respect to any Collateral Rig, the orderly liquidation value thereof as established by the most recent Appraisal Report delivered to Administrative Agent in accordance with Section 5.06(h) hereof, taking into account any loss or damage to, or any condemnation, seizure or taking of, such Collateral Rig or Asset Disposition that has occurred since the most recent Appraisal Report was delivered with respect to such Collateral. To the extent that any Appraisal Report provides a range of orderly liquidation values for any Rig, then the orderly liquidation value for such Collateral Rig shall be the arithmetical average of the highest and lowest orderly liquidation values given for such Collateral Rig in such Appraisal Report.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “PEMEX” means Petróleos Mexicanos, the Republic of Mexico’s state-owned petroleum company.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Liens” has the meaning set forth in Section 6.01.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
     “Plan” means any Pension Plan or any Multiemployer Plan.
     “Pledge Agreement” means the Pledge Agreement in substantially the form of the attached Exhibit J among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Secured Parties.
     “Pride” means Pride International, Inc., a Delaware corporation.
     “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Natixis as its “prime rate.” The “prime rate” is a rate set by Natixis based upon various factors including Natixis’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Adjusted Base Rate due to a change in the “prime rate” shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Pro Forma Financial Statements” means the unaudited pro forma consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of June 30, 2009 and related consolidated statements of income or operations, stockholders’ equity and cash flows for such period, prepared giving effect to the Transactions as if they had occurred on such date, including, without limitation, sufficient information in order determine the results of operations for the Borrower and its Subsidiaries.
     “Pro Rata Share” means, with respect to each Lender at any time, (a) before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment to the aggregate Revolving Commitments and (b) thereafter, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances immediately prior to such termination to the aggregate outstanding Revolving Advances of all the Lenders immediately prior to such termination. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Lender becomes a party hereto.
     “Projections” means the Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, for the three calendar year period commencing on the Closing Date, together with reasonably appropriate supporting details and a statement of underlying assumptions.
     “Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).
     “Reactivation Capital Expenditures” means Capital Expenditures used for either (a) one-time, non-recurring expenditures that are incurred in connection with returning a cold-stacked, non-operating Rig to service, including, without limitation, satisfying certification requirements of the United States Coast Guard, the Minerals Management Service or any other Governmental Authority reasonably necessary for the operation of such Rig or (b) otherwise improving the operational capabilities of any Rig in order to satisfy the requirements of charters or similar contractual arrangements entered into with respect to the charter or lease of such Rig for a term of 12 months or more; provided, however, “Reactivation Capital Expenditures” shall not include Maintenance Capital Expenses or any other Capital Expenditure (i) of such nature incurred in connection with Acquisitions and Rig Acquisitions, (ii) in excess of those typical in the industry for the operation and maintenance of such Rig given its primary design and capabilities, as determined by the Administrative Agent in its reasonable discretion after consultation with an Approved Rig Appraiser, or (iii) required to be performed at the time of and as required in connection with any inspection by the United States Coast Guard or any other Governmental Authority necessary for the operation of such Rig unless such inspection relates to returning a cold-stacked, non-operating Rig to service as described above.
     “Recovery Event” means, with respect to any Collateral owned by the Borrower or its Subsidiaries, any settlement of or payment in respect of any insurance proceeds (excluding any claim in respect of business interruption), condemnation award or other compensation paid or payable on account of any loss or damage to, or any condemnation, appropriation, seizure or taking of, such Property for which such Person receives Net Cash Proceeds.
     “Registration Statement” means the registration statement on Form 10 (including the information statement included as an exhibit thereto) filed by the Borrower pursuant to Section 12(b) of the Exchange Act.
     “Regulations T, U, X and D” means Regulations T, U, X, and D, respectively, of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.14(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.
     “Required Lenders” means, as of any date of determination, (a) before the Revolving Commitments terminate, Lenders holding more than 66 2/3% of the then aggregate Revolving Commitments and (b) thereafter, Lenders holding more than 66 2/3% of the aggregate unpaid principal amount of the Revolving Advances and participation interests in the Letter of Credit Exposure at such time.
     “Responsible Officer” for any Person means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Secretary, Treasurer or Assistant Secretary of such Person.
     “Restricted Payment” means: (a) the declaration or making by the Borrower or any Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person; or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, for the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or the exercise of any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
     “Revolving Advance” means an advance by a Lender to the Borrower as part of a Borrowing pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Advance.

     “Revolving Commitment” means, as of each date of determination in relation to each Lender, its obligation to (a) make Revolving Advances to the Borrower pursuant to Section 2.01, and (b) purchase participation in L/C Obligations pursuant to Section 2.14(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Revolving Commitments is $36,000,000.
     “Revolving Commitment Increase Effective Date” has the meaning set forth in Section 2.16(c).
     “Rig” means, to the extent now owned or hereafter acquired by any Loan Party, any mobile offshore drilling rig owned by any Loan Party and its substructure, engine, braking system, drill pipe, drill collar and related equipment and parts (including spare parts related to such Rig).
     “Rig Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries acquires a Rig.
     “Rig Exchange” shall mean the exchange of a Collateral Rig for a Rig which constitutes an Acceptable Replacement Rig, provided that (a) the provisions of Section 5.12 with respect to an Acceptable Replacement Rig are satisfied in connection therewith and (b) the Administrative Agent shall have received a certificate, dated the Rig Exchange Date, signed by a Responsible Officer of the Borrower which certificate shall set forth the calculations required to establish whether the Borrower is in compliance with Section 6.18(b) after giving effect to such Rig Exchange and certifying that the replacement Rig constitutes an Acceptable Replacement Rig and that the provisions of Section 5.12 are satisfied in connection therewith. Upon the occurrence of a Rig Exchange, the Administrative Agent shall, at the request of the Borrower, terminate and release all Liens on the replaced Rig subject to such Rig Exchange.
     “Rig Mortgages” means each of the First Preferred Mortgages (or other ship mortgage, fleet mortgage, naval mortgage or other agreement, document or instrument evidencing a grant of liens in a rig or Rig) in substantially the form of the attached Exhibit K among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Secured Parties, which pledges a Collateral Rig as collateral for all or a portion of the Obligations, in form and substance reasonably acceptable to the Administrative Agent and as required to create an Acceptable Security Interest.
     “S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.
     “Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or such Subsidiary shall rent or lease as lessee (other than pursuant to a capital lease), or similarly acquire the right to possession or use of, such Property.
     “SEC” means the United States Securities and Exchange Commission, and any successor entity.
     “Secured Parties” means the Administrative Agent, the Lenders, the Issuing Bank, the Swap Counterparties and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
     “Security Agreement” means the Security Agreement in substantially the form of the attached Exhibit L among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Secured Parties, and each other document, instrument or agreement executed by any Loan Party in connection therewith in order to comply with the Legal Requirements of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.
     “Security Documents” means the Assignments of Earnings, the Assignments of Insurance, the Rig Mortgages, the Security Agreement, the Pledge Agreement and each other document, instrument or agreement executed by any Loan Party in connection therewith or otherwise creates or purports to create a Lien to secure all or a portion of the Obligations.
     “Security Maintenance Ratio” means, as of any date of determination, the ratio of (a) the Orderly Liquidation Value of the Collateral Rigs as of such date and (b) the sum of the outstanding principal amount of Revolving Advances and the Letter of Credit Exposure, in each case, on such date.
     “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors (or Persons, committees or other group performing similar functions or, if there are no such directors or Persons, committees or other group, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, (a) each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower, and (b) so long as Mexico Offshore Inc., a Delaware corporation merges into the Borrower on, and ceases to exist as of, a date no later than the Business Day immediately following the Effective Date, such Person shall not be considered a Subsidiary of the Borrower for purposes of this Agreement.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with the Borrower or any of its Subsidiaries.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, in each case in respect to the foregoing clauses (a) and (b), upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Tier 1 Eligible Receivables” means each Eligible Receivable, provided, however, that no Eligible Receivable shall be a Tier 1 Eligible Receivable unless (a) the Account Debtor of such Eligible Receivable or any Person guaranteeing such Account Debtor’s obligations under such Eligible Receivable, shall either have an Investment Grade Rating or Acceptable Credit Support and (b) such Eligible Receivable shall not be unpaid more than one hundred twenty (120) days after the original invoice date.
     “Tier 2 Eligible Receivables” means each Eligible Receivable other than a Tier 1 Eligible Receivable; provided, however, that no such Eligible Receivable shall be a Tier 2 Eligible Receivable unless (a) the Account Debtor of such Eligible Receivable shall either be (i) organized or incorporated under the laws of the United States of America or a state thereof or the District of Columbia and such Eligible Receivable shall be denominated and payable in Dollars, or (ii) PEMEX or any of its Affiliates and such Eligible Receivable shall be denominated in

Dollars (but not necessarily payable in Dollars), and (b) such Eligible Receivable shall not be unpaid more than ninety (90) days after the original invoice date.
     “Total Loss” means (a) the actual, constructive, arranged, agreed, or compromised total loss of any Collateral Rig; (b) the loss, theft or destruction of any Collateral Rig or damage thereto to such extent as shall, as determined by the Insurance Advisor, make repair thereof uneconomical or shall render such Rig permanently unfit for normal use for any reason whatsoever; (c) the requisition for title or other compulsory acquisition or forfeiture of any Collateral Rig otherwise than by requisition for hire; or (d) the capture, condemnation, seizure, arrest, detention or confiscation of any Collateral Rig by any Governmental Authority or by Persons acting or purporting to act on behalf of any Governmental Authority unless such Rig is released from such capture, seizure, arrest, detention or confiscation within one (1) month after the occurrence thereof.
     “Transaction Documents” means each of the following agreements executed by Pride and the Borrower: (a) Master Separation Agreement, (b) the Tax Sharing Agreement, (c) the Employee Matters Agreement, (d) the Omnibus Restructuring Agreement, (e) the Transition Services Agreement between Pride, as service provider, and the Borrower, as service recipient, (f) the Transition Services Agreement between Pride, as service recipient, and the Borrower, as service provider, (g) the Tax Support Agreement, and (h) any other agreement executed by the Borrower in connection with the Transactions.
     “Transactions” means the distribution to the stockholders of Pride of all of the shares of common stock of the Borrower as described in the Registration Statement.
     “Type” has the meaning set forth in Section 1.04.
     “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the board of directors (or Persons, committees or other group performing similar functions) of such Person.
     “Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests of such Person (other than shares required by law to be owned by another Person, including director’s qualifying shares) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

     “Working Capital Ratio” shall mean, at any date of determination, the ratio of (a) the sum of (i) Consolidated Current Assets on such date plus (ii) the lesser of (A) Availability and (B) $25,000,000 on such date to (b) Consolidated Current Liabilities on such date.
     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.03 Accounting Terms.
     (a) For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
     (b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrower; and (B) changes in carrying value of the Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Pro Forma Financial Statements.
     (c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.
     Section 1.04 Types of Revolving Advances. Revolving Advances are distinguished by “Type”. The “Type” of a Revolving Advance refers to whether such Revolving Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.
     Section 1.05 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, schedule or other document herein shall be construed as referring to such agreement, instrument, schedule or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and in effect, (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
THE REVOLVING ADVANCES
     Section 2.01 The Revolving Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time-to-time on any Business Day from the Closing Date until the Maturity Date in an aggregate amount up to but not to exceed at any time outstanding the remainder obtained from subtracting (a) such Lender’s Pro Rata Share of the Letter of Credit Exposure from (b) the least of (i) its Revolving Commitment, (ii) its Pro Rata Share of the Borrowing Base and (iii) its Pro Rata Share of the Fixed Charge Coverage Cap; provided however that the aggregate outstanding principal amount of the sum of (x) all Revolving Advances plus (y) the Letter of Credit Exposure shall not at any time exceed the least of (1) aggregate amount of the Revolving Commitments, (2) the Borrowing Base and (3) the Fixed Charge Coverage Cap. Each Borrowing shall be in an aggregate amount not less than $2,500,000 and in integral multiples of $500,000 in excess thereof, or in the amount of the unused Revolving Commitments, and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time-to-time borrow, prepay pursuant to Sections 2.07(b) and (c) and reborrow under this Section 2.01.
     Section 2.02 Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given in writing or by telecopier or telephone, confirmed promptly in writing, not later than (i) if the Borrowing is comprised of Eurodollar Advances, 12:00 p.m. (New York time) on the third Business Day before the requested Borrowing Date and (ii) if the Borrowing is comprised of Base Rate Advances, 12:00 p.m. (New York time) at least one Business Day in advance of the requested Borrowing Date, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing and of such Lender’s Pro Rata Share thereof. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type of Revolving Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period. If the Borrower fails to specify a Type of

Revolving Advance in a Notice of Borrowing, then the Revolving Advance shall be made as a Base Rate Advance. In the case of a requested Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify the Borrower and each Lender of the applicable interest rate under Section 2.06(a)(ii). Each Lender shall make available its Pro Rata Share of such Borrowing before 11:00 a.m. (New York time) on the Borrowing Date in immediately available funds to the Administrative Agent at the Administrative Agent’s Applicable Lending Office. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02 (and, if such Revolving Advance is the initial Revolving Advance (unless a Letter of Credit shall have been issued prior to such date), Section 3.01) the Administrative Agent will promptly make such funds available to the Borrower not later than 12:00 p.m. (New York time) at such account as the Borrower shall specify in writing to the Administrative Agent.
     (b) Conversions and Continuations. In order to elect to Convert or Continue a Revolving Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 12:00 p.m. (New York time) at least one Business Day in advance of such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 12:00 p.m. (New York time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion of a Base Rate Advance into, or Continuation of a Eurodollar Advance to, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type of the Revolving Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advance, and (D) in the case of a Conversion of a Base Rate Advance to, or a Continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and of such Lender’s Pro Rata Share thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify the Borrower and each Lender of the interest rate under Section 2.06(a)(ii). Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Advances may only be made at the end of the applicable Interest Period for such Revolving Advances; provided, however, that Conversions of Base Rate Advances may be made at any time. The portion of Revolving Advances comprising part of the same Borrowing that are converted to Revolving Advances of another Type shall constitute a new Borrowing.
     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;
     (ii) each Lender’s obligations to make a Eurodollar Advance shall, to the extent applicable, be subject to the applicable provisions of Sections 2.07(d) and 2.09(a).
     (iii) if the Required Lenders determine that for any reason in connection with any request for a Borrowing as a Eurodollar Advance that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Advance, (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Advance, or (C) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Advance does not adequately and fairly reflect the cost to such Required Lenders of funding such Revolving Advance, the Administrative Agent will promptly so notify the Borrower and each Lender, and thereafter, the obligation of the Lenders to make or maintain any Borrowings as Eurodollar Advances (1) in respect to the applicable amount and Interest Period referred to in the preceding clause (A), or (2) in the circumstances referred to in the preceding clauses (B) and (C), shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, and upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of, Eurodollar Advances in such amounts and for such corresponding Interest Period or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Advance in the amount specified therein;
     (iv) if the Borrower shall request a Revolving Advance of, Conversion of a Base Rate Advance to, or Continuation of, a Eurodollar Advance in any such Notice of Borrowing and shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above, the Borrower shall be deemed to have specified an Interest Period of one month. If the Borrower shall fail to deliver a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Revolving Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if such Revolving Advance is an existing Eurodollar Advance, Convert into Base Rate Advances; and
     (v) no Revolving Advance may be Converted or Continued as a Eurodollar Advance at any time when a Default or an Event of Default has occurred and is continuing without the consent of the Required Lenders.
     (d) Notices Irrevocable. Subject to Section 2.02(c), each Notice of Borrowing and each Notice of Conversion or Continuation delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of the initial Borrowing or any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against funding losses in accordance with Section 2.08.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Base Rate Advances and (ii) in the case of such Lender, a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall not have been earlier terminated by the Borrower pursuant to Section 2.15, such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Revolving Advances comprising such Borrowing. If such Lender’s Revolving Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the Borrower shall repay such Lender’s Pro Rata Share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Base Rate Advances) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such Borrowing that was not made available to the Administrative Agent.
     (f) Lender Obligations Several. The failure of any Lender to make a Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Revolving Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make a Revolving Advance to be made by such other Lender on any applicable Borrowing Date.
     (g) Noteless Agreement; Evidence of Indebtedness.
     (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (ii) The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Revolving Advance made hereunder, the Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any payment received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be conclusive evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that in the event of a conflict, absent manifest error, the Administrative Agent’s accounts of record shall control and provided further that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (iv) Upon written notice to the Borrower (with a copy to the Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, any Lender may request that the Revolving Advances owing to such Lender be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered permitted assigns. Thereafter, the Revolving Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of such Lender or any permitted assignee pursuant to Section 10.06, except to the extent that any such Lender or permitted assignee subsequently returns any such Note for cancellation and requests that such Revolving Advances once again be evidenced as described in paragraphs (i) and (ii) above.
     Section 2.03 Fees.
     (a) Revolving Commitment Fees. Subject to Section 2.03(f), the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender in accordance with its Pro Rata Share, a commitment fee (a “Commitment Fee”) on the average daily amount by which the aggregate Revolving Commitments exceeds the sum of (i) the aggregate principal amount of outstanding Revolving Advances and (ii) the Letter of Credit Exposure, from the Closing Date, in the case of each Lender listed on the signature pages hereto, and from the effective date in the Assignment and Acceptance or joinder agreement pursuant to which it became a Lender in the case of each other Lender, until the Maturity Date at a rate per annum equal to 1.50%. The Commitment Fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September and December commencing September 30, 2009 and on the Maturity Date.
     (b) Agent’s Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger the fees as separately agreed upon by the Borrower, the Administrative Agent and the Arranger in the Fee Letter.
     (c) Ticking Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender in accordance with its Pro Rata Share, a ticking fee accruing from the Effective Date to the date on which all conditions set forth in Section 3.02 (other than the condition in Section 3.02(d)) shall have been met, in the amount of 1.50% per annum of the aggregate Revolving Commitments. The foregoing fee shall be due and payable on the Closing Date.
     (d) Letter of Credit Fees. Subject to Section 2.03(f),
     (i) The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender in accordance with its Pro Rata Share, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances. Each such fee shall be based on the maximum face amount available to be drawn under such Letter of Credit (it being understood that effect shall be given to any decreases to the maximum face amount of any Letter of Credit to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement) from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, until the earlier of its expiration date or the Maturity Date. All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (ii) The Borrower agrees to pay to the Issuing Bank, a fronting fee for each Letter of Credit equal to 0.25% per annum of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount). Each such fee shall be based on the maximum face amount available to be drawn under such Letter of Credit (it being understood that effect shall be given to any decreases to the maximum face amount of any Letter of Credit to the extent that, under the terms of such Letter of Credit, such decreases have become permanently effective and are not susceptible to reinstatement) from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, until the earlier of its expiration date or the Maturity Date. All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
     (iii) In addition, the Borrower agrees to pay to the Issuing Bank all reasonable and customary costs and expenses as set forth in Section 10.04(b).
     (e) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.03(d)(ii) and (iii) shall be paid directly to the Issuing Bank. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.
     (f) Defaulting Lenders. The Borrower shall not be obligated to pay the Administrative Agent, and the Defaulting Lender shall not be entitled to the receipt of, any Defaulting Lender’s Pro Rata Share of the fees described in Section 2.03(a) and Section 2.03(d) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender, and during all such periods, no such fees shall accrue to or for the benefit of such Defaulting Lender.
     Section 2.04 Reduction of the Revolving Commitments.
     (a) At any time and from time to time, the Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amount as may then be outstanding) and, except as provided in Section 2.15(c), shall be made ratably among the

Lenders in accordance with their respective Revolving Commitments; and provided further that the aggregate amount of the Revolving Commitments may not be reduced below the sum of the aggregate principal amount of the outstanding Revolving Advances and the Letter of Credit Exposure; and provided further that, for the avoidance of doubt, any termination of Revolving Commitments pursuant to Section 2.15(c) and any reduction to Availability as a result of changes to the Fixed Charge Coverage Cap shall, in each case, not be deemed to be a termination of Revolving Commitments pursuant to this Section 2.04.
     (b) Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Revolving Commitments as so reduced. The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination by Borrower.
     Section 2.05 Repayment. The Borrower shall repay on the Maturity Date the aggregate principal amount of the Revolving Advances outstanding on such date.
     Section 2.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Advance made by each Lender to it from the date of such Revolving Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Revolving Advances.
     (i) Base Rate Advances. If such Revolving Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin in respect of Base Rate Advances, payable in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full.
     (ii) Eurodollar Advances. If such Revolving Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin in respect of Eurodollar Advances, payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on each Business Day which occurs at three month intervals from the first day of such Interest Period.
     (b) Additional Interest on Eurodollar Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities incurred in connection with Borrowings made hereunder in the form of Eurodollar Advances, additional interest on the unpaid principal amount of the Eurodollar Advances of such Lender, from the effective date of such Eurodollar Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Eurodollar Advances for such Interest Period, payable on each date on which interest is payable on such

Revolving Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include a reasonably detailed calculation of such additional interest, which calculation shall be conclusive absent manifest error, and be accompanied by any evidence indicating the need for such additional interest and certification from such Lender that such Lender is generally requesting such additional interest from other borrowers which such Lender reasonably deems similarly situated to the Borrower.
     (c) Usury Recapture. If during any period a rate of interest contracted for under this Agreement (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate for the period of time in which such contracted rate would otherwise be in effect, the unpaid principal amount of the Revolving Advances shall bear interest at the Maximum Rate until the total amount of interest accrued on such principal amount equals the total amount of interest which would accrued on such principal amount if such contract rate of interest had at all times been in effect for such applicable period.
          In the event, upon payment in full of the Revolving Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Revolving Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Revolving Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Revolving Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Revolving Advances.
          In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Revolving Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
     (d) Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Revolving Advance or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on the outstanding Revolving Advances to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Revolving Advance pursuant to Section 2.06 plus 2.00% per annum, (b) in the case of Letter of Credit Fees, at a rate per annum equal to the Applicable Margin for Eurodollar Advances plus 2% per annum and (c) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Base Rate Advance plus 2.00%.
     Section 2.07 Prepayments.

     (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Revolving Advance except as provided in this Section 2.07.
     (b) Optional. At any time and from time to time, the Borrower may elect to prepay, in whole or in part without premium or penalty, any of the Revolving Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 12:00 p.m. (New York time) at least three Business Days before such prepayment date, in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 12:00 p.m. (New York time) on or before the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment and the Type(s) of Revolving Advances to be prepaid and, if Eurodollar Advances are to prepaid, the Interest Period(s) thereof. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and of the amount of such Lender’s Pro Rata Share thereof and the Borrower shall prepay on the prepayment date specified therein Revolving Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $250,000 in excess thereof (or such lesser amount as may then be outstanding).
     (c) Mandatory Prepayments of Revolving Advances.
     (i) Deficiency. On any date on which the aggregate outstanding principal amount of the Revolving Advances plus the Letter of Credit Exposure exceeds the least of (A) the aggregate Revolving Commitments, (B) the Borrowing Base and (C) the Fixed Charge Coverage Cap, the Borrower shall prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in the amount of such excess; provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account until the Revolving Advances have been repaid in full; and provided further, that if any change in the Fixed Charge Coverage Cap causes such excess to occur, then the Borrower shall make such prepayment or deposit within 5 days after a Responsible Officer of the Borrower’s knowledge thereof.
     (ii) Reduction of Revolving Commitments. On the date of each reduction of the aggregate Revolving Commitments pursuant to Section 2.04, the Borrower shall prepay the Revolving Advances or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, to the extent, if any, that the aggregate unpaid principal amount of all Revolving Advances plus the Letter of Credit Exposure exceeds the least of (i) the aggregate Revolving Commitments, (ii) the Borrowing Base and (iii) the Fixed Charge Coverage Cap; provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account until the Revolving Advances have been repaid in full.

     (iii) Asset Dispositions; Recovery Event.
     (A) If the Borrower or any of its Subsidiaries shall at any time or from time to time receive Net Cash Proceeds in excess of $2,000,000 from any Asset Disposition or Recovery Event, then (1) the Borrower shall promptly notify Administrative Agent of the amount of such Net Cash Proceeds and (2) except as may otherwise permitted by clauses (B) or (C) of this Section 2.07(c)(iii), and subject to Section 2.07(c)(vii), on the next Business Day following such receipt, the Borrower shall prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in an amount equal to the amount of such Net Cash Proceeds; provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account (x) until the Revolving Advances have been repaid in full and (y) unless and only to the extent that, on such date, the LC Cash Collateral Account contains an amount less than 100% of the Letter of Credit Exposure on such date.
     (B) At the election of the Borrower (and in lieu of clause (C) of this Section 2.07(c)(iii)), and so long as no Default or Event of Default shall have occurred and is continuing, the Borrower, the applicable Subsidiary or other Loan Party (or any combination of the foregoing) may reinvest all or any portion of such Net Cash Proceeds if such reinvestment complies with the following requirements: (1) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower and/or any such permitted Subsidiary or other Loan Party intends to reinvest all or any portion of such Net Cash Proceeds in accordance with this Section 2.07(c)(iii)(B); (2) the Borrower, the applicable Subsidiary or other Loan Party (or any combination of the foregoing) shall reinvest or commit to reinvest such Net Cash Proceeds to acquire Rigs or other operating assets (including the construction of any such assets and the Acquisition of all of the Equity Interests in one or more Persons owning or constructing any such assets) or to improve, enlarge, develop, re-construct or repair the affected asset, or any combination of the foregoing in each case, within 365 days after the receipt of the applicable Net Cash Proceeds, (3) the Borrower, the applicable Subsidiary or other Loan Party (or any combination of the foregoing) shall take all related actions required by Section 5.12 through Section 5.15, as the case may be, with respect thereto (provided that (y) any Equity Interests purchased with Net Cash Proceeds of Collateral pursuant to this Section 2.07(c)(iii)(B) shall be issued by a Person organized under the laws of the United States of America or any state or political subdivision of thereof or the District of Columbia and (z) solely for purposes of this clause (3), Section 5.12 shall not apply to any Rig purchased, improved, enlarged, developed, re-constructed or repaired, in each case unless such Rig is a Collateral Rig, with Net Cash Proceeds of any Asset Disposition of a Non-Collateral Rig); provided, further, however, that if any Net Cash Proceeds shall not be expended in accordance with this Section 2.07(c)(iii) within such period or if an Event of Default shall subsequently occur and be continuing, the Borrower shall prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in an amount equal to the amount of such Net Cash Proceeds not expended in accordance with this Section 2.07(c)(iii)(B); provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account (x) until the Revolving Advances have been repaid in full and (y) unless and only to the extent that, on such date, the LC Cash Collateral Account contains an amount less than 100% of the Letter of Credit Exposure on such date.
     (C) At the election of the Borrower (and in lieu of clause (B) of this Section 2.07(c)(iii)), and so long as no Default or Event of Default shall have occurred and is continuing, the Borrower, the applicable Subsidiary or other Loan Party (or any combination of the foregoing) may, if the property affected by an Asset Disposition or Recovery Event (as the case may be) was a Collateral Rig, substitute one or more Non-Collateral Rigs rather than prepay any related amounts or reinvest all or any portion of such Net Cash Proceeds, if such substitution complies with the following requirements: (1) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower and/or any such permitted Subsidiary or other Loan Party intends to substitute one or more Non-Collateral Rigs for the affected Collateral Rig; (2) the Non-Collateral Rig(s) proposed for substitution shall each be an Acceptable Replacement Rig; (3) the Borrower, the applicable Subsidiary or other Loan Party (or any combination of the foregoing) shall encumber such theretofore Non-Collateral Rig in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, such that such Rig thereafter becomes a Collateral Rig and shall take all related actions required by Section 5.12 through Section 5.15, as the case may be, with respect thereto; provided, further, however, that if an Event of Default shall subsequently occur and be continuing, the Borrower shall prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in an amount not less than all of the applicable Net Cash Proceeds received.
     (D) Pending the application of any such Net Cash Proceeds, the Borrower may (1) reduce outstanding Debt under the Revolving Advances and may, subject to the fulfillment of the applicable conditions set forth in Section 3.02, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.07 or (2) invest such Net Cash Proceeds in Cash Equivalents in which the Administrative Agent, for the ratable benefit of the Secured Parties, has an Acceptable Security Interest. With respect to any Asset Disposition or Recovery Event which will result in Net Cash Proceeds in excess of $25,000,000, the Borrower shall notify the Administrative Agent thereof on or prior to the date of the applicable Asset Disposition or promptly following the date that the Borrower has actual knowledge that a Recovery Event has occurred.
     (iv) Equity Issuance. Upon the issuance and sale by the Borrower of any of its Equity Interests (other than Excluded Equity Issuances), the Borrower shall, subject to Section 2.07(c)(vii), prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in an amount equal to all Net Cash Proceeds received by it therefrom on the next Business Day following receipt thereof by the Borrower; provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account (x) until the Revolving Advances have been repaid in full and (y) unless and only to the extent that, on such date, the LC Cash Collateral Account contains an amount less than 100% of the Letter of Credit Exposure on such date; provided, further, however, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such Net Cash Proceeds), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may reinvest or commit to reinvest such proceeds in assets and properties of the nature described in clause (2) of Section 2.07(c)(iii)(B) or for other corporate purposes within 365 days of receipt of such Net Cash Proceeds and pending application of such proceeds, the Borrower may apply such proceeds as provided in Section 2.07(c)(iii)(D); and provided, further, however, that if any Net Cash Proceeds shall not be expended in accordance with this Section 2.07(c)(iv) within such period or if an Event of Default shall subsequently occur and be continuing, the Borrower shall prepay the Revolving Advances, as set forth in Section 2.07(c)(vi), or make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, or any combination of the foregoing, in an amount equal to the remaining Net Cash Proceeds, if any; provided, however, that the Borrower shall not be required to make deposits into the LC Cash Collateral Account (x) until the Revolving Advances have been repaid in full and (y) unless and only to the extent that, on such date, the LC Cash Collateral Account contains an amount less than 100% of the Letter of Credit Exposure on such date.
     (v) Reserved.
     (vi) Application of Prepayments. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.
     (vii) Notwithstanding any of the other provisions of clauses (iii) through (v) of this Section 2.07(c), so long as no Default under Section 7.01(a) or Section 7.01(e), or Event of Default shall have occurred and be continuing:
     (A) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (iii), (iv) or (v) of this Section 2.07(c), unless an Event of Default has occurred and is continuing, the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Revolving

Advances on such date is less than or equal to $2,500,000, the Borrower may defer such prepayment until the first date thereafter on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (iii), (iv) or (v) of this Section 2.07(c) to be applied to prepay Revolving Advances exceeds $2,500,000. During such deferral period, unless an Event of Default has occurred and is continuing, the Borrower may apply all or any part of such aggregate amount to prepay Revolving Advances and may, subject to the fulfillment of the applicable conditions set forth in Section 3.02, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.07. Upon the occurrence of a Default under Section 7.01(a) or Section 7.01(e), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Revolving Advances in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Revolving Advances under this Section 2.07 (without giving effect to the first and second sentences of this clause (A)) but which have not previously been so applied.
     (B) If, on any date on which a prepayment would otherwise be required to be made pursuant to clause (iii), (iv) or (v) of this Section 2.07(c), unless an Event of Default has occurred and is continuing, the Borrower may, upon prior written notice to the Administrative Agent, elect to defer all or any portion of such required prepayment until the end of one or more Interest Periods immediately following the receipt of such Net Cash Proceeds provided that (1) all of the applicable Net Cash Proceeds not previously applied to prepay the Revolving Advances shall be deposited in a deposit account subject to an Account Control Agreement no later than the one Business Day following receipt of such Net Cash Proceeds and (2) such Net Cash Proceeds are applied to prepay the Revolving Advances at the end of such Interest Period(s), as the case may be or immediately if an Event of Default has occurred and is continuing. The Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.
     (d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower in writing that any Change in Law makes it unlawful (such unlawfulness being an “Illegality Event”) for such Lender or its Applicable Lending Office (such Lender being an “Affected Lender”) to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, then the Borrower shall, no later than 12:00 p.m. (New York time) (i) (A) if not prohibited by any Legal Requirement applicable to such Affected Lender to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement applicable to such Affected Lender to maintain such Eurodollar Advances for the duration of the Interest Period, on the third Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued and unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Affected Lender shall simultaneously make a Base Rate Advance and each other Lender shall make an Eurodollar Advance, in each case, in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrower to select Eurodollar Advances shall be suspended until the earlier to occur of the date on which (A) such Affected Lender shall notify the Administrative Agent that the Illegality Event no longer exists and (B) such Affected Lender shall be replaced by the Borrower pursuant to Section 2.15(b) with a Person that is not prohibited from performing its obligations under this Agreement or from making or maintaining Eurodollar Advances. Each Lender agrees to (x) promptly notify the Administrative Agent and the Borrower in writing if such Illegality Event ceases to exist and (y) use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (e) Ratable Payments; Effect of Notice. Each payment of any Revolving Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Revolving Advances comprising part of the same Borrowing are paid in whole or ratably in part; provided, however, that the Borrower shall not be obligated to pay the Administrative Agent, and the Defaulting Lender shall not be entitled to receipt of, such Defaulting Lender’s Pro Rata Share of such prepayment until such time as the Borrowings for which such Defaulting Lender shall have failed to fund have either been paid by such Defaulting Lender, including any other amounts owing pursuant thereto, or each Lender (including each Defaulting Lender) is owed its ratable share of all Revolving Commitments then outstanding. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.
     Section 2.08 Funding Losses. If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Revolving Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Revolving Advances pursuant to Article VII or (b) if the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, the Borrower shall, within three Business Days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses (excluding loss of anticipated profits), out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Advance. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including reasonably detailed calculations thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error.
     Section 2.09 Increased Costs.

     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage), or the Issuing Bank;
     (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
     (iii) impose on any Lender, the Issuing Bank, or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender, the Issuing Bank, or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Eurodollar Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Applicable Lending Office of such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Revolving Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, (i) the amount or amounts necessary to compensate such Lender or the Issuing Bank or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section, and (ii) the Change in Law, circumstance or other basis for such compensation, delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Upon request by the Borrower, a Lender or the Issuing Bank shall also provide a certificate that such Lender or the Issuing Bank is generally requesting such compensation from other borrowers which such Lender or the Issuing Bank reasonably deems similarly situated to the Borrower.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.10 Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 1:00 p.m. (New York time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Revolving Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim other than in respect of amounts owed by the Borrower to a Defaulting Lender. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.03(d), 2.08, 2.09 or 2.11) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
     (d) Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.01, 2.02(e), 2.10(d), 2.14(b), or 2.14(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and the Administrative Agent shall promptly provide written notice to the Borrower of any such application of amounts. If at any time prior to the acceleration or maturity of the Revolving Advances, the Administrative Agent shall receive any payment in respect of principal of a Revolving Advance or a reimbursement of Letter of Credit Obligations while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to satisfy such Defaulting Lender’s obligations to fund its Pro Rata Share of any Borrowings until such time as such unsatisfied obligations are paid in full or each Lender (including each Defaulting Lender) is owed its Pro Rata Share of all Revolving Advances then outstanding. After acceleration or maturity of the Revolving Advances, all principal will be paid ratably as provided in Section 7.06.
     Section 2.11 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement applicable to such Loan Party to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, such Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with such Legal Requirements.

     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, to the extent such Other Taxes are imposed on the Borrower under applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including any penalties, interest and reasonable expenses arising therefrom or with respect thereto), except as a result of the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Issuing Bank, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or the Issuing Bank is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption of or reduction in withholdings.
          Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the

Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable discretion, that it has received a refund, credit or deduction from any taxing authority to which it would not be entitled but for the payment of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, in its sole discretion), it shall pay to the Borrower an amount equal to such refund, credit or deduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent and Lender or the Issuing Bank, as the case may be, without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (g) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand reimbursement or indemnification pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such payment, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any Indemnified Taxes or Other Taxes incurred more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the imposition or assertion thereof.
     Section 2.12 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Letters of Credit to any permitted assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
     Section 2.13 Applicable Lending Offices. Each Lender may book its Revolving Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Revolving Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrower designate replacement or additional Applicable Lending Offices through which Revolving Advances will be made by it and for whose account repayments are to be made.
     Section 2.14 Letters of Credit.
     (a) Issuance. Subject to the terms of this Agreement, from time-to-time from the Closing Date until five Business Days before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, extend the expiration date of and honor drawings under Letters of Credit for the account of the Borrower or for the account of any Subsidiary of the Borrower (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) on any Business Day.

Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. No Letter of Credit will be issued, increased, or extended:
     (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed an amount equal to (A) the lesser of (1) the Letter of Credit Sublimit and (2) the least of (a) the aggregate Revolving Commitments, (b) the Borrowing Base and (c) the Fixed Charge Coverage Cap minus (B) the aggregate outstanding principal amount of all Revolving Advances;
     (ii) if such issuance, increase, or extension would cause the applicable portion of the Letter of Credit Exposure to violate Section 5.09;
     (iii) unless such Letter of Credit has an expiration date not later than one year after the date of issuance thereof; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is automatically renewable for additional one-year periods or less (which shall in no event extend beyond the Maturity Date unless the conditions in Section 2.14(e) are satisfied), provided, further, that such Letter of Credit must permit the Issuing Bank to prevent any such automatic extension once in each twelve-month period by giving at least 30 days’ notice given by the Issuing Bank to the Borrower and the beneficiary of such Letter of Credit;
     (iv) unless such Letter of Credit is in form and substance reasonably acceptable to the Issuing Bank;
     (v) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application;
     (vi) unless (A) such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or any successor to such publication, if such Letter of Credit is a commercial Letter of Credit, or (B) such Letter of Credit is governed by the ISP, if such Letter of Credit is a standby Letter of Credit; provided, however, that if the terms of any such publication shall conflict with the terms of this Agreement, the terms of this Agreement shall control; or
     (vii) if a default of any Lender’s obligations to fund under Section 2.14(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into arrangements reasonably satisfactory to the Issuing Bank with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
     (b) Participations. Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment or disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
     (c) Reimbursement. Upon the Issuing Bank’s receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit issued for either of their account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and makes demand of the Borrower for the reimbursement thereof by 12:00 p.m. (New York time) the Borrower shall reimburse the Issuing Bank for such amount paid by the Issuing Bank on the same Business Day; provided, however, that if the Issuing Bank makes demand after such time, the Borrower shall so reimburse the Issuing Bank on the next succeeding Business Day. If such payment is not promptly reimbursed by the Borrower pursuant to the immediately preceding sentence, the Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the Lenders, and each Lender shall promptly reimburse the Issuing Bank for such Lender’s Pro Rata Share of such unreimbursed amount, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Base Rate Advances to the Borrower from such Lender. If such reimbursement is not made by any Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances.
     (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

     (i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;
     (ii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
     (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or
     (v) any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent, the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank.
     (e) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed on the 90th day prior to the Maturity Date, the Borrower shall pay to the Administrative Agent no later than 90 days prior to the Maturity Date, an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below.
     (f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank’s own negligence), except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower which the Borrower prove were proximately caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit and (ii) the Issuing Bank’s willful failure to make payment under a Letter of Credit after the presentation to it of a draft and documents strictly complying with the terms of such Letter of Credit. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
     (g) LC Cash Collateral Account.
     (i) If the Borrower is required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.07(c), 2.14(e), 7.02(b) or 7.03(b), then the Borrower and the Administrative Agent shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including an assignment of deposit accounts in form and substance reasonably satisfactory to the Administrative Agent, that the Administrative Agent reasonably requests in connection therewith to establish the LC Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations.
     (ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the

Administrative Agent at the request of the Issuing Bank to any of the Borrower’s reimbursement or other payment obligations that exist or occur under outstanding Letters of Credit. To the extent that any surplus funds are held in the LC Cash Collateral Account above 105% of the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Required Lenders. If no Event of Default has occurred and is continuing, the Administrative Agent shall promptly release to the Borrower at the Borrower’s written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e).
     (iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     (h) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving written notice to the Administrative Agent, the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Issuing Bank, or, if no successor Issuing Bank has been appointed, 60 days after the retiring Issuing Bank gives such notice of its intention to resign or receives notice of its removal. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, and provided that no Event of Default has occurred and is continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank. If no successor Issuing Bank shall have been so appointed by the Required Lenders within such time period, then the Issuing Bank may appoint, and provided that no Event of Default has occurred and is continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank. Subject to the next succeeding sentence, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Sections 2.03(d)(ii) and (iii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the retiring Issuing Bank, the Administrative Agent, and provided that no Event of Default has occurred and is continuing, the Borrower, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit, until the Letter of Credit Obligations with respect to Letters of Credit issued by such retiring Issuing Bank shall have been paid in full.
     (i) Conflict with Letter of Credit Documents. If any Letter of Credit Document shall conflict with the terms of this Agreement, the terms of this Agreement shall control.
     Section 2.15 Mitigation Obligations; Replacement of Lenders; Removal of Defaulting Lender.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender gives a notice pursuant to Section 2.07(d), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or substantially reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future, or eliminate the need for notice pursuant to Section 2.07(d), as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.09 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, (iii) any Lender becomes an Affected Lender as set forth in Section 2.07(d), (iv) if any Lender is a Defaulting Lender or (v) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse and within three Business Days of such Lender’s receipt of such notice (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Administrative Agent shall have received the assignment fee specified in Section 10.06 (unless such assignee is a Lender or an Affiliate of a Lender); (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Revolving Advances and participations (to the extent such Defaulting Lender actually paid the Administrative Agent for such participations) in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08) from the assignee or the Borrower; (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments required to be made by the Borrower thereafter; and (iv) such assignment does not conflict with Legal Requirements applicable to the Borrower or such assignee. A Lender shall not be required to make any such assignment or delegation if, within such three-Business Day period, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (c) Removal of Defaulting Lenders. Upon not less than three Business Days’ prior notice to the Defaulting Lender and the Administrative Agent (which the Administrative Agent will promptly provide to the Lenders and the Issuing Bank), the Borrower shall have the right (i) to remove such Defaulting Lender by terminating such Defaulting Lender’s then Revolving Commitment, or (ii) to terminate the then unused Revolving Commitment of such Defaulting Lender, in each case, after taking into account the aggregate portion of such Revolving Commitment, if any, which theretofore have been, or substantially contemporaneous therewith are being, assigned pursuant to Section 10.06. In connection with the Borrower’s right to remove a Defaulting Lender and, notwithstanding any other provision of any Loan Document to the contrary, without obligation to make ratable prepayments on Obligations to the other Lenders, the Borrower shall pay in full all principal, interest, fees and other amounts owing to such Defaulting Lender through the date of termination, net of amounts owed to the Borrower by such Defaulting Lender as a consequence to the Borrower of such Lender becoming a Defaulting Lender. provided that such removal or termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender.
     (d) Replacement or Removal Administrative Matters. In order to make all the Lenders’ interests in any outstanding Revolving Advances and Letters of Credit ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, (i) the Lenders shall be deemed to have made a Revolving Advance to the Borrower, the proceeds of which were used by the Borrower to pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Advances of all Lenders, together with any amounts due under Section 2.08 and (ii) the amount of the unfunded participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold its Pro Rata Share, calculated after giving effect to such removal or replacement of a Lender, of unfunded participations in each such Letter of Credit. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this agreement shall be the same as if separate transfers of funds had been made with respect thereto. This Section 2.15 shall supersede any provision in Section 10.01 to the contrary. Notwithstanding anything herein to the contrary, as to each Lender, the sum of (A) all outstanding Revolving Advances owing to such Lender (regardless of whether made or deemed to be made) plus (B) such Lender’s Pro Rata Share of the Letter of Credit Exposure shall, in no event, exceed such Lender’s Revolving Commitment.
     Section 2.16 Increase in Revolving Commitments.
     (a) Request for Increase. Provided that no Default or Event of Default has occurred and is continuing, upon at least 30 days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders and the Issuing Bank), the Borrower may from time to time until the one year anniversary of the Closing Date, elect to increase the aggregate Revolving Commitments by an amount (for all such requests) not exceeding the sum of (i) $14,000,000 plus (ii) the aggregate amount of Revolving Commitments terminated by the Borrower pursuant to Section 2.15(c); provided that (x) any such request for an increase shall be in a minimum amount of $5,000,000 or such lesser amount as may then be available for increases, (y) the Borrower may make a maximum of three such requests and (z) the aggregate Revolving Commitments may not exceed $50,000,000 minus any permanent reductions in the Revolving Commitments made pursuant to Section 2.04.
     (b) Additional Lenders. The Borrower may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any Person that is an existing Lender, increase its Revolving Commitment and, in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not an existing Lender shall be acceptable to the Administrative Agent and the Issuing Bank, which acceptance shall not be unreasonably withheld, delayed or conditioned. No Lender shall have any obligation whatsoever to agree to increase its Revolving Commitment.
     (c) Conditions to Effectiveness of Increase. An increase in the aggregate Revolving Commitments pursuant to this Section 2.16 shall become effective (the “Revolving Commitment Increase Effective Date”) upon the receipt by the Administrative Agent of (i) a certificate of each Loan Party dated as of the Revolving Commitment Increase Effective Date signed by a Responsible Officer of such Person (A) certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, (B) amendments to Rig Mortgages to reflect the increased aggregate principal amount of the Revolving Commitments, and (C) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Revolving Commitment Increase Effective Date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), and (2) no Event of Default has occurred and is continuing and (ii) a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, each Additional Lender and each other Lender whose Revolving Commitment is to be increased.
     (d) Pro Rata Shares. Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.16 that is not pro rata among all Lenders, (i) the Borrower, the Administrative Agent and the Lenders shall, as of the Revolving Commitment Increase Effective Date of any such increase, make adjustments to the outstanding principal amount of Revolving Advances (but not any interest accrued thereon or any accrued fees prior to such date), including, subject to the conditions specified in Section 3.02, the borrowing of additional Revolving Advances hereunder and the repayment of Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid, as shall be necessary to provide for Revolving Advances by the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, and each Lender shall be deemed to have made an assignment of its outstanding Revolving Advances and Revolving Commitments, and assumed outstanding Revolving Advances and Revolving Commitments of other Lenders as of such Revolving Commitment Increase Effective Date as may be necessary to effect the foregoing, and (ii) effective upon such increase, the amount of the unfunded participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold its Pro Rata Share, calculated after giving effect to such increase, of unfunded participations in each such Letter of Credit.
     (e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.09 or 9.01 to the contrary.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.01 Binding Effect; Termination. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns. If the Closing Date has not occurred on or prior to September 30, 2009, this Agreement shall terminate at 12:01 a.m. on October 1, 2009 without any further action by or notice from any party hereto.
     Section 3.02 Initial Conditions Precedent. The obligation of each Lender to make its initial Revolving Advance as part of the initial Borrowing, or the Issuing Bank to issue the initial Letter of Credit, is subject to each of the following conditions precedent (unless waived, in their respective discretion, by the Administrative Agent, the Issuing Bank and all Lenders):
     (a) Documentation. On or before the earlier to occur of the day on which the initial Borrowing is made or the initial Letter of Credit is issued, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) this Agreement executed by all of the other Loan Parties and all attached Exhibits and Schedules;
     (ii) any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of its Revolving Commitment;
     (iii) Rig Mortgage(s) duly authorized, executed and delivered by the applicable Loan Party granting a Lien to the Administrative Agent in each Collateral Rig to secure the Obligations, in appropriate form for recording in the appropriate vessel registry, together with any other documents, agreements or instruments reasonably necessary to create an Acceptable Security Interest in such Collateral Rig;
     (iv) an Assignment of Earnings and an Assignment of Insurances, together creating a security interest in each Loan Party’s present and future Earnings Collateral and Insurance Collateral;
     (v) the Security Agreement executed by each of the Loan Parties, together with UCC-1 financing statements and any other documents, agreements or instruments reasonably necessary to create an Acceptable Security Interest in the Collateral described therein;
     (vi) the Pledge Agreement executed by the Borrower and each applicable Subsidiary pledging to the Administrative Agent, for the ratable benefit of the Secured Parties, all of the Equity Interests of the Material Domestic Subsidiaries and 65% of the Equity Interests of Material Subsidiaries that are Foreign Subsidiaries, together with certificates, powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments reasonably necessary to create an Acceptable Security Interest in such Equity Interests;
     (vii) Account Control Agreement(s) among the Borrower, the Administrative Agent and Citibank, N.A.;
     (viii) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of such Person set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct; and (B) no Default or Event of Default has occurred and is continuing;
     (ix) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization;
     (x) a certificate of the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the organizational documents of such Loan Party as in effect on the Effective Date, the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or Persons, committees or other group performing similar functions) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party (or in the case of any Loan Party that executed this Agreement as of the Effective Date, ratifying, confirming and adopting all acts, transactions or agreements undertaken on or prior to the Closing Date by such Loan Party in connection with this Agreement and the transactions contemplated hereby) and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (ix) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notice of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;
     (xi) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (x) above;
     (xii) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in each jurisdiction where such Loan Party is incorporated or organized;
     (xiii) opinions dated as of the Closing Date from (A) Fulbright & Jaworski, L.L.P., counsel to the Loan Parties, (B) Sher & Blackwell, LLP, special maritime counsel to the Loan Parties, and (C) López Velarde, Heftye y Soria, S.C., Mexican counsel to the Loan Parties;
     (xiv) a certificate from a Financial Officer of the Borrower dated as of the Closing Date addressed to the Administrative Agent and each of the Lenders regarding the matters set forth in Section 4.20;
     (xv) a certificate from a Financial Officer addressed to the Administrative Agent and each of the Lenders, certifying that the Projections delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions when made, and there are no statements or conclusions in such Projections which are based upon or include information known to the Borrower on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Borrower on the Closing Date regarding the matters reported therein and that, as on the Closing Date, the Borrower believes that such Projections are reasonable, it being recognized by the Administrative Agent, the Lenders and the Issuing Bank, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may materially differ from the projected results included in such Projections;
     (xvi) copies of each of the Transaction Documents certified as of the Closing Date by a Responsible Officer or the Secretary or Assistant Secretary of the Borrower (A) as being true and correct copies of such documents as of the Closing Date and (B) as being in full force and effect;
     (xvii) certificates of insurance from an Insurance Advisor to the extent required by Section 5.04.
     (xviii) Appraisal Reports for each Collateral Rig dated not more than 180 days prior to the Closing Date, each issued by an Approved Rig Appraiser;

     (xix) (A) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Rig by the relevant Loan Party (or its predecessor), (B) valid and current ISM/ISPS Code documentation required with respect to each Collateral Rig pursuant to applicable Legal Requirements and (C) the results of maritime registry searches with respect to such Collateral Rig, indicating no record liens other than Liens in favor of the Administrative Agent and Excepted Liens, in each case, dated not more than 60 days prior to the Closing Date;
     (xx) (A) copies of the Certificates of Inspection, (B) Rig Certificates of Financial Responsibility (Water Pollution) or International Oil Pollution Prevention Certificate, each issued by the United States Coast Guard (or the substantial equivalent in the case of foreign assets if available), (C) Certificates of Classification issued by the American Bureau of Shipping, (D) Certificates of Documentation or Certificates of Registry issued by the United States Coast Guard or foreign equivalent, (E) International Load Line Certificates issued by the American Bureau of Shipping, and (F) Certificate of Financial Responsibility required by the Minerals Management Service or the United States Coast Guard, in each case as applicable and as reasonably requested by the Administrative Agent with respect to the Collateral Rigs, in each case, dated not more than 60 days prior to the Closing Date;
     (xxi) evidence of the class of each Collateral Rig and the classification society with respect to such Collateral Rig;
     (xxii) acknowledgment from CT Corporation System as of the Closing Date with respect to its irrevocable appointment as agent for service of process by each Loan Party pursuant to Section 10.12(b);
     (xxiii) a guaranty trust agreement among the applicable Loan Parties, the Administrative Agent and the Mexican trustee designated by the Loan Parties and acceptable to the Administrative Agent, together with a form of consent to assignment to be executed by PEMEX; all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower; and
     (xxiv) such other documents, governmental certificates and agreements as the Administrative Agent may reasonably request.
     (b) Payment of Fees. On or prior to the Closing Date, the Borrower shall have paid the fees required to be paid to the Administrative Agent, the Arranger, and the Lenders on the Closing Date which have been invoiced to the Borrower on or before the Closing Date, including, without limitation, the fees set forth in the Fee Letter and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.
     (c) Due Diligence; Corporate Structure. The Administrative Agent and the Lenders shall have completed a satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties. The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to the Administrative Agent.
     (d) Consummation of the Transaction. The Administrative Agent shall have received evidence that the Transaction shall have occurred on or before the Closing Date in accordance with the terms of the Master Separation Agreement and that the conditions to effectiveness thereof shall have been satisfied or waived in accordance with the terms thereof; provided, however, that any such waiver that is materially adverse to the Lenders shall have received the prior written consent of the Administrative Agent and the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed.
     (e) Security Documents. The Administrative Agent shall have received evidence that arrangements have been made for the Administrative Agent, for the ratable benefit of Secured Parties, to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Administrative Agent of such financing statements under the Uniform Commercial Code for filing in the respective jurisdiction of incorporation or organization of each Loan Party, (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Excepted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement and (iii) lien releases with respect to any Collateral currently subject to a Lien other than Excepted Liens.
     (f) Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of the Pro Forma Financial Statements and the Projections. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent confirming that the Borrower has (i) as at the date of the declaration of the Transaction had at least the amount of cash, and (ii) as at May 31, 2009 had at least the amount of net working capital, in each case, as set forth in Schedule 3.02(f).
     (g) Authorizations and Approvals. To the extent required by Section 4.03, all Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or overtly threatened in writing against the Borrower or any of its Subsidiaries that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby and thereby.
     (h) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be overtly threatened in writing or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any of the Transactions or (ii) except as set forth on Schedule 4.07, which, if determined adversely to any Loan Party, could reasonably be expected to cause a Material Adverse Effect, after giving effect to, among other things, related insurance policies to the Borrower and its Subsidiaries.

     (i) No Default. No Default or Event of Default shall have occurred and be continuing or would result from such Revolving Advance or from the application of the proceeds therefrom.
     (j) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct immediately before and after giving effect to the Revolving Advances and to the application of the proceeds from such Revolving Advances from the date of the Revolving Advances, as though made on and as of such date.
     (k) No Material Adverse Effect. Since the Effective Date, there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Borrower and its Subsidiaries, taken as a whole.
     (l) Additional Information. The Administrative Agent shall have received such additional information which the Administrative Agent shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Administrative Agent.
     Section 3.03 Conditions Precedent to Each Revolving Advance. The obligation of each Lender to make a Revolving Advance on the occasion of each Borrowing (including the initial Borrowing) or Convert or to Continue a Eurodollar Advance and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the date of such Revolving Advance or the date of Continuation or Conversion, or issuance, extension or increase date of such Letters of Credit, as applicable, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by the Borrower of the proceeds of such Revolving Advance, the date of such Conversion or Continuation, or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Revolving Advance or the date of such issuance, extension or increase, as applicable, such statements are true):
     (a) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date of such Revolving Advance, or the issuance, extension or increase of such Letter of Credit immediately before and after giving effect to such Revolving Advance and to the application of the proceeds from such Revolving Advance or to the issuance, extension or increase of such Letter of Credit, as applicable;

     (b) no Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result from such Revolving Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit;
     (c) the Availability is greater than or equal to zero after giving effect to such Borrowing or the issuance, increase, or extension of such Letter of Credit; and
     (d) no material adverse change has occurred and is continuing with respect to the Collateral when taken as a whole since either the most recently delivered Borrowing Base Certificate or the most recently delivered Appraisal Report pursuant to Section 5.14.
     Section 3.04 Determinations Under Sections 3.02 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.02 and 3.03, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents and the Borrower shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants as follows:
     Section 4.01 Existence. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or equivalent power and authority to own its property and assets and to transact the business in which it is currently engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification; except, in the case of clauses (b) and (c), where the failure to have such powers or be so qualified could not reasonably be expected to have a Material Adverse Effect.
     Section 4.02 Power and Authority. Such Loan Party has the requisite corporate or equivalent power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate or equivalent action, (b) do not and will not (i) violate the terms of such Loan Party’s certificate of incorporation, bylaws or other applicable organizational documents, (ii) violate in any material respect any Legal Requirement applicable to such Loan Party, (iii) constitute a default under, or result in any breach of, or creation of, any Lien under (other than the Loan Documents) the provisions of any indenture, loan agreement or other material agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (iv) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.
     Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by such Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, such Loan Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, (b) the grant by such Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection or maintenance of such Liens created under the Loan Documents to which it is a party, in each case, other than as have been duly obtained, taken, given or made and as are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the ratable benefit of the Secured Parties).
     Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by such Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party that is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.
     Section 4.05 Financial Statements; No Material Adverse Effect.
     (a) The Pro Forma Financial Statements have been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable in light of the conditions existing when made), are based on the best information available to the Borrower as of the date of delivery thereof, reasonably reflect all material adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the reasonably estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     (b) The Projections delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions when made, and there are no statements or conclusions in such Projections which are based upon or include information known to the Borrower on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Borrower on the Closing Date regarding the matters reported therein. On the Closing Date, the Borrower believes that such Projections are reasonable, it being recognized by the

Administrative Agent, the Lenders and the Issuing Bank, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may materially differ from the projected results included in such Projections.
     (c) Since the Effective Date, the Borrower has no knowledge of any event or circumstance, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
     Section 4.06 True and Complete Disclosure. Such Loan Party has disclosed to the Administrative Agent all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is a party or by which it is bound, and all other matters known to it, that, individually or in the aggregate, could, if breached or violated by, enforced against, or adversely determined in relation to, the Borrower and its Subsidiaries, taken as a whole, reasonably be expected to result in a Material Adverse Effect. None of (a) the Registration Statement or (c) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of such Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 4.07 Litigation. Except as set forth on Schedule 4.07, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party after reasonable investigation, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against such Loan Party or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, the Collateral, or the Transaction, or (b) either individually or in the aggregate, if determined adversely to such Loan Party, could reasonably be expected to result in a liability to the extent not covered by insurance policies to the Borrower and its Subsidiaries in excess of $2,500,000. Additionally, there is no pending or, to the knowledge of any Responsible Officer of such Loan Party, threatened action or proceeding instituted against the Borrower or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property. Except as set forth in Schedule 4.07, no regulatory commission having relevant jurisdiction is currently conducting or, to the Borrower’s knowledge, has conducted within the five-year period immediately preceding the date hereof, an investigation of the Borrower or any of its Subsidiaries (or its predecessors in interest with respect to the business conducted and reasonably expected to be conducted by the Borrower and its Subsidiaries), other than an investigation conducted by such regulatory commission in its routine general administrative practice.

     Section 4.08 Compliance with Laws. None of the Loan Parties or any of the Subsidiaries or any of their respective material Properties, including the Collateral Rigs, is in material violation of, nor will the continued operation of their material Properties, including the Collateral Rigs, as currently conducted violate, in any material respect any Legal Requirement (including any Environmental Law) applicable to such Loan Party or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority. The Borrower and its Subsidiaries are in compliance in all material respects with the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.
     Section 4.09 No Default. None of the Loan Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in default, or will be in default with the giving of any notice or lapse of time, or both, in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, any Transaction Document or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions or the other transactions contemplated by this Agreement or any other Loan Document.
     Section 4.10 Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Borrower and its Subsidiaries. The Equity Interests indicated to be owned by the Borrower and its Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens.
     Section 4.11 Liens; Condition of Properties.
     (a) The Borrower and each of its Subsidiaries has good record and indefeasible title in all its Property reasonably necessary for the ordinary conduct of its business (including all Collateral Rigs), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Properties and assets for their intended use. None of the Property of the Borrower or any of its Subsidiaries is subject to Liens, other than Permitted Liens.
     (b) Neither the business nor the material Properties (including all Collateral Rigs) of such Loan Party has been affected in any material respect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.
     Section 4.12 Environmental Condition.

     (a) The Borrower and its Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) are in compliance with all material terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any unresolved, material violation or alleged violation of any Environmental Law or Environmental Permit which could reasonably be expected to result in liabilities in excess of $2,500,000; and (iv) are not subject to any material actual or contingent Environmental Claim which could reasonably be expected to result in liabilities in excess of $2,500,000.
     (b) There are no facts, circumstances, conditions or occurrences on any Rig owned or operated by the Borrower or any of its Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) that is reasonably likely (i) to form the basis of a Environmental Claim against the Borrower or any of its Subsidiaries or any Rig owned by the Borrower or any of its Subsidiaries which could reasonably be expected to result in liabilities in excess of $2,500,000, or (ii) to cause such Rig to be subject to any unreasonable restrictions on its ownership, occupancy, use or transferability under any Environmental Law.
     (c) None of the present or previously owned or operated Properties of the Borrower or any its Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) or of any of their present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has the Borrower or any of its Subsidiaries been otherwise notified of the designation, listing or identification of any Property of such Person or any of its present or former Subsidiaries as a potential site for any material removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws (except as such activities may be required by permit conditions); (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower, its Subsidiaries or any of their present or former Subsidiaries, wherever located; or (iii) has been the site of any Release (as defined under any Environmental Law) of Hazardous Material from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for a Response (as defined under any Environmental Law), the cost of which would be in excess of $2,500,000 and none of the Borrower, its Subsidiaries or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site which could reasonably be expected to result in the need for Response that would reasonably be anticipated to result in a Environmental Claim against the Borrower or its Subsidiaries in excess of $2,500,000.
     Section 4.13 Insurance.
     (a) Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date and the Borrower and its Subsidiaries carries the insurance required to be carried under Section 5.04 of this Agreement. As of such date, such insurance is in full force and effect and all premiums required to be paid by such Loan Party have been duly paid.

     (b) The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.
     Section 4.14 Taxes. All Federal, state, local and foreign income tax returns, reports and statements required to be filed by the Borrower and its Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed (except (a) where any obligation to so file is being contested in good faith and by appropriate proceedings and after reserves for such items have been made in accordance with, and to the extent required by, GAAP or (b) where a failure to do so could not reasonably be expected to result in liabilities in excess of $2,500,000), and, except for the Contested Mexican Tax Assessments, all income taxes and other impositions due and payable have been timely (taking into account all extensions) paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (x) where contested in good faith and by appropriate proceedings and after providing reserves in accordance with, and to the extent required by, GAAP therefore or (y) where a failure to do so could not reasonably be expected to result in liabilities in excess of $2,500,000. None of the Borrower or any of its Subsidiaries has given, or has been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign income taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and its Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law, except where a failure to do so could not reasonably be expected to result in liabilities in excess of $2,500,000. Except for the Contested Mexican Tax Assessments, neither the Borrower nor any of its Subsidiaries have received any written notice from any Governmental Authority proposing an income tax assessment against the Borrower or any Subsidiary thereof that would, if made, be reasonably expected to result in liabilities in excess of $2,500,000.
     Section 4.15 ERISA Compliance.
     (a) With respect to all Plans, the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.
     (b) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     Section 4.16 Security Interests.
     (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Pledged Collateral constitutes a “certificated security” or an “instrument” under the applicable Uniform Commercial Code) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Collateral, in each case prior and superior in right to any other person.
     (b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Excepted Liens.
     (c) After the execution and delivery of each Rig Mortgage, each Rig Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all Collateral (as defined in such Rig Mortgage) and, when appropriate filings or registrations are made in accordance with the laws of the Rig’s flag, such Rig Mortgage shall constitute a first preferred perfected mortgage Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Rig, prior and superior in right to any other person, other than Excepted Liens, and will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign Rig, in the case of Rigs not registered under the laws and flag of the United States of America, and in the case of Rigs registered under the laws and flag of the United States of America, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered Rig under the laws and flag of the United States of America.

     Section 4.17 Bank Accounts. Schedule 4.17 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.
     Section 4.18 Labor Relations. There (a) is no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Borrower or any of its Subsidiaries, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Borrower or any of the Subsidiaries, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Subsidiary pending or, to the knowledge of any Responsible Officer of a Borrower or any of the Subsidiaries, threatened and (c) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place. The hours worked by and payments made to employees of the Borrower and the Subsidiaries (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary (or, to the Borrower’s knowledge, its predecessors in interest with respect to its business) is bound.
     Section 4.19 Intellectual Property. The Borrower and each of its Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto, in each case, except where the failure to so own or license or any such conflict could not reasonably be expected to have a Material Adverse Effect.
     Section 4.20 Solvency.
     (a) Immediately following the consummation of the Transactions and immediately following the making of each Revolving Advance and after giving effect to the application of the proceeds of each Revolving Advance, (i) the fair value of the assets of such Loan Party (including the right of contribution) will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

     (b) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, on a consolidated basis, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Debt or the Debt of such Subsidiary.
     Section 4.21 Margin Regulations. None of the Borrower or any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Revolving Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulation T, U or X.
     Section 4.22 Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
     Section 4.23 Names and Locations. As of the Effective Date and as of the Closing Date, Schedule 4.23 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which such Loan Party currently conduct business, or has at any time during the past five years conducted business, and (b) the state or other jurisdiction of organization or incorporation for such Loan Party and sets forth such Loan Party’s organizational identification number or specifically designates that one does not exist.
     Section 4.24 Citizenship. Any such Loan Party that owns a Rig is qualified to own and operate such Rig under the laws of the jurisdiction in which any such Rig is flagged, if such qualification is necessary.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as the Revolving Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries to:
     Section 5.01 Preservation of Existence, Etc. Except as permitted by Section 6.03 and Section 6.04, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is reasonably necessary in view of its business and operations or the ownership of its Properties; except, in the case of clauses (a) (with respect to any Subsidiary), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Upon receipt of a written request therefor from the Borrower, the Administrative Agent will execute and deliver, at the Borrower’s expense, all documents as may reasonably be requested to effect a release of a guaranty granted in accordance with Article VIII of this Agreement by any Person that ceases to exist in accordance with Section 6.03 or Section 6.04.
     Section 5.02 Compliance with Laws, Etc. (a) Comply in all material respects with all Legal Requirements (including without limitation, all Environmental Laws and ERISA) applicable to it, its business or property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, including, without limitation, the ownership or use of any Rig, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted, (b) pay or cause to be paid within a reasonable time period all costs and expenses incurred in connection with such compliance and (c) keep or cause to be kept all Rigs free and clear of any Liens (other than Permitted Liens) imposed pursuant to Legal Requirements, including without limitation Environmental Laws.
     Section 5.03 Maintenance of Property. Subject to Section 2.07(c), (a) maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, ordinary wear and tear excepted, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     Section 5.04 Maintenance of Insurance. With respect to each Rig:
     (a) General.
     (i) Except as otherwise specifically provided below, at their own expense, maintain insurance payable in Dollars in amounts (and with co-insurance and deductibles), against risks and in forms which are substantially equivalent to the coverage customarily carried by Persons engaged in similar businesses and owning similar properties in localities where such Rig is operated and placed through brokers and with financially sound and reputable insurance companies or associations that are reasonably satisfactory to the Administrative Agent;
     (ii) Renew all such insurance, including the Insurance Policies, as they expire and provide evidence of such renewal to the Administrative Agent in accordance with Section 5.06(m);
     (iii) Punctually pay all premiums, calls, contributions or other sums payable in respect of such insurance, including the Insurance Policies, and produce all relevant receipts or other evidence of such payment upon the Administrative Agent’s written request and all such Insurance Policies shall provide that there shall be no recourse against the Administrative Agent or any other Secured Party for unpaid premiums, club calls, assessments or advances;
     (iv) Use commercially reasonable efforts to cause their broker (or an authorized agent thereof) of such insurance to agree in writing to mark their records and to advise the Administrative Agent at least seven Business Days prior to the lapse of each policy or contract maintained by such broker by expiration, termination, failure to renew or otherwise for any reason whatsoever and of any default in payment of any premium in respect of any Insurance Policy with respect to any such Rig; provided, that, with respect respect to insurance policies and contracts providing for war risk and terrorism insurance, advance notice of lapse or notice of default shall be governed by the terms of such insurance policies and contracts. The Administrative Agent shall not be deemed to have knowledge of any such lapse of insurance in the absence of receipt of notice from such brokers. If such Insurance Policies are not maintained in full force and effect, then the Administrative Agent, at its option, may procure such insurance at the Borrower’s expense;
     (v) Deliver to the Administrative Agent, upon the written request of the Administrative Agent, copies of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of Insurance Policies maintained in connection with such Rigs;
     (vi) Provide to the Administrative Agent promptly after receiving them copies of any written notices from their insurance broker or agent relating to (A) non-payment of premiums and cancellation of such Insurance Policies; and (B) other material modification of such Insurance Policies; and
     (vii) Do all things reasonably necessary and provide all documents, evidence and information within its power which may be reasonably requested by the Administrative Agent to enable the Administrative Agent to collect or recover any monies which may at any time become due in respect of the Insurance Policies on such Collateral Rigs.
     (b) Terms of Insurance Policies. The Insurance Policies shall include the following terms and conditions:
     (i) each such Rig shall always be covered against marine perils and all risks of loss or damage, including loss, damage, fire and such other perils as are customary in the industry, in accordance with English, American or Norwegian hull clauses, as applicable, with reasonable deductibles;
     (ii) when and while such Rig is laid up, in lieu of hull insurance, port risk insurance may be taken out under forms of policies approved by the Administrative Agent for such Rig;
     (iii) for the purposes of insurance against Total Loss, each such Rig and its equipment and appurtenances shall be insured for and valued at an amount at least equal to the highest of (A) the most recent Orderly Liquidation Value determined in accordance with Section 5.06(h), (B) the fair market value thereof from time to time and (C) the insured value for such Rig as set forth on Schedule 5.04(b);
     (iv) except with respect to each such Rig situated in the Gulf of Mexico or Caribbean basin, each such Rig shall be covered against war and terrorist risks (including risks, whether or not regarded as war risks, excluded by the “Free of Capture and Seizure” clauses in the standard form of marine policy) in accordance with the London Institute War Clauses and incorporating protection and indemnity clause and with crew war risk insurance being effected separately, and all Rigs shall be covered for “strikes, riots and civil commotion” risk. Such risks, may, at the option of the Borrower, be insured by entering such Rigs in such war risk association or club reasonably acceptable to the Administrative Agent against all risks covered under the rules of such association or club and with reasonable deductibles provided therein; and
     (v) each such Rig shall also be insured against the risk of pollution unless such risk is fully covered by the entry of such Rigs into an international group protection and indemnity association, in each case in an amount from time to time obtainable for mobile offshore drilling rigs of the same type, size, age and flag as such Rig and carried by, and reflecting coverage customarily carried by Persons engaged in similar businesses and owning similar properties in localities where such Rigs are operated, including excess pollution coverage.
     (c) Mortgagee Interest Insurance. At the Loan Parties’ expense, obtain, for and on behalf of the Administrative Agent, for the ratable benefit of the Secured Parties, mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance with respect to each Collateral Rig. Such insurance shall cover marine perils on hull and machinery, and shall be maintained on reasonable commercial terms as reasonably acceptable to the Administrative Agent in the American and British insurance markets or in such other major international markets acceptable to the Administrative Agent.
     (d) Administrative Agent as Additional Insured and Loss Payee.
     (i) In the case of all marine and war risk hull and machinery policies and all protection and indemnity insurances (including insurance against liability for pollution or the spillage or leakage of cargo), the Borrower will cause the Administrative Agent, for the ratable benefit of the Secured Parties, to be named as an additional insured without liability for premiums, club calls, assessment or advance payable under the Insurance Policies on such Collateral Rigs;
     (ii) The Borrower will cause all policies and certificates of entry with respect to insurance required hereby for each such Collateral Rig to contain a loss payable clause which shall be on substantially the terms set forth in Schedule 5.04(d) hereto (or, if such terms are not obtainable, then on such terms as the Administrative Agent shall reasonably request), in the case of all marine and war risk hull and machinery (including excess values) policies and all protection and indemnity and liability and oil pollution liability insurance, and which shall provide for payment to the Borrower or its order unless the payment is to indemnify the Administrative Agent from or reimburse the Administrative

Agent for any loss, damage or expense incurred by it or unless and until the insurers or associations receive notice from the Administrative Agent that the Borrower is in default hereunder, in which event all payments shall be made to the Administrative Agent, provided, that the insurer may in all events make payments directly to third parties to whom liability has been established in discharge of guaranties issued by the insurer or claims against the Borrower or insurer;
     (iii) In addition, the Borrower will, at its sole cost and expense, (A) assign to the Administrative Agent, by an Assignment of Insurances, all of the Borrower’s right, title and interest in and to each Insurance Policy on such Collateral Rigs (including all entries in protection and indemnity or war risk associations) with respect to the insurance required hereby and furnish, or use its commercially reasonable efforts to cause its brokers to furnish, written notice of such assignment to all insurers, underwriters, clubs and associations with respect to such insurance, and (B) use its commercially reasonable efforts to cause the insurance brokers and club managers to deliver certified copies of all policies, contracts, binders, insurance slips, cover notes and certificates of entry relating to such Collateral Rigs on request and to execute and deliver to the Administrative Agent a letter of undertaking in connection with the above mentioned insurances and entries;
     (iv) With respect to any potential claims under any Insurance Policy on such Collateral Rigs, if an Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, direct the applicable Loan Party to make proof of loss, settle and adjust any claims at the reasonable direction of the Administrative Agent, and the expenses incurred by the Administrative Agent in the adjustment and collection of such proceeds shall be paid by the Borrower. The Administrative Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds, unless proximately caused by its gross negligence or willful misconduct.
     (e) Application of Payments under Insurance Policies. All Net Cash Proceeds received by such Loan Party or the Administrative Agent as a result of a Recovery Event or Asset Disposition shall be applied in accordance with the requirements of, and subject to the minimum threshold amount set forth in, Section 2.07(c)(iii).
     (f) United States Operations. At all times during which one or more such Rigs is operating within the jurisdiction of the United States of America, the Loan Parties shall maintain with respect to such Rigs:
     (i) insurance or post bonds or maintain approved evidence of financial responsibility (including, without limitation, qualification as a “qualified self-insurer” by the United States Coast Guard) with respect to such Rigs to cover the actual cost of removal of discharged oil for which such Loan Party or the Administrative Agent may be held strictly liable (or held liable due to negligence of such Loan Party or any other Person) under the Clean Water Act of 1977, as amended, the Oil Pollution Act 1990 (33 U.S.C. § 2701 et seq.), as amended, or the Outer Continental Shelf Lands Act, as amended, or under any other Legal Requirement, including, without limitation, any Environmental Law, of any Governmental Authority that, now or in the future, may apply to such Rigs or to the Loan Parties, such Rigs or their operations; and

     (ii) such worker’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law, including endorsements for foreign and Outer Continental Shelf operations, borrowed servant, voluntary compensation and in rem claims.
     Section 5.05 Payment of Taxes, Etc. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all Taxes imposed upon it or upon its income, revenue or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and reserves in accordance with, and to the extent required by, GAAP are being maintained by the Borrower or its applicable Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, except, in each case, where the failure to so pay or discharge would not cause a Default or an Event of Default under this Agreement.
     Section 5.06 Reporting Requirements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders:
     (a) Audited Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income or operations, and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by a report and opinion of KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP, or words substantially similar to the foregoing, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
     (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters in each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) Compliance Certificates. (i) Concurrently with the delivery of the financial statements referred to in Section 5.06(a), a certificate of its independent certified public accountants rendering the report thereon stating whether, in connection with their audit examination, they obtained knowledge of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;
     (d) Borrowing Base Report. On each Borrowing Base Determination Date (i) a Borrowing Base Report as of the last Business Day of the previous calendar month and (ii) a monthly Rig status report of a recent date in scope, form and substance reasonably satisfactory to the Administrative Agent detailing (A) whether a Rig is working, idle or stacked, (B) the then current location of each of Rig, (C) if applicable, the then current term of and parties to any drilling contract of any Rig, (D) for each stacked Rig, the number of days such Rig has been stacked and whether or not such Rig is crewed, and (E) for the previous calendar month, the average day rates and utilization for each such Rig;
     (e) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters and any reports as to material inadequacies in accounting controls or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary thereof, or any audit of any of them;
     (f) Budgets. On or before 90 days after the commencement of each fiscal year of the Borrower, (i) a consolidated and consolidating budget of the Borrower and its Subsidiaries which includes consolidated and consolidating income statements, balance sheets and cash flow statements of the Borrower and its Subsidiaries for each of the four fiscal quarters of such fiscal year and (ii) a breakdown of projected revenues, operating expenses, utilizations and capital expenditures for each Rig;
     (g) Projections. On or before 90 days after the commencement of each fiscal year of the Borrower, updated Projections for the two year period commencing as of such fiscal year;
     (h) Appraisal Reports.
     (i) Within 225 days of the Closing Date and within every six months thereafter, an appraisal report prepared by an Approved Rig Appraiser with respect to each of the Rigs, in form, scope and methodology reasonably acceptable to Administrative Agent, setting forth the Orderly Liquidation Value of each of the Rigs as of the date appraised (each an “Appraisal Report”). The cost of each such Appraisal Report shall be paid by the Borrower;
     (ii) Upon the written request of the Administrative Agent or the Required Lenders, no more than two additional Appraisal Reports (in addition to those Appraisal Reports required under Section 5.06(h)(i) above) in any given fiscal year of the

Borrower, in each case to be delivered within 30 days after receipt of such request; provided, however, that no Loan Party shall be liable for any delay in delivery of such report if the Approved Rig Appraiser requires payment of its costs prior to the delivery thereof and the Lenders shall not have paid such amount pursuant to the immediately succeeding sentence. Unless an Event of Default is in existence at the time of such request, the Lenders shall pay the costs of any Appraisal Reports requested by the Administrative Agent or the Required Lenders, other than those required under Section 5.06(h)(i), during such calendar year;
     (iii) Within 30 days after the occurrence of any loss or damage to, or any condemnation, seizure or taking of, any Rig (if the Net Cash Proceeds with respect thereto could reasonably be expected to exceed $10,000,000) occurring with respect to any Rig, an additional Appraisal Report setting forth the Orderly Liquidation Value of the affected Rig immediately prior to such loss or damage to, or any condemnation, seizure or taking of, such Rig and the Orderly Liquidation Value giving effect to such loss or damage to, or any condemnation, seizure or taking of, such Rig (a “Required Additional Appraisal Report”). The cost of each such Required Additional Appraisal Report shall be paid by the Borrower; and
     (iv) The Borrower may, at its option and expense, provide to the Administrative Agent an additional Appraisal Report setting forth the Orderly Liquidation Value of the Collateral Rigs for the purpose of updating the Borrowing Base for any reason, including as a result of any upgrades, improvements and reconfigurations of Rigs (a “Requested Additional Appraisal Report”, together with a Required Additional Appraisal Report, the “Additional Appraisal Report”.
     (i) Safety Management Manual. Upon written request by the Administrative Agent, a copy of the safety management manual used to describe and implement the Borrower’s safety management system developed, implemented and maintained in compliance with the ISM Code, if applicable;
     (j) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (k) Other Debt. Promptly after the giving or receipt thereof, copies of any material notices given or received by any Loan Party pursuant to the terms of any indenture, loan agreement, credit agreement or similar financing arrangement;
     (l) Collateral Updates. From time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Administrative Agent may reasonably request, all in reasonable detail;

     (m) Insurance Certificates. Copies of all insurance policies maintained pursuant to Section 5.04 to the Administrative Agent; and prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor;
     (n) USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (o) Other Information. Such other information respecting the business, Properties or Collateral, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 5.06(a), (b) or (j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered to the relevant parties on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted by or on behalf of the Borrower on (A) the SEC’s website accessible through http://www.sec.gov/idea/searchidea/webusers.htm or such successor webpage of the SEC thereto or (B) on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
     Section 5.07 Other Notices. Deliver to the Administrative Agent and each Lender prompt written notice of the following:
     (a) Defaults. Promptly and in any event within three Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower, the occurrence of any Default or Event of Default or any other Debt of any Loan Party in an outstanding principal amount of at least $2,500,000 being declared when due and payable before its stated maturity date, or any holder of such Debt having the right to declare such Debt due and payable before its stated maturity date, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;
     (b) Litigation. Promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower, the filing or commencement of, or any threat or notice of intention of any Person in writing to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary, or any material development in any such action, suit, proceeding, that, if determined adversely, could reasonably be expected to result in a liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $2,500,000;

     (c) ERISA Events. Promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $2,500,000;
     (d) Environmental Notices. In each case promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower, any of the following environmental matters, if such matters could reasonably be anticipated to result in a Environmental Claim or Environmental Liability exceeding in the aggregate $2,500,000: (i) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (B) any notice of potential responsibility under any Environmental Law, or (C) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Parent or any of its Subsidiaries, or any of the Rigs, (ii) any condition or occurrence on or arising from any Rig that (A) results in noncompliance by any Loan Party with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any such Rig; (iii) any condition or occurrence on any Rig that could reasonably be expected to cause such Rig to be subject to any unreasonable restrictions on the ownership, occupancy, use or transferability by any Loan Party of such Rig under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Rig as required by any Environmental Law or any Governmental Authority;
     (e) Collateral.
     (i) any change of its legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number or the creation or acquisition of any Person that will become a Subsidiary of the Borrower, in each event, which is reasonably expected to occur at least 10 Business Days before the occurrence thereof, and in furtherance thereof, the Borrower agrees not to effect or permit any change referred to in Section 5.07(e)(i) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Loan Party agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral; it being understood and agreed that (A) in connection with the merger of the Borrower into Pride SpinCo, Inc., a Delaware corporation, in connection with the consummation of the Transaction, Pride Spinco, Inc. will survive the merger and will change its name to Seahawk Drilling, Inc. and (B) the prior notice required in this clause (i) shall not apply to such merger and the name changes contemplated in the Omnibus Restructuring Agreement;
     (ii) Asset Dispositions pursuant to Section 6.04(c) promptly and within five Business Days after the occurrence thereof or a Total Loss promptly and within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;

     (iii) any loss or damage to, or any condemnation, seizure or taking of, any portion of Collateral with a market value in excess of $2,500,000, promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer;
     (iv) any Lien on any Rig imposed by any Governmental Authority and that has not been released or bonded within ten Business Days following the applicable Loan Party’s receipt of notice of such imposition unless such Lien is being contested in good faith and, if necessary, by appropriate proceedings;
     (v) an Account in excess of $1,000,000 or Accounts of a single Account Debtor or an Affiliate group of Account Debtors in excess of $5,000,000 in the aggregate becoming subject to any dispute or claim or other circumstances known to any Loan Party that may impair the validity or collectibility of such accounts, promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;
     (vi) any correspondence received by any Loan Party from any insurer or classification society with respect to any insurance maintained in accordance with Section 5.04 which advises the Borrower of a materially adverse event affecting the coverage on any Collateral Rig, promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;
     (vii) the Borrower or any of its Subsidiaries holding or obtaining any Collateral consisting of (A) Chattel Paper, (B) Instrument, or (C) letter of credit, each in excess of $1,000,000 individually and $5,000,000 in the aggregate, promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;
     (viii) Collateral with value in excess of $1,000,000 at any time being in the possession or control of any warehouse or bailee not previously disclosed, promptly and in any event within five Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;
     (ix) Collateral with value in excess of $1,000,000 being of a type where a Lien may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation or any material Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law, promptly and in any event within five Business Days of the actual knowledge of a Responsible Officer of the Borrower of the existence thereof;
     (x) any arrest of any Rig for a period of at least three continuous days or the exercise of any Lien remedy on any Rig, in each case, by a Person other than a Secured Party, promptly and in any event within three Business Days of the actual knowledge thereof by a Responsible Officer of the Borrower;

     (f) Transaction Documents. Promptly and in any event within five Business Days of the actual knowledge thereof by a Responsible Officer of the Borrower, any default of or claim of indemnity pursuant to any of the Transaction Documents;
     (g) Drilling Contracts. Promptly and in any event within five Business Days of the actual knowledge thereof by a Responsible Officer of the Borrower, any notice of default, suspension or cancellation of any drilling contract with a remaining value in excess of $1,000,000; and
     (h) Material Changes. Promptly and in any event within five Business Days of the actual knowledge thereof by a Responsible Officer of the Borrower, the occurrence of any event which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and propose to take with respect thereto.
     Section 5.08 Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Subsidiaries, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its Responsible Officers and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party or Subsidiary; provided that the Loan Parties shall be responsible for such reasonable expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all such reasonable expenses.
     Section 5.09 Use of Proceeds. Use the proceeds of (a) the Revolving Advances for Reactivation Capital Expenditures and working capital related to the foregoing types of expenditures and (b) Letters of Credit for general corporate purposes, including the backstop of surety bonds; provided¸ however that Revolving Advances may not be made and Letters of Credit may not be issued to support contingent obligations, assessments and appeal bonds related to Contested Mexican Tax Assessments other than Letters of Credit that in the aggregate principal amount at any one time outstanding do not exceed the lesser of (a) 20% of the Revolving Commitments and (b) $15,000,000.
     Section 5.10 Nature of Business. Maintain and operate such business in substantially the manner in which it is conducted and operated as of the Closing Date or any business reasonably related or incidental thereto.
     Section 5.11 Operation of Rigs. With respect to each Rig:

     (a) (i) Comply with and satisfy all Legal Requirements of the jurisdiction of such Rig’s home port, now or hereafter from time to time in effect, in order that such Rig shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Rigs for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected be forfeited;
     (b) The Borrower and each other Loan Party which owns or operates, or will own or operate, one or more such Rigs will, at all times while owning or operating such Rigs, be qualified to own and operate such Rigs under the laws of the jurisdiction of such Rig’s registry;
     (c) Subject to Section 2.07(c), keep such Rig in a good and sufficient state of repair consistent with industry standards of ownership and management practice employed by owners of mobile offshore drilling rigs of similar size and type and geographically situated and so as to maintain the present class of such Rig at its current classification by any first-class, recognized rating agency, including, without limitation, the American Bureau of Shipping, free of recommendations affecting class and qualifications and change of class;
     (d) Subject to Section 2.07(c), (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Rig will not be materially impaired and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of equipment owned by the Loan Parties installed on, such Rig except in the ordinary course of the operation and maintenance of such Rig or unless (A) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Excepted Liens) in favor of any Person other than the Administrative Agent and becomes, upon installation on such Rig the property of the Loan Parties and subject to the security constituted by the Rig Mortgage or the Security Agreement, if applicable, or (B) the removal will not materially diminish the value of such Rig;
     (e) Submit such Rig to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Administrative Agent supply to the Administrative Agent copies of all survey reports and classification certificates issued in respect thereof;
     (f) Promptly pay and discharge in the ordinary course all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Excepted Liens) on or claims enforceable against such Rig and all tolls, dues, taxes, assessments, governmental charges, fines and penalties that are material in amount and lawfully charged on or in respect of such Rig other than any of the foregoing being contested in good faith and, if necessary, diligently by appropriate proceedings, and, in the event of arrest of any such Rig pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Rig from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

     (g) Maintain, or cause to be maintained by the charterer or lessee of any such Rig, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any such Rig and such other similar certificates as may be required in the course of the operations of any such Rig pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements concerning financial responsibility for liabilities imposed on such Borrower or the Rigs with respect to pollution by any state or nation or political subdivision thereof;
     (h) If the Person operating such Rig is not a Loan Party, promptly remit all earnings received by such Person from such Rig back to the appropriate Loan Party. For the avoidance of doubt, “earnings” does not include operating costs and reasonable management fees as are customary in the industry and which are set forth and supported by a budget for such Rigs which will be delivered to the Administrative Agent on or before such time as the subject Rig begins operations for such Person;
     (i) Cause such Rigs to be managed by the Borrower or one of the Loan Parties, or such other national or international, independent manager of established reputation engaged in the same or similar operation of mobile offshore drilling rigs similar to such Rigs, as consented to by the Administrative Agent acting upon instruction from the Required Lenders;
     (j) Cause such Rig to be registered under the laws and flag of an Acceptable Flag Jurisdiction. Notwithstanding the foregoing, any Loan Party may transfer a Collateral to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer; and
     (k) Operate such Rigs in accordance with applicable insurance requirements from time to time in effect.
     Section 5.12 Additional Mortgaged Vessels. The Borrower shall cause any Acceptable Additional Rig or Acceptable Replacement Rig and which is owned by the Borrower or any other Loan Party, to become subject to a Rig Mortgage and to become a Collateral Rig hereunder, by delivering to the Administrative Agent the following items:
     (a) a duly authorized, executed and delivered Assignment of Earnings, an Assignment of Insurances, together covering all of such Loan Party’s present and future Earnings Collateral and Insurance Collateral with respect to such Rig, in each case together with:
     (i) UCC-1 financing statements and any other documents, agreements or instruments reasonably necessary to create an Acceptable Security Interest in the Collateral described therein;
     (ii) lien, tax and judgment searches conducted on the applicable Loan Party and Rig reflecting no Liens other than Excepted Liens against any such Rig as to which perfection of a Lien is accomplished by the filing of a financing statement; and
     (iii) evidence that all other actions reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances and other Security Documents have been taken;
     (b) a duly authorized, executed and delivered Rig Mortgage (or supplement to an existing Rig Mortgage) (or such other form as shall be reasonably satisfactory to the Administrative Agent) with respect to such Rig in appropriate form for recording in the appropriate vessel registry and otherwise effective to create an Acceptable Security Interest.
     (c) all other filings, deliveries of instruments and other actions reasonably necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve such security interests shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent;
     (d) with respect to each such Rig:
     (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Rig by the relevant Loan Party;
     (ii) the results of maritime registry searches with respect to such Rig indicating no record liens other than Liens in favor of the Administrative Agent and Excepted Liens;
     (iii) class certificates from an internationally recognized classification society reasonably acceptable to the Administrative Agent, indicating that such Rig meets the criteria specified in clause (a) of the definition of Acceptable Additional Rig or Acceptable Replacement Rig;
     (iv) if such Rig is being delivered in connection with a Rig Exchange and otherwise if requested by the Administrative Agent, a Appraisal Report; and
     (v) certificates of insurance from an Insurance Advisor in respect of such Rig from an Insurance Advisor to the extent required by Section 5.04;
     (e) opinions from counsel to such Loan Party reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders which shall (i) be in form and substance reasonably acceptable to the Administrative Agent and (ii) cover the perfection of the security interests granted pursuant to the relevant Rig Mortgage and other Security Documents and such other matters incident thereto as the Administrative Agent may reasonably request;
     (f) if the Subsidiary owning such Rig is not a Loan Party and is a Domestic Subsidiary, (i) such Subsidiary shall (A) execute and deliver a counterpart of the Security Agreement, taking all actions required pursuant to Section 18(i) of the Security Agreement to become a Grantor thereunder, and taking any other action reasonably requested by the Administrative Agent and (B) execute and deliver a joinder as a Guarantor hereto and (ii) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Loan Party to the Administrative Agent. Upon satisfaction of the requirements of clauses (A) and (B) above, such Subsidiary shall be considered a Guarantor under the Loan Documents; and
     (g) such other documents, certificates and opinions as the Administrative Agent shall have reasonably requested.
     Section 5.13 Additional Guarantors. Promptly after any Person becomes a Material Domestic Subsidiary of the Borrower (and in any event within 30 days thereafter), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of this Agreement or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in clauses Section 3.01(a)(vii), (viii), (ix) and (x) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form and substance reasonably satisfactory to the Administrative Agent and (iii) execute such other Security Documents as the Administrative Agent or any Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute a Pledge Agreement pledging (i) 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Administrative Agent may reasonably request, along with, if such Person has previously issued share certificates, share certificates pledged thereby and appropriately executed stock powers in blank; provided that no new Material Domestic Subsidiary that is restricted by an existing contractual arrangement in existence at the time such Person becomes a Material Domestic Subsidiary and was not created or incurred in anticipation thereof, shall be required to become a Guarantor or enter into any Security Document if such guaranty or the entering into of such Security Documents would violate such existing contractual arrangements.
     Section 5.14 Additional Collateral Requirements.
     (a) Deposit Accounts. Establish deposit accounts (collectively, “Deposit Accounts”) in the name of the Borrower or any of its Subsidiaries with such banks (“Depository Banks”) as are reasonably acceptable to the Administrative Agent (subject to irrevocable instructions reasonably acceptable to Administrative Agent as hereinafter set forth) or with the Administrative Agent and all invoices evidencing accounts shall bear a notice that such invoices are payable to such Deposit Accounts and in which the Borrower or one of its Subsidiaries, as applicable, will immediately deposit all payments made for inventory or other payments constituting proceeds of Collateral, in the case of the Borrower and their Subsidiaries, in the identical form in which such payment was made, whether by cash or check. The Depository Banks shall acknowledge and agree, pursuant to an Account Control Agreement, that all payments made to the Deposit Accounts are for the benefit of the Administrative Agent and the Secured Parties, and that the Depository Banks have no right to setoff against the Deposit Accounts, other than for customary charges of the Depository Bank for depositary services. Upon the occurrence and continuance of an Event of Default, (i) the Borrower and each Subsidiary shall irrevocably instruct each Depository Bank to promptly transfer all payments or deposits (with certain exceptions as agreed to by the Administrative Agent) into the Deposit Accounts into the Administrative Agent’s Account on each Business Day and (ii) if any Loan

Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Administrative Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Administrative Agent at its address set forth in Section 10.02 below.
     (b) Deposit of Earnings. Each Loan Party shall cause the earnings derived from each of the respective Rigs, to the extent constituting Earnings Collateral (as defined in the Assignment of Earnings), to be deposited by the respective Account Debtor in respect of such earnings into one or more of the Deposit Accounts maintained for such Loan Party or the Borrower from time to time, or, if after making commercially reasonable efforts to cause an Account Debtor to make such deposits, an Account Debtor refuses to make such deposits, the applicable Loan Party will immediately, upon receipt of such remittance from such Account Debtor, deposit such amounts in such Deposit Account.
     (c) Bailees. If any Collateral in excess of $1,000,000 shall at any time be in the possession or control of any warehouse or bailee (i) use its commercially reasonable efforts to deliver to the Administrative Agent warehouse or bailee lien waivers reasonably satisfactory to the Administrative Agent, (ii) notify such warehouse, bailee or agent of the Liens in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, and instruct such Person to, upon the occurrence and continuance of an Event of Default, hold all such Collateral for Administrative Agent’s account subject to the Administrative Agent’s instructions, and (iii) use its commercially reasonable efforts to obtain such Person’s (A) acknowledgement that it is holding such Collateral for the Administrative Agent’s benefit and (B) agreement to, upon the occurrence and continuance of an Event of Default, permit the Administrative Agent to access such property in order to exercise its rights against Collateral.
     Section 5.15 Further Assurances in General. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Administrative Agent or the Required Lenders may reasonably request, all at the reasonable expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
     Section 5.16 PEMEX Consent. Without limiting the generality of Section 5.15, the Borrower agrees to provide to the Administrative Agent the consent to assignment executed by PEMEX and substantially in the form attached to the guaranty trust agreement discussed in Section 3.02(a)(xxiii) on or prior to date that is 30 days after the Closing Date (or such later date if extended by the Administrative Agent; provided that such later date may not be later than November 30, 2009).

ARTICLE VI
NEGATIVE COVENANTS
     So long as the Revolving Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment, or there shall exist any Letter of Credit Exposure, unless the Required Lenders otherwise consent in writing, no Loan Party shall:
     Section 6.01 Liens, Etc. Create, assume, incur or permit to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
     (a) Excepted Liens;
     (b) Liens existing on the Effective Date and described in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;
     (c) Liens securing Debt permitted under Section 6.02(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt, and (ii) if applicable, the principal amount of the Debt secured thereby does not exceed the lesser of the cost or fair market value of the property being acquired on the date of acquisition;
     (d) Liens on the Non-Collateral Rigs to secure contingent or direct obligations, assessments and appeal bonds related to the Contested Mexican Tax Assessments;
     (e) Liens on leasehold interests created by the lessor of the applicable leased premises in favor of a mortgagee of such premises;
     (f) Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted, if reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP;
     (g) [Reserved]; and
     (h) Liens not otherwise permitted by any other clause of this Section 6.01 which secure obligations, actual or contingent, in an aggregate outstanding principal amount not greater than $2,500,000 at any time;
provided, however, the Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur or permit to exist, any consensual Lien on or in respect of (i) any of its assets relating to or arising from the Collateral Rigs, whether now owned or hereafter acquired, including, without limitation, any Accounts, Inventory, Equipment and General Intangibles other than Excepted Liens and (ii) the Non-Collateral Rigs, other than Excepted Liens and Permitted Liens permitted by Section 6.01(d).

     Section 6.02 Debts, Guaranties and Other Obligations. Create, assume, permit to exist or in any manner become or be liable, in respect of any Debt except:
     (a) Debt under the Loan Documents;
     (b) Debt (i) of the Borrower to Guarantors, (ii) of Guarantors to the Borrower and to other Guarantors and (iii) of Subsidiaries to the Borrower or other Subsidiaries; provided that (i) such Debt of any Loan Party is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent; and (ii) any such Debt shall be evidenced by a promissory note pledged to the Administrative Agent, for the ratable benefit of the Secured Parties;
     (c) Guarantees of the Borrower or any Subsidiary in respect of Debt otherwise permitted hereunder of the Borrower or any Subsidiary;
     (d) Debt in respect of Capital Leases and purchase money obligations for fixed or capital assets, and in each case, extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extensions, renewals and replacements; provided that the aggregate principal amount of Debt permitted by this paragraph shall not exceed $5,000,000 at any time outstanding plus amounts permitted in the preceding clause;
     (e) obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations were entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with interest rates under this Agreement, foreign exchange liabilities, commodity expenses or casualty risks held or reasonably anticipated by such Person and not for purposes of speculation or taking a “market view” and (ii) no such Swap Contract requires any Loan Party to put up money, assets or other security (excluding in the case of Swap Contracts with Swap Counterparties, Collateral under the Security Documents) against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder;
     (f) Debt in connection with any Guarantees in favor of any protection and indemnity or war risk associations to the extent such Guarantees are required in connection with any Insurance Policies;
     (g) Debt in connection with any Liens permitted pursuant to Section 6.01(d);
     (h) (i) Debt consisting of performance, bid and customs bonds, letters of credit, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business in connection with new charter or leases of Rigs entered into after the Effective Date (but not including bonds or other obligations incurred in connection with the Contested Mexican Tax Assessments which the parties hereto acknowledge are covered under the following clause (ii)), and (ii) Debt consisting of appeal bonds and other obligations of a like nature incurred in connection with the Contested Mexican Tax Assessments in an aggregate amount not to exceed $185,000,000 at any time;

     (i) Debt in respect to insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions;
     (j) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (k) Debt of the Borrower or any Subsidiary with respect to the payment by Pride or any of its Affiliates of costs, expenses and liabilities arising from, related to or in connection with the salvage operation of the Pride Wyoming mat-supported jackup rig in 2008 in a net amount not to exceed $10,000,000; provided that (i) such Debt may not be secured and (ii) the Borrower or such Subsidiary is entitled to insurance proceeds in connection with Pride Wyoming (under insurance as to which the insurer does not dispute coverage) in an amount at least equal to the full amount of such Debt; and
     (l) unsecured Debt not otherwise permitted by any other clause of this Section 6.02 in an aggregate outstanding principal amount not greater than $1,000,000 at any time outstanding.
     Section 6.03 Merger or Consolidation. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:
     (a) any Subsidiary may merge with or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with or dissolving into another Subsidiary, such Guarantor shall be the continuing or surviving Person or such continuing or surviving Person if not the Guarantor, shall become a Guarantor in accordance with Section 5.12;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary and may thereafter liquidate or dissolve, if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;
     (c) the Borrower or any of its Subsidiaries may merge with another Person to effectuate an Acquisition permitted by Section 6.05(e); provided that the Borrower or the applicable Subsidiary is the acquiring or surviving entity (or, with respect to any merger by a Subsidiary of the Borrower, the surviving entity becomes a Subsidiary in the transaction); and provided further that all other conditions of Section 6.05(e) are satisfied;
     (d) the Borrower may merge with Pride SpinCo, Inc., a Delaware corporation, in connection with the consummation of the Transaction as detailed in the Omnibus Restructuring Agreement; and
     (e) Dispositions permitted by Section 6.04.

     Section 6.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete, worn-out or surplus assets or assets that are no longer used or useful in the business of the Borrower or any of its Subsidiaries;
     (b) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary in the ordinary course of business; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and
     (c) Dispositions by the Borrower and its Subsidiaries to any Person that is not a Loan Party or a Subsidiary of any Loan Party not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or immediately would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (c) in any fiscal year shall not exceed $1,000,000 (or the equivalent in any other currency) and (iii) the Borrower receives only cash consideration for such Disposition; and
     (d) Dispositions of inventory, Cash Equivalents, charters of vessels and leases of equipment, in each case in the ordinary course of business;
     (e) the Disposition of assets received pursuant to Section 6.05(d);
     (f) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;
     (g) any Disposition of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority or (ii) the requirement of, or at the direction of, a Governmental Authority;
     (h) the granting of any Lien permitted hereunder and Dispositions of property subject to any such Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder’s claim;
     (i) Dispositions permitted by Section 6.03, Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.06;
     (j) Dispositions of Non-Collateral Rigs; provided that the proceeds thereof are used solely to satisfy the Contested Mexican Tax Assessments;
     (k) Dispositions made by the Borrower or any Subsidiary and described in the Omnibus Restructuring Agreement so long as such Dispositions are effected in order to complete the Transactions; and
     (l) Dispositions made by the Borrower to a newly created, wholly owned Subsidiary so long as (i) such Dispositions are made in connection with completing the Transactions and (ii) such new Subsidiary is a Guarantor hereunder on the date of such Disposition and the assets involved in such Dispositions continue to be Collateral to the extent such assets constituted Collateral prior to such Disposition.
     Section 6.05 Investments; Acquisitions. Make any Investments or Acquisition except:
     (a) Investments held by any Loan Party in the form of Cash Equivalents;
     (b) Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.05;
     (c) Investments in any Loan Party existing as of the Effective Date;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled customers or suppliers to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of its customers or suppliers;
     (e) Investments in newly-formed Subsidiaries;
     (f) Acquisitions and Rig Acquisitions financed with Net Cash Proceeds received upon either (i) the issuance and sale by the Borrower of its Equity Interests for the sole purpose of making such Acquisition or (ii) an Asset Disposition to the extent permitted by Section 2.07(c)(iii); provided that if any Person contemporaneously with the making of such Investment, becomes a Subsidiary, such Person shall become a Guarantor, if it is required to become a Guarantor, pursuant to Section 5.13;
     (g) Investments under Swap Contracts permitted under Section 6.02(f);
     (h) Investments consisting of loans or advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for ordinary business purposes;
     (i) (i) Guarantees permitted by Section 6.02 and (ii) Guarantees by the Borrower or any Subsidiary for the performance or payment obligations of the Borrower or any Wholly Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Debt;
     (j) cash Investments consisting of Capital Expenditures permitted pursuant to Section 6.14;
     (k) Investments consisting of intercompany Debt permitted to be incurred under, and complying with the requirements of, Section 6.02;
     (l) Investments, including Acquisitions or Rig Acquisitions, made or acquired in exchange for the issuance of Equity Interests of the Borrower;

     (m) Investments in prepaid expenses and deposits provided to others in the ordinary course of business;
     (n) Investments not otherwise permitted by any other clause of this Section 6.05 which do not exceed, in the aggregate, $1,000,000 in the aggregate;
     (o) Investments, if any, made by the Borrower or any Subsidiary and described in the Omnibus Restructuring Agreement so long as such Investments are effected in order to complete the Transactions; and
     (p) Investments made by the Borrower to a newly created, wholly owned Subsidiary so long as (i) such Investments are made in connection with completing the Transactions and (ii) such new Subsidiary is a Guarantor hereunder on the date of such Investment and the assets involved in such Investments continue to be Collateral to the extent such assets constituted Collateral prior to such Investment.
     Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower, the Guarantors or any of the Borrower’s Wholly-Owned Subsidiaries;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable to the holders of its Equity Interests solely in the common Equity Interests of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it (i) in exchange for the issuance of, or (ii) with the proceeds received from, the substantially concurrent issue of new shares of its common Equity Interests;
     (d) the repurchase, redemption or other acquisition or retirement of Equity Interests of the Borrower deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests of the Borrower made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights; and
     (e) the Borrower and each Subsidiary may declare and make the Restricted Payments being described in the Omnibus Restructuring Agreement as being made by such Person so long as such Restricted Payments are effected in order to complete the Transactions
     Section 6.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.
     Section 6.08 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, including, without limitation, any payment by the Borrower or any of its Wholly-Owned Subsidiaries of

any management, accounting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) transactions between or among Loan Parties, (b) the Transaction Documents, (c) any Restricted Payment permitted by Section 6.06, (d) Investments permitted under Section 6.05(c), (e) loans and advances permitted under Section 6.05(h) and Guarantees permitted under Section 6.05(i), (f) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its employees, officers and directors, (g) fees and compensation to, and indemnity provided on behalf of, officers, directors, employees, consultants and advisors of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (h) any contract now in effect with respect to the rigs owned by Pride or any of its Affiliates and named Pride Tennessee and Pride Wisconsin.
     Section 6.09 Agreements Restricting Liens and Distributions. Except for restrictions and conditions (a) imposed by Law, (b) existing on the date hereof and described in Schedule 6.09, together with each extension, renewal, amendment or modification to the extent it does not expand the scope of any such restriction or condition or otherwise make the same more restrictive, (c) of a customary nature contained in agreements relating to the Disposition of a Subsidiary otherwise permitted under this Agreement pending such Disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be Disposed of, (d) contained in joint venture agreements or other similar agreements entered into in the ordinary course of business and to the extent permitted hereunder in respect to the Disposition or distribution of assets of such joint venture and (e) contained in any Loan Document, create or otherwise cause or permit to exist any prohibition, encumbrance or restriction which prohibits or otherwise limits the ability (A) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (B) of any Subsidiary to Guarantee the Obligations of any Loan Party, or (C) of the Borrower or any Subsidiary to create, incur, assume or permit to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (C) shall not (1) prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted by (x) clause (f) in the definition of the term “Excepted Liens”, (y) Sections 6.01(c) or (z) Section 6.01(d), in each case solely to the extent any such negative pledge relates to the Property the subject of such Permitted Lien or (2) apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance, sub-letting or transfer thereof.
     Section 6.10 Limitation on Accounting Changes or Changes in Fiscal Periods. Make any change in (a) any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or Legal Requirement applicable to such Person, (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or (c) the Borrower’s method of determining fiscal quarters.
     Section 6.11 Limitation on Speculative Hedging. (a) Purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap

Contract for speculative purposes, or (b) be party to or otherwise enter into any Swap Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions or casualty risks related to the Borrower’ or their Subsidiaries’ operations, or (ii) obligates any Loan Party to grant any Liens not permitted under this Agreement.
     Section 6.12 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Enter into or permit to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except, if applicable, for Swap Contracts permitted to be incurred under the terms of Section 6.02.
     Section 6.13 Operating Leases. Enter into or remain liable upon any Operating Lease other than Operating Leases not exceeding in the aggregate $3,000,000 during any fiscal year of the Borrower.
     Section 6.14 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure (including Maintenance Capital Expenditures and Reactivation Capital Expenditures), except for Capital Expenditures in the aggregate for the Borrower and its Subsidiaries not to exceed $20,000,000 during the life of this Agreement; provided, however that such Capital Expenditures may be used for Maintenance Capital Expenditures and Reactivation Capital Expenditures in the approximate amounts and for each of the Rigs as proposed by the Borrower and agreed to by the Administrative Agent (or the Required Lenders if such approximate amounts are inconsistent with those set forth in the Projections delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date) (referred to herein, as “Permitted Reactivation Capital Expenditures”), and (c) if the Fixed Charge Coverage Ratio is greater than 1.50 to 1.00 as of the end of the most recently ended fiscal quarter, or greater than 2.00 to 1.00 as of the end of the most recently ended fiscal quarter if required by Section 6.17(a), then the Permitted Reactivation Capital Expenditures may be increased by the amount of Consolidated EBITDA for such quarter in excess of the Minimum Consolidated EBITDA (as defined below) for such quarter, so long as such additional Permitted Reactivation Capital Expenditures are applied as proposed by the Borrower and agreed to by the Administrative Agent or the Required Lenders, as the case may be. For purposes of this Section 6.14, “Minimum Consolidated EBITDA Amount” means the Consolidated EBITDA necessary in order for Fixed Charge Coverage Ratio for the applicable quarter to be greater than 1.50 to 1.00 (or 2.00 to 1.00 if Section 6.17(a) is applicable).
     Section 6.15 Amendment of Material Contracts. Amend, modify, supplement, terminate or waive any provision of (a) any Loan Party’s organizational documents or (b) the Transaction Documents, in each case, other than any such amendment or other modification (i) made solely in connection with a transaction that is otherwise permitted under this Agreement or (ii) that would not reasonably be expected to have a Material Adverse Effect.
     Section 6.16 Operation of Rigs. With respect to the Rigs:
     (a) make any modification to any such Rig which would materially adversely alter the structure, type or performance characteristics of such Rig or which would materially reduce the value of such Rig;

     (b) if an Event of Default has occurred and is continuing and unless such upgrades or improvements are not subject to an in force contractual arrangement that was not entered into in breach of this Agreement and which is for a term of 12 months or more, undertake or commence upgrades or improvements on any such Rig without the previous consent of the Required Lenders and delivery to the Administrative Agent of a written waiver or subordination of its Liens or its equivalent, such waiver or subordination to be in form and substance reasonably satisfactory to the Administrative Agent and executed by the Person providing such upgrades or improvements;
     (c) charter any such Rig to, or permit such Rig to serve under any contract with, a Person (i) or engage in any transaction, which will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (iii) that engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person, if such transaction or violation would (A) expose the Administrative Agent or any Secured Party to any penalty, sanction or investigation or (B) jeopardize the Lien created by the Rig Mortgages or (C) reasonably be expected to have a material adverse effect on the Loan Parties or the operation of such Rigs, or any Loan Party’s ability to load or discharge cargo or to effect repairs on such Rigs;
     (d) cause or permit any such Rig to be operated in any manner contrary to law applicable to it and its operations (except where the failure to operate in compliance with any such law would not have a material adverse effect on the Loan Parties, such Rig or the Lien created by the applicable Rig Mortgage);
     (e) abandon any such Rig in a port outside the United States of America;
     (f) engage in any unlawful trade or violate any law or carry any cargo that shall expose any such Rig to forfeiture or capture;
     (g) operate any such Rig in any jurisdiction or in any manner which could cause the Lien created by the applicable Rig Mortgage to be rendered unenforceable or the Administrative Agent’s foreclosure or enforcement rights to be materially impaired or hindered;
     (h) without giving prior written notice thereof to the Administrative Agent, change the registered owner, name, flag, official or patent number, as the case may be, the home port or class of any such Rig;
     (i) any act by which any Insurance Policy or entry required by Section 5.04 may be suspended, impaired or cancelled, and permit or allow any Rig to undertake any voyage or run any risk or transport any cargo which may not be permitted by the Insurance Policies in force, without having previously insured such Rig by additional coverage to extend to such voyages, risks or cargoes; or
     (j) cause or permit any Rig to operate or undertake a voyage to or to sail in any area which has been declared a war area by the relevant underwriters and insurance companies and has been included in the list of exclusions from time to time in effect attached to the war risks insurance policies in the form of the war risks trading warranties, without first notifying thereof the Administrative Agent and the war risks underwriters of such Rig and paying any additional insurance premiums required.
     Section 6.17 Financial Covenants.
     (a) Minimum Fixed Charge Coverage Ratio. If, at any time when Revolving Advances or Letters of Credit are outstanding, the sum of the Availability plus unrestricted cash and Cash Equivalents is less than $25,000,000 as of the end of the immediately preceding fiscal quarter, permit the Fixed Charge Coverage Ratio as of the end of the fiscal quarter immediately following such occurrence of the Borrower, beginning with the fiscal quarter ending September 30, 2009, to be less than 2.00 to 1.00.
     (b) Security Maintenance Ratio. Permit the Security Maintenance Ratio at any time to be less than 3.00 to 1.00.
     (c) Minimum Working Capital Ratio. Permit the Working Capital Ratio as of the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending September 30, 2009, to be less than 1.20 to 1.00.
     (d) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending September 30, 2009, to be less than an amount equal to the sum of (i) $320,000,000, plus (ii) 50% of the Borrower’s Consolidated Net Income for each fiscal quarter in which such Consolidated Net Income is greater than $0, commencing with the fiscal quarter ending December 31, 2009 and ending on such date of determination plus (iii) an amount equal to 100% of the aggregate Net Cash Proceeds received by the Borrower from issuances of its Equity Interests after the Closing Date.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:
     (a) Payment. The Borrower shall fail to pay (i) any principal of any Revolving Advance (other than as set forth in clause (iii) below) or reimburse any drawing under any Letter of Credit when the same becomes due and payable, (ii) any interest on the Revolving Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three Business Days after the same becomes due and payable or (iii) any mandatory prepayment required by Section 2.07 within ten days after the earlier of (A) the Borrower’s receipt of written notice thereof by the Administrative Agent or the Required Lenders or (B) a Responsible Officer’s knowledge thereof;
     (b) Representation and Warranties. Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers in such capacity) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. Any Loan Party shall (i) fail to perform or observe any covenant contained in Section 5.01 (with respect to the Borrower), Sections 5.04, 5.06, 5.07, 5.09, 5.12, 5.13, 5.14, 5.15 and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of (A) the Borrower’s receipt of written notice thereof by the Administrative Agent or (B) a Loan Party’s Responsible Officer’s knowledge thereof;
     (d) Cross-Default. (i) Any Loan Party shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $2,500,000 (or the equivalent in any other currency) (but excluding Debt evidenced by the Revolving Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument governing Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $2,500,000 (or the equivalent in any other currency) (but excluding Debt evidenced by the Revolving Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt;
     (e) Insolvency. (i) Any Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower or any Guarantor seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or an order for relief granting any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction.
     (f) Judgments. Any judgment or order for the payment of money shall be rendered against any Loan Party in an amount in excess of $2,500,000 (or the equivalent in any other currency), to the extent not covered by insurance as to which the insurer does not dispute coverage, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or
     (h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (i) Security Documents. The Administrative Agent and the Lenders shall fail to have an Acceptable Security Interest in any of the Collateral Rigs; or
     (j) Change in Control. A Change of Control shall occur.
     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e)(ii) of Section 7.01 with respect to the Borrower) shall have occurred and be continuing, then, and in any such event:
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts accrued and payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full;
     (b) to the extent that the LC Cash Collateral Account does not contain an amount equal to 105% of the outstanding Letter of Credit Exposure on such date and on demand of the Administrative Agent at the request or with the consent of the Required Lenders, the Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to such deficit as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e)(ii) of Section 7.01 and with respect to the Borrower shall occur:

     (a) (i) the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Revolving Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full;
     (b) to the extent the LC Cash Collateral Account does not contain an amount equal to 105% of the outstanding Letter of Credit Exposure on such date and on demand of the Administrative Agent at the request or with the consent of the Required Lenders, the Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to such deficit as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.04 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.05 Right of Set-off. If an Event of Default has occurred and is continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then owing by such Loan Party under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower, the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 7.06 Application of Proceeds. For so long as an Event of Default shall have occurred and be continuing, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other Loan Document with any Loan Party which secures any of the Obligations, shall be applied in the following order:

     (a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Administrative Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;
     (b) Second, to the ratable payment of accrued but unpaid fees of the Administrative Agent, commitment fees, letter of credit fees, and fronting fees owing to the Administrative Agent, the Issuing Bank, and the Lenders, as applicable, in respect of the Revolving Advances and Letters of Credit under this Agreement;
     (c) Third, to the ratable payment of accrued but unpaid interest on the Revolving Advances then due and payable under this Agreement;
     (d) Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Revolving Advances and Letters of Credit and which are owing to the Administrative Agent, the Issuing Bank and the Lenders, and the application as cash collateral into the LC Cash Collateral Account for the Letter of Credit Exposure;
     (e) Fifth, ratably, according to the unpaid termination amounts thereof, to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Swap Contract, if any, then due and payable;
     (f) Sixth, to the ratable payment of any other outstanding Obligations then due and payable; and
     (g) Seventh, any excess after payment in full of all Obligations shall be paid in a commercially reasonable time to the Borrower or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.
ARTICLE VIII
THE GUARANTY
     Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.
     Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the

Obligations are paid in full and the Revolving Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Secured Parties may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Secured Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent permitted holder of any of the Obligations and shall not be discharged by the permitted assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Secured Parties being conclusively presumed by the Secured Parties’ request for this guaranty and the Guarantors’ being party to this Agreement.
     Section 8.03 Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.
     Section 8.04 Guarantor’s Waivers.
     (a) General. Each Guarantor waives any right to require any of the Secured Parties to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Secured Parties’ powers whatsoever. It is agreed between the Guarantors and the Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Secured Parties would not extend or continue to extend credit under this Agreement. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Each Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor shall be found not liable thereon for any reason. Whether and when to exercise any of the remedies of Secured Parties under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

     (b) In addition to the waivers contained in Section 8.04(a) hereof, each Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by it of its obligations under, or the enforcement by the Administrative Agent or the Secured Parties of, this Guaranty. Each Guarantor hereby waives diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to it) with respect to any of the Obligations or all other demands whatsoever and waives, to the fullest extent permitted by law, the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. Each Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Secured Parties, the Borrower or any other Person that executes a Loan Document. Each Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Administrative Agent, the Secured Parties, the Borrower or any other Person that executes a Loan Document.
     (c) Subrogation. Until the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge) have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any collateral right arising under any federal, state or other applicable bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Secured Parties now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Secured Party.
     Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.
     Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity (and any Obligations remain unpaid), and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.
     Section 8.07 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.
     Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:
     (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Secured Parties, or any other Person, pertaining to the Obligations, or the waiver or consent by the Administrative Agent or the Secured Parties with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or Borrower are subordinated to the claims of the Secured Parties or pursuant to which the Obligations are subordinated to claims of other creditors;
     (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Secured Parties to the Borrower or any Guarantor or any Person liable on the Obligations;
     (c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any other Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any other Guarantor; or any reorganization of the Borrower or any other Guarantor;
     (d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;
     (e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Secured Parties will look to other parties to perform the Obligations;
     (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;
     (g) Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;
     (h) Care and Diligence. The failure of the Secured Parties or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;
     (i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;
     (j) Payments Rescinded. Any payment by the Borrower to the Secured Parties is held to constitute a preference under the bankruptcy laws, or for any reason the Secured Parties are required to refund such payment or pay such amount to the Borrower or someone else; or
     (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

     Section 8.09 Subordination of All Guarantor Claims.
     (a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full (other than contingent indemnification obligations of which no Secured Party has knowledge) and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims.
     (b) The Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Secured Parties to demand specific performance of the terms of this Section 8.09, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
     (c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
     (i) The Secured Parties shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.
     (ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Secured Parties, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Secured Parties.
     (d) No right of the Secured Parties or any other present or future permitted holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any

Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.
     Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Guarantor, as debtor, the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Secured Parties. Should the Administrative Agent or any Secured Party receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Secured Parties to the extent that such payments to the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Secured Party had not received dividends or payments upon the Guarantor Claims.
     Section 8.11 Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, such Guarantor agrees to hold in trust for the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.
     Section 8.12 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Secured Parties, their successors, and their permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Secured Parties, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Secured Parties” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.
     Section 8.13 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Secured Parties, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     Section 8.14 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Secured Parties presently exist or are hereafter created or attach.
     Section 8.15 Guarantor’s Enforcement Rights. Without the prior written consent of the Required Lenders, until the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge) have been paid in full, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by such Guarantor.
     Section 8.16 Limitation. It is the intention of each of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by each Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.
     Section 8.17 Contribution Rights.
     (a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to the most recent such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of the most recent such Guarantor Payment, then, following the date on which the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge) shall be paid in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

     (b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or any other applicable law.
     (c) This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
     (d) The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge) shall be paid in full and each Guarantor shall have performed all of its obligations hereunder.
     (e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.
     Section 8.18 Release of Guarantors. Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than the Borrower or any other Guarantor or if any Guarantor is released pursuant to Section 10.01(i), the Administrative Agent shall, at the Borrower’ expense, promptly execute and deliver to the Borrower and such Guarantor such documents as the Borrower and such Guarantor shall reasonably request and take any other actions necessary or reasonably requested to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Natixis to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including but not limited to the execution of Security Documents on behalf of the Secured Parties. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Secured Parties hereby acknowledges and confirms their agreement that the Administrative Agent is subject to certain Security Documents as trustee for and on behalf of the Lenders or the terms of the declaration of trust and other terms and conditions set forth in the applicable Security Documents.
     Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender”

or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Lender serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or an Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it and that such items are in form and substance reasonably satisfactory to it.

     Section 9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
     Section 9.06 Resignation or Removal of the Administrative Agent.
     (a) The Administrative Agent may resign from the performance of all of its functions and duties hereunder and under the other Loan Documents at any time by giving 30 days’ prior written notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and provided that no Event of Default has occurred and is continuing, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender with an office in New York, or an Affiliate of any such Lender with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided and consented to by the Borrower (provided that no Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed). If the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such 60-day period, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any of the Loan Documents, the retiring Administrative Agent, for the ratable benefit of the Secured Parties, shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) the Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Loan Document and all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, as applicable, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such replaced Administrative Agent was acting as Administrative Agent to the extent provided therein.
     (b) If either (i) the Administrative Agent is a Lender and is a Defaulting Lender or (ii) the Administrative Agent is not a Lender and is a Defaulting Lender due to the circumstances described in clause (d) of the definition of Defaulting Lender, the Required Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company that is, if no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower. If no successor Administrative Agent has been so appointed and shall have accepted such appointment by the 20th Business Day after the date the Administrative Agent became a Defaulting Lender, the Administrative Agent shall be deemed to have been replaced and the Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Loan Document and all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, as applicable, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After the Administrative Agent is replaced in accordance with this clause (b), the provisions of this Article IX, Section 10.04 and Section 10.05 shall continue in effect for the benefit of such replaced Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such replaced Administrative Agent was acting as Administrative Agent to the extent provided therein.
     Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders severally agree to indemnify upon demand the Administrative Agent, the Issuing Bank and each Related Party of any and all Indemnified Liabilities (to the extent not reimbursed by the Loan Parties), according to their respective Pro Rata Shares, and hold harmless such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however, that no Lender shall be liable for the payment to any Related Party for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Related Party’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by the Administrative Agent or the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that the Administrative Agent or the Issuing Bank is not reimbursed for such by the Loan Parties. The undertaking in this Section shall survive termination of this Agreement, termination of the Revolving Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
     Section 9.09 Collateral and Guaranty Matters.
     (a) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, without the necessity of any notice to or further consent from any Secured Party:
     (i) to release any Lien on any property granted to or held by the Administrative Agent under any Security Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit, the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable Swap Counterparty has advised the Administrative Agent in writing that it has received other collateral satisfactory to it), (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents; and
     (iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.
     (b) Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09; provided, however, that receipt of such confirmation shall not be a condition precedent to the effectiveness or validity of any such release and that the failure of any Lender to confirm such authority shall not limit the Administrative Agent’s authority to provide such release.
     (c) Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, (i) file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, (ii) to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, (iii) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (iv) to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral and (v) if any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents after the expiration of any applicable grace periods, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the reasonable expenses of the Administrative Agent incurred in connection therewith in accordance with Section 10.04. The power of attorney granted hereby is coupled with an interest and is irrevocable.
     (d) The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest, for the ratable benefit of the Secured Parties, in the Collateral and shall not impose any duty upon it to exercise any such powers unless expressly set forth herein or therein. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.
     (e) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (e).
     Section 9.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
     (a) waive any condition set forth in Article III without the written consent of each Lender;
     (b) extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement for any mandatory reduction of the Revolving Commitments without the written consent of each Lender;
     (d) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the

Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (e) reduce the principal of, or the rate of interest specified herein on, any Revolving Advance or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the prior written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;
     (f) change Section 2.12 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments and any other right or obligation of the Lenders required by this Agreement without the written consent of each Lender;
     (g) change any provision of this Section, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
     (h) change the definition of “Borrowing Base”, “Fixed Charge Coverage Cap”, “Fixed Charge Coverage Cap Ratio”, the components thereof or the application thereof without the written consent of each Lender; or
     (i) release any Guarantor from the Guaranty or all or any material portion of the Collateral without the written consent of each Lender; provided, however, that any Guarantor or Collateral may be released if they are Disposed of as permitted hereunder;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Revolving Advances are being funded by a SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and provided, further, however, that the Revolving Commitment and outstanding Revolving Advances of, and participation interests in the Letter of Credit Exposure held or deemed held by, a Defaulting Lender, shall be disregarded for all purposes of any determination of whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which by its terms affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
     Section 10.02 Notices, Etc.

     (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:
     (i) if to the Borrower or any other Loan Party, the Administrative Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent and the Borrower.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and confirmed received. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Lenders and the Issuing Bank. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Limited Use of Electronic Mail. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent in its sole discretion, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) given by or on behalf of a Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.04 Costs and Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of one external primary counsel for the Administrative Agent and of one local counsel in each jurisdiction, if necessary (it being understood that the local counsel for any such jurisdiction shall, if reasonably acceptable to the Administrative Agent, be limited to any local counsel previously engaged by the Borrower in such jurisdiction, if applicable), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (b) all reasonable and customary out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Revolving Advances or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within 30 days after demand in writing therefor. The agreements in this Section shall survive the termination of this Agreement, the termination of the Revolving Commitments and repayment of all other Obligations.
     Section 10.05 Indemnification. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements (including the reasonable fees, charges and disbursements of one external primary counsel and of one local counsel in each jurisdiction, if necessary (it being understood that the local counsel for any such jurisdiction shall, if reasonably acceptable to the Person to whom such Indemnitee is a Related Party, be limited to any local counsel previously engaged by the Borrower in such jurisdiction, if applicable) unless an Event of Default has occurred and is continuing, in which case, it shall include all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any Loan Document, or any other agreement, letter or instrument delivered by the Loan Parties in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Revolving Commitment, Revolving Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any action taken or omitted by the Administrative Agent or the Issuing Bank under this Agreement or any other Loan Document (including the Administrative Agent’s and the Issuing Bank’s own negligence), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (e) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have been proximately caused by such Indemnitee’s own bad faith, gross negligence, willful misconduct, violation of law, or by reason of a claim by one or more other

Indemnified Parties or equity interest owners of any Indemnified Party, so long as not proximately caused by any Loan Party or any Affiliate thereof.
     To the fullest extent permitted by applicable law, no party hereto or Indemnitee shall assert, and each party hereto and each Indemnitee hereby waives, any claim against any other party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Advance or Letter of Credit or the use of the proceeds thereof. No party hereto or any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     All amounts due under this Section 10.05 shall be payable within thirty days after written demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     Section 10.06 Successors and Assigns.
     (a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders (unless otherwise expressly permitted herein) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything herein to the contrary, the Borrower shall be permitted to assign is rights and obligations hereunder to Pride SpinCo, Inc., a Delaware corporation, in connection with the merger of Borrower into Pride SpinCo, Inc., in connection with the consummation of the Transaction, without the prior written consent of the Lenders.
     (b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including,

without limitation, all or a portion of its Revolving Commitments, the Revolving Advances owing to it, and participations in Letter of Credit Obligations) at the time owing to it; provided, however, that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Advances owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Revolving Commitments and Revolving Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000, and, after giving effect thereto, the assigning Lender shall have Revolving Commitments and of at least $5,000,000, in each case unless otherwise agreed to by the Borrower and the Administrative Agent;
     (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and
     (iii) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee. Any such assignment need not be ratable as among the Facilities.
Upon satisfaction of clauses (i) – (iii) above, the Administrative Agent shall accept and record such Assignment and Assumption pursuant to paragraph (c) of this Section, and from and after the effective date specified in such Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Revolving Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it; provided that (i) such Lender’s obligations under this Agreement (including its Revolving Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant, in each case, to the extent subject to such participation. Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, to the extent of such participation, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder (including its Revolving Commitment to the Borrower hereunder) or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Advance, the Granting Lender shall be obligated to make such Revolving Advance pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Advance by a SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Revolving Advances owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
     Section 10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 10.09 Survival of Representations, Etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Revolving Advance, and shall continue in full force and effect as long as any Revolving Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     Section 10.12 Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.
     Section 10.13 Submission to Jurisdiction.
     (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the state of New York sitting in New York City or of the United States of America for the Southern District of such state, and by execution and delivery of this Agreement, each of the Borrower, the Administrative Agent, each Lender and the Issuing Bank consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. Each of the Borrower, the Administrative Agent, each Lender and the Issuing Bank irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Loan Document or other document related thereto. Each of the Borrower, the Administrative Agent, each Lender and the Issuing Bank waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.
     (b) Each Loan Party has, or will have on or prior to the Closing Date, irrevocably appointed CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action arising under any Loan Document. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.
     (c) Nothing in this Section 10.13 shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of the parties hereto to bring any action or proceeding against any other party in the courts of any other jurisdiction.
     Section 10.14 Waiver of Jury. Each party to this Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under any Loan Document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any Loan Document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
     Section 10.15 Entire agreement . This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
[Remainder of this page intentionally left blank. Signature pages follow.]

     EXECUTED as of the date first above written.

BORROWER:

SEAHAWK DRILLING, INC.

By: Name:	/s/ Randall D. Stilley Randall D. Stilley
Title:	President and CEO

PENINSULA DRILLING LLC

By: Name:	/s/ Steven A. Manz Steven A. Manz
Title:	Vice President

SEAHAWK DRILLING DE MEXICO LLC

By: Name:	/s/ Steven A. Manz Steven A. Manz
Title:	Vice President
Signature page to Revolving Credit Agreement
(Seahawk Drilling, Inc.)

ADMINISTRATIVE AGENT:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By: Name:	/s/ Carlos Quinteros Carlos Quinteros
Title:	Director

By: Name:	/s/ Donovan C. Broussard Donovan C. Broussard
Title:	Managing Director

LENDERS:

NATIXIS, NEW YORK BRANCH

By: Name:	/s/ Carlos Quinteros Carlos Quinteros
Title:	Director

By: Name:	/s/ Donovan C. Broussard Donovan C. Broussard
Title:	Managing Director
Signature page to Revolving Credit Agreement
(Seahawk Drilling, Inc.)

CITIBANK, INC.
By:	/s/ Robert Malleck
Robert Malleck
Director

Signature page to Revolving Credit Agreement
(Seahawk Drilling, Inc.)

UBS LOAN FINANCE LLC

By: Name:	/s/ Marie Haddad Marie Haddad
Title:	Associate Director

By: Name:	/s/ Irja R. Otsa Irja R. Otsa
Title:	Associate Director
Signature page to Revolving Credit Agreement
(Seahawk Drilling, Inc.)

ENCORE BANK, N.A.

By: Name:	/s/ J David Webster J David Webster
Title:	Senior Vice President
Signature page to Revolving Credit Agreement
(Seahawk Drilling, Inc.)

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 3 hereunder are several and not joint.] 4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Exhibit A — Form of Assignment and Acceptance

provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	SEAHAWK DRILLING, INC.

4.	Administrative Agent:	NATIXIS, NEW YORK BRANCH, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement dated August __, 2009 among Borrower, certain Subsidiaries thereof, as Guarantors, the Lenders party thereto from time to time, and Natixis, New York Branch, as Administrative Agent.

6.	Assigned Interest[s]:

Percentage
		Aggregate Amount of		Assigned of
		Revolving	Amount of Revolving	Revolving
		Commitments /	Commitment /	Commitment /
		Revolving Advances	Revolving Advances	Revolving	CUSIP
Assignor[s]	Assignee[s]	for all Lenders	Assigned[5]	Advances[6]	Number
		$	$	%
		$	$	%
		$	$	%

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[6]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment / Revolving Advances of all Lenders thereunder.
Exhibit A — Form of Assignment and Acceptance

7.	Trade Date:	[7]
Effective Date: ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
Exhibit A — Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8] [NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.
Exhibit A — Form of Assignment and Acceptance

[Consented to and] [9] Accepted:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

[Consented to:] [10]

SEAHAWK DRILLING, INC.

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
Exhibit A — Form of Assignment and Acceptance

Annex 1
To Exhibit A — Assignment and Acceptance
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1. Representations and Warranties.
1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, or its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.06(a) or Section 5.06(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan
Exhibit A — Form of Assignment and Acceptance

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit A — Form of Assignment and Acceptance

EXHIBIT B
FORM OF ASSIGNMENT OF EARNINGS
(this “Assignment”)
     Seahawk Drilling, LLC, a Delaware limited liability company (the “Assignor”), the owner of the vessels listed on Schedule I attached hereto (the “Vessels”), in consideration of One Dollar and No/100 ($1.00) in lawful money of the United States of America and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (a) has sold, assigned, transferred and set over, and by this instrument does sell, assign, transfer and set over unto Natixis, New York Branch, as administrative agent (in such capacity as administrative agent, the “Assignee”) under that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc. a Delaware corporation (the “Borrower”), as borrower, certain of its Subsidiaries as Guarantors, including the Assignor (collectively with the Borrower, the “Loan Parties”), the Assignee, as administrative agent, and the Lenders, and unto the Assignee’s successors and permitted assigns, to its and its successors’ and permitted assigns’ own proper use and benefit and (b) does hereby grant to the Assignee a security interest in, in each case for the ratable benefit of the Secured Parties (as defined under the Credit Agreement) and as collateral security for the payment of the Obligations and the performance and observance of all agreements, covenants and provisions contained in this Assignment, the other Loan Documents and any Swap Contracts with any Swap Counterparty (as defined in the Credit Agreement), all the right, title, interest, claim and demand of the Assignor in and to (i) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, the Assignor, of whatsoever nature, arising out of or as a result of the use, operation, pooling or chartering by the Assignor or its agents of the Vessels, including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder, (ii) all moneys and claims for moneys due and to become due to the Assignor, and all claims for damages, arising out of the breach of any and all present and future drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Vessel and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to the Assignor, its successors or assigns, arising out of or in any way connected with the present or future use, operation, pooling or chartering of any Vessel or arising out of or in any way connected with any and all present and future requisitions, drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of any Vessel, (iii) all moneys and claims due and to become due to the Assignor, and all claims for damages and all insurances and other proceeds, in respect of the actual or constructive total loss of or requisition of use of or title to any Vessel, and (iv) any proceeds of any of the foregoing and all interest and earnings from the investment of any of the foregoing and the proceeds thereof. Capitalized terms used herein and not otherwise defined shall be used herein as defined in the Credit Agreement.
     Section 1. Representations and Warranties. The Assignor hereby represents and warrants to the Assignee, as an inducement to the Assignee to accept this Assignment, that neither the whole nor any part of the right, title and interest hereby assigned is the subject of any present assignment, security interest or pledge other than any assignments for the benefit of the Assignee and Excepted Liens.
     Section 2. Covenants. The Assignor hereby covenants to the Assignee that:
          (a) If an Event of Default shall have occurred and be continuing under the Credit Agreement and without derogation of the rights of the Assignee under Section 4 hereof to issue instructions to the charterers and other obligors directly, the Assignor shall specifically authorize and direct each charterer or other obligor to make payment of all of the freights, hire and other moneys hereby assigned and becoming due and payable during such period directly to the Assignee in accordance with the Loan Documents, and shall deliver to the Assignee the written acknowledgment of such charterer or other obligor of such instructions. Notwithstanding anything to the contrary, the Assignor and the Assignee hereby agree that so long as no Event of Default shall have occurred and be continuing, the Assignor shall be entitled to receive and retain any and all moneys otherwise assigned hereunder.
     (b) (i) The Assignor shall notify the Assignee promptly of any and all bareboat charter parties, time charter parties or series of successive voyage charter parties, drilling contracts, contracts of affreightment or pooling arrangements entered into by the Assignor respecting any Vessel having an indicated duration of at least three months (including any exercised optional extensions or renewals) and, upon the Assignee’s request, any other charter party or any such other agreement. The Assignor shall also provide the Assignee with a true and complete copy of such agreements specified in this paragraph (b) upon the Assignee’s request.
          (ii) In connection with any charter party having an indicated duration of at least six months (including any optional extensions or renewals) the Assignor shall, at its own cost and expense, promptly and duly execute and deliver to the Assignee a charter assignment in respect of such charter party substantially in the form attached hereto as Exhibit A (the “Charter Assignment”), and will use commercially reasonable efforts to cause the charterer under such charter party to execute and deliver to the Assignee a consent to the Charter Assignment substantially in the form attached hereto as Exhibit B. In addition to the Charter Assignment, the Assignor shall execute any further assignments of its rights, titles and interests pursuant to any and all agreements referred to in paragraphs (i) and (ii) of this Section 2(b), as the Assignee may reasonably require.
          (iii) The Assignor will grant the Assignee an assignment, substantially in the form of the Charter Assignment, mutatis mutandis, respecting each contract of affreightment, pooling arrangement, or drilling contract it enters into having an indicated duration of at least six months (including any optional renewals or extensions), and will use commercially reasonable efforts to cause the obligor under such contract of affreightment, pooling arrangement, or drilling contract to execute and deliver to the Assignee a consent to such assignment substantially in the form attached hereto as Exhibit B.
     (c) So long as this Assignment is in effect, the Assignor shall not assign, grant a security interest in or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors, endorsees and/or permitted assigns without the prior written consent of the Assignee and the Assignor shall not take or omit to take any action, the taking or omission of which might result in any material alteration or impairment of this Assignment or any of the rights created by this Assignment.
     (d) The Assignor covenants and agrees with the Assignee that the Assignor will (i) duly perform and observe all of the terms and provisions of any drilling contract, charter, contract of affreightment or pooling arrangement on the part of such Assignor to be performed or observed; and (ii) clearly record on the books and records of the Assignor notations of this Assignment.
     (e) At any time and from time to time, upon the written request of the Assignee, the Assignor shall promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may reasonably request in order to obtain the full benefits of this Assignment and the rights and powers herein granted.
     (f) Whenever requested by the Administrative Agent, the Assignor shall promptly deliver letters to each of its agents and representatives into whose hands or control may come any earnings, moneys and property hereby assigned, informing each such addressee of this Assignment, and if any Event of Default has occurred and is continuing, instructing such addressee to remit or deliver promptly to the Assignee all earnings, moneys and property hereby assigned which become due and payable during such period may come into the addressee’s hands or control and to continue to make such remittances or delivery until such time as the addressee may receive written notice or instructions to the contrary direct from the Assignee. Each such addressee shall acknowledge directly to the Assignee receipt of the Assignor’s letter of notification and instructions.
     (g) The Assignor will receive substantial, direct and indirect, benefits through the extension of credit to the Borrower under the terms of the Credit Agreement and related documents and such transactions and documents are necessary or convenient to the conduct, promotion or attainment of the Assignor’s business.
     Section 3. Freedom of Assignee from Obligations. It is hereby expressly agreed that anything herein contained to the contrary notwithstanding, the Assignee shall have no obligation or liability under any drilling contract, charter, contract of affreightment or pooling arrangement by reason of or arising out of this Assignment, nor shall the Assignee be required or obligated in any manner to perform or to fulfill any obligations of the Assignor under or pursuant to any drilling contract, charter, contract of affreightment or pooling arrangement nor to make any payment, nor to make any inquiry as to the nature or sufficiency of any payment received by the Assignee or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or which it may be entitled to hereunder at any time or times.
     Section 4. Payment Directions to Charterers; Power of Attorney; Financing Statements. Upon the occurrence and during the continuance of an Event of Default, the Assignee shall be entitled to direct the charterers and other obligors to pay all moneys assigned hereunder to such bank account in New York City or elsewhere as the Assignee may from time to time designate. Any payments made to the Assignee pursuant to the terms of this Assignment shall be applied in accordance with the provisions of the Credit Agreement. Upon request of the Assignor, the Assignee shall furnish the Assignor with information from time to time as to the accounts into which moneys assigned hereunder are paid, the amounts and sources of such payments and the amounts and application of moneys withdrawn therefrom. The Assignee, its successors and permitted assigns, are hereby constituted lawful attorneys of the Assignor, irrevocably and coupled with an interest, with full power (in the name of the Assignor or otherwise), to ask, require, demand, receive, compound and give acquittance for any and all moneys, claims, property and rights hereby assigned, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises, in each case during the continuance of an Event of Default. During the continuance of a Default or Event of Default, any action or proceeding brought by the Assignee pursuant to any of the provisions hereof or of any drilling contract, charter, contract of affreightment, pooling arrangement or otherwise, and any claim made by the Assignee hereunder or under any drilling contract, charter, contract of affreightment or pooling arrangement, may be compromised, withdrawn or otherwise dealt with by the Assignee without any notice to, or approval of, the Assignor. The Assignor hereby irrevocably authorizes the Assignee to file, at any time and from time to time, at the Assignor’s expense, such financing and continuation statements or papers of similar purpose or effect relating to this Assignment, without the Assignor’s signature, as the Assignee at its option may deem appropriate and appoints the Assignee as the Assignor’s attorney-in-fact to execute any such statements in the Assignor’s name and to perform all other acts which the Assignee may deem appropriate to perfect and continue the security interest conferred hereby.
     Section 5. Irrevocable Assignment. The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable and may not be amended or waived except by an instrument in writing signed by the party against whom enforcement is sought.
     Section 6. Governing Law; Waiver of Jury Trial.
          (a) This Assignment shall be construed in accordance with and governed by the laws of the State of New York, United States of America without regard to its conflict of laws rules (other than Section 5-1401 of the New York General Obligations Law). Each of the Assignor and the Assignee hereby irrevocably submits itself to the non-exclusive jurisdiction of any court of the state of New York sitting in New York City or of the United States of America for the Southern District of such state, and any appellate court from any thereof, for the purposes of (and solely for the purposes of) any suit, action or other proceeding arising out of, or relating to, this Assignment or any of the transactions contemplated hereby, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Assignment or the subject matter hereof may not be enforced in or by such courts. Each of the Assignor and the Assignee irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to any other Loan Document to which such Person is a party by the mailing of copies of such process to such Person at its address specified in Section 10.02 of the Credit Agreement. Each of the Assignor and the Assignee agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of the Assignee or the Assignor to serve legal process in any other manner permitted by law or affect the right of such Person to bring any action or proceeding against the Assignor or the Assignee, as the case may be, or any of its property in the courts of any other jurisdiction.
          (b) BY ITS SIGNATURE BELOW WRITTEN EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY IRREVOCABLY WAIVES UNDER APPLICABLE LAW ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT, THAT CERTAIN FIRST PREFERRED FLEET MORTGAGE EFFECTIVE AS OF [DATE], IN RESPECT OF THE VESSEL (THE “MORTGAGE”), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 7. Notices. All notices and other communications hereunder shall be in writing and shall be mailed, sent or delivered in accordance with Section 10.02 of the Credit Agreement.
     Section 8. Headings. The division of this Assignment into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Assignment.
     Section 9. Termination. This Assignment shall create a continuing security interest and shall (a) remain in full force and effect until the payment in full in cash of the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit, the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable Swap Counterparty has advised the Assignee in writing that it has received other collateral satisfactory to it), and the termination or expiration of the Revolving Commitments, at which time this Assignment shall automatically terminate and be of no further force or effect, without any further action by any party, (b) be binding upon the Assignor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Assignee hereunder, to the benefit of and be binding upon, the Assignee and the Lenders and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Assignment.

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     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed this ___day of                                          .

SEAHAWK DRILLING, LLC
By:

Name:

Title:

The terms and conditions of this Assignment are hereby
ACCEPTED BY:
NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I
Description of Vessels

OWNER	VESSEL	OFF. NO	FLAG OF DOCUMENTATION
Seahawk Drilling, LLC	Seahawk 2000	1520	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2001	1542	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2002	1521	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2004	1463	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2005	1489	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2007	1721	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2501	1826	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2503	1828	Republic of Vanuatu
Seahawk Drilling LLC	Seahawk 2504	567686	United States
Seahawk Drilling, LLC	Seahawk 2505	1829	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2600	1488	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2601	1827	Republic of Vanuatu
Seahawk Drilling LLC	Seahawk 2602	652045	United States
Seahawk Drilling, LLC	Seahawk 3000	1830	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 800	1831	Republic of Vanuatu

Exhibit A
ASSIGNMENT OF [TIME] CHARTER
(this “Assignment”)
[Vessel Name]
     Seahawk Drilling, LLC, a Delaware limited liability company (the “Assignor”), in consideration of One Dollar and No/100 ($1.00) in lawful money of the United States of America and for other good and valuable consideration, the receipt of which is hereby acknowledged, has sold, assigned, transferred and set over, and does hereby sell, assign, transfer and set over unto Natixis, New York Branch as administrative agent (in such capacity as administrative agent, the “Assignee”), for the ratable benefit of the Secured Parties defined under that certain Revolving Credit Agreement dated as of August ___, 2009 (as such agreement may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), as borrower, certain of its Subsidiaries as Guarantors, including the Assignor (collectively, with the Assignor, the “Loan Parties”), the Assignee, as Administrative Agent, and the Lenders, unto the Assignee’s successors and permitted assigns, to its and its successors’ and permitted assigns’ own proper use and benefit for all as collateral security for the payment of the Obligations (as defined in the Credit Agreement), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Assignment, the other Loan Documents, and any Swap Contracts with any Swap Counterparty (as defined in the Credit Agreement), all the right, title and interest of the Assignor in and to: (i) that certain [Time] Charter Party dated                     , ___, between the Assignor and [Charterer], a [state of organization] company, as charterer (the “Charterer”), with respect to the Assignor’s [                    ] flag vessel [vessel name] (said vessel or any vessel hereafter substituted therefor under said [Time] Charter Party being herein called the “Vessel”), as said [Time] Charter Party may heretofore or hereafter be amended from time to time or extended or renewed (said [Time] Charter Party as heretofore or hereafter amended or extended or renewed being hereinafter called the “Charter”), including, without limitation, within such assignment the right to receive all moneys due and to become due under the Charter and all rights arising out of the owner’s lien on cargoes and subfreights thereunder, all claims for damages arising out of the breach thereof and the right of the Assignor to terminate the Charter, to perform thereunder and to compel performance of the terms thereof; and (ii) all moneys and claims for moneys due and to become due to the Assignor, and all claims for damages and all insurance and other proceeds in respect of, the actual or constructive loss of, or the requisition (whether of title or use), condemnation, sequestration, seizure, forfeiture or other taking of, the Vessel.
     It is expressly agreed that anything herein contained to the contrary notwithstanding, (i) the Assignor shall remain liable under the Charter to perform all the obligations assumed by it thereunder, (ii) the obligations of the Assignor under the Charter may be performed by the Assignee or its nominee or other permitted assignee from the Assignee without releasing the Assignor therefrom and (iii) the Assignee shall have no obligation or liability under the Charter by reason of, or arising out of, this Assignment and shall not be obligated to perform any of the obligations of the Assignor under the Charter, or to make any payment or to make any inquiry of the sufficiency of any payment received by it, or to present or file any claim or to take any other action to collect or enforce any payment assigned hereunder.
     While this Assignment is in effect, the Assignor does hereby constitute the Assignee, its successors and permitted assigns, the Assignor’s true and lawful attorney, irrevocably and coupled with an interest, with full power (in the name of the Assignor or otherwise) to, during the period when an Event of Default is continuing, ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for money due and to become due under, or arising out of, the Charter or otherwise assigned hereunder, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings in connection therewith all as and to the extent permitted in the Credit Agreement.
     Notwithstanding anything to the contrary, so long as no Event of Default shall have occurred and be continuing under the Credit Agreement, the Assignor shall be entitled to receive and retain any and all moneys otherwise assigned hereunder. If an Event of Default shall have occurred and has not been cured or waived, the Assignor shall specifically authorize and direct the Charterer or other obligor to make payment of all of the moneys hereby assigned directly to the Assignee in accordance with the Credit Agreement and the other Loan Documents, and shall use commercially reasonable efforts to deliver to the Assignee the written acknowledgment of the Charterer or obligor of such instructions.
     The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may reasonably request or as shall be necessary for the Assignee to obtain the full benefits of this Assignment and of the rights and powers herein granted, including, without limitation, the execution and delivery of such Uniform Commercial Code financing and continuation statements and the filing thereof in such jurisdictions as shall be appropriate. To the extent permitted by applicable law, the Assignor hereby authorizes the Assignee to execute and file any such financing or continuation statements without necessity of the signature of the Assignor.
     The Assignor does hereby represent and warrant that the Charter is in full force and effect and is enforceable in accordance with the terms thereof, that the Assignor is not in default thereunder and that to Assignor’s knowledge, the Charterer has no claims against the Assignor thereunder. The Assignor does hereby further represent and warrant that at present there is not in effect any assignment or pledge of, and hereby covenants that the Assignor will not assign, pledge, or (other than Excepted Liens) suffer to exist any lien, charge, security interest, or encumbrance, or any other type of preferential arrangement, upon or with respect to, so long as this instrument of Assignment shall remain in effect, the whole or any part of the rights hereby assigned, to anyone other than the Assignee, its successors or permitted assigns.
     This Assignment shall create a continuing security interest and shall (a) remain in full force and effect until the earlier to occur of (i) the date prior to or upon which all of the following shall have occurred: (A) payment in full in cash of the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), (B) the termination or expiration of all Letters of Credit and the termination of all obligations of the Issuing Bank and the Lenders in respect of Letters of Credit, (C) the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts, and (D) the termination or expiration of the Revolving Commitments, and (ii) the termination of the Charter, at which time this Assignment shall automatically terminate, and be of no further force or effect, without any further action by any party, (b) be binding upon the Assignor and its successors, transferees and assigns that are permitted pursuant tot the terms of the Credit Agreement, and (c) inure, together with the rights and remedies of the Assignee hereunder, to the benefit of and be binding upon, the Assignee and the Lenders and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Assignment.
     This Assignment and the Agreement and Consent to Assignment annexed hereto may be executed by the Assignor and the Charterer under the Charter in separate counterparts without in any way adversely affecting the validity of said Agreement and Consent to Assignment. Prior to entering into the Charter, the Assignor has caused the Charterer to execute and deliver to the Assignee such Agreement and Consent to Assignment.
     This Assignment shall be governed by and construed in accordance with the laws of the State of New York and the United States of America, without regard to its conflict of laws rules (other than Section 5-1401 of the New York General Obligations Law). Each of the Assignor and the Assignee hereby irrevocably submits itself to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York County and any appellate court from any thereof, for the purposes of (and solely for the purposes of) any suit, action or other proceeding arising out of, or relating to, this Assignment or any of the transactions contemplated hereby. The Assignor irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Assignment or the subject matter hereof may not be enforced in or by such courts. Each of the Assignor and Assignee irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to any other Loan Document to which such Person is a party by the mailing of copies of such process to such Person at its address specified in the Credit Agreement. Each of the Assignor and the Assignee agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of the Assignee or the Assigneor to serve legal process in any other manner permitted by law or affect the right of such Person to bring any action or proceeding against the Assignor or the Assignee, as the case may be, or its property in the courts of any other jurisdiction.
     Capitalized terms used herein and not otherwise defined shall be used herein as defined in the Credit Agreement.

     BY ITS SIGNATURE BELOW WRITTEN EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY IRREVOCABLY WAIVES UNDER APPLICABLE LAW ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT, THE MORTGAGE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
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     IN WITNESS WHEREOF, the Assignor has caused this instrument of Assignment to be duly executed as of the [                    ] day of [                    ], 20_.

SEAHAWK DRILLING, LLC

By:

Name:

Title:

Exhibit B
Notice of Assignment of [Time] Charter
and
AGREEMENT AND CONSENT TO ASSIGNMENT
To: [Charterer]
[VESSEL NAME]
We refer to the [time] charter party dated                     ,                     , as amended, made between us, Seahawk Drilling, LLC, a Delaware limited liability company (the “Assignor”), and you, [Charterer], by which we agreed to let and you agreed to take on [time] charter for the period and on the terms and conditions set out in the Charter the [Vessel Name] of about [                    ] net tons and [                    ] gross tons registered in our name under the [                    ] flag.
We hereby give you notice of the following, and you by your execution and delivery of this Agreement and Consent to Assignment hereby agree to the following:
1.	By an assignment (the “Assignment”, the defined terms therein being used herein as therein defined) dated (a copy of which is attached hereto) made between us and the Administrative Agent referred to therein, we have, as collateral security for the payment and performance of certain obligations from time to time owned and owing to the Administrative Agent and certain other entities, sold, assigned, transferred and set over unto the Administrative Agent all our right, title and interest in and to the Charter (as such term is defined in the attached Assignment) and in and to certain moneys and claims for moneys due and to become due to us (all as more fully described in the Assignment).

2.	You are hereby irrevocably authorized and instructed, upon your receipt of written notice from the Administrative Agent an Event of Default is continuing, to pay, and agree that you will make payment of, all such moneys payable by you under the Charter to such place as the Administrative Agent may from time to time direct.

3.	We shall remain liable to perform all our obligations under the Charter and the Administrative Agent shall not be under any obligation under the Charter, but should the Administrative Agent exercise its right to perform, or cause performance by its designee of, our obligations under the Charter, you agree, without thereby releasing us from our obligations under the Charter, to accept such performance.

4.	You consent to such assignment, and agree that, upon receipt of written notice from the Administrative Agent, you will make payment of all moneys due and to become due under the Charter, without setoff or deduction for any claim not arising under the Charter, direct to the account specified by the Administrative Agent at such address as the Administrative Agent shall request the undersigned in writing until receipt of written notice from the Administrative Agent that all obligations of the Assignor to it have been paid in full. You agree that you shall not seek the recovery of any payment actually made by you to the Administrative Agent pursuant to this Agreement and Consent to Assignment once such payment has been made. You hereby waive the right to assert against the Administrative Agent, as assignee of the Assignor, any claim, defense, counterclaim or setoff that you could assert against the Assignor under the Charter. This provision shall not be construed to relieve the Assignor of any liability to the Charterer.
5.	You agree that the Administrative Agent shall be entitled to exercise any and all rights and remedies of the Assignor under the Charter in accordance with the terms of the Assignment and under the First Preferred Fleet Mortgage dated , ___, 2009 (the “Mortgage”) by the Assignor to Natixis, New York Branch, as Administrative Agent, and you shall comply in all respects with such exercise. You agree that the Charter, including, without limitation, all of your liens thereunder, shall be subordinated in all respects to the lien of the Mortgage in favor of the Administrative Agent and or trustee on the Vessel, and, at the option of the Administrative Agent, foreclosure under the Mortgage shall terminate such Charter and such liens and divest you and your subcharterers of all right, title and interest in and to the Vessel. You agree that each subcharter of the Vessel shall be subordinate in all respects to the lien of the Mortgage.
6.	You hereby agree that, so long as the Obligations shall be outstanding:
(a)	Upon the request of the Administrative Agent from time to time, you shall provide to the Administrative Agent such information as the Administrative Agent may reasonably request regarding the Vessel and its use, including but not limited to the terms of each subcharter thereof, the subcharter party, the routes plied and to be plied by such Vessel and its scheduled arrival and departure from each port on such route.

(b)	You covenant and agree with the Administrative Agent that you will (i) duly perform and observe all of the terms and provisions of any charter or contract of affreightment on your part to be performed or observed; and (ii) clearly record on your books and records notations of the Assignment.

(c)	At any time and from time to time, upon the written request of the Administrative Agent, you shall promptly and duly execute and deliver any and all such further instruments and documents as the Administrative Agent may reasonably request in order to carry out the terms of the Assignment.

(d)	Whenever requested by the Administrative Agent, you shall deliver letters to each of your agents and representatives into whose hands or control may come any earnings, moneys and property assigned by the Assignment, informing each such addressee of such assignments and, if you have been notified by Administrative Agent that any Event of Default has occurred, instructing such addressee to remit or deliver promptly to the Administrative Agent all earnings, moneys and property hereby assigned which may come into the addressee’s hands or control and to continue to make such remittances or delivery until such time as the addressee may receive written notice or instructions to the contrary directly from the Administrative Agent. You shall instruct each such addressee to acknowledge directly to the Administrative Agent receipt of your letter of notification and instructions.
7.	Your acknowledgement and consent hereunder, and your agreements herein contained, are for the benefit of the Administrative Agent and the Secured Parties and shall be enforceable by the Administrative Agent for its benefit and the benefit of the Secured Parties.

8.	This Assignment shall create a continuing security interest and shall (a) remain in full force and effect until the earlier to occur of (i) notification to you from the Administrative Agent that the payment in full in cash of the Obligations, the termination or expiration of all Letters of Credit that are not fully secured in such amounts as may be required by the Credit Agreement and the termination or expiration of the Revolving Commitments, and (ii) the termination of the Charter, at which time the Assignment shall automatically terminate, and be of no further force or effect, without any further action by any party, (b) be binding upon the Assignor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Assignee hereunder, to the benefit of and be binding upon, the Assignee and the Lenders and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Assignment.
The authorizations and instructions by us in this Agreement and Consent to Assignment cannot be revoked or varied by us without the Administrative Agent’s prior written consent.
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For and on behalf of:

SEAHAWK DRILLING, LLC

By:

Name:

Title:

Dated:

To: SEAHAWK DRILLING,LLC AND NATIXIS, NEW YORK BRANCH
In consideration of the [Time] Charter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, we hereby agree to the terms set out above and consent to, and agree to be bound by, the Assignment.
For and on behalf of

[CHARTERER]

By:

Name:

Title:

Dated:

EXHIBIT C
FORM OF ASSIGNMENT OF INSURANCE
(this “Assignment”)
     Seahawk Drilling, LLC, a Delaware limited liability company (the “Assignor”), the owner of the vessels listed on Schedule I attached hereto (the “Vessels”), in consideration of One Dollar and no/100 ($1.00) in lawful money of the United States of America and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has sold, assigned, transferred and set over, and by this instrument does sell, assign, transfer and set over unto Natixis, New York Branch, as administrative agent (in such capacity as administrative agent, the “Assignee”), for the ratable benefit of the Secured Parties defined under that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), as borrower, certain of its Subsidiaries as Guarantors, including the Assignor (collectively with the Borrower, the “Loan Parties”), the Assignee, as Administrative Agent, and the Lenders (as defined therein), and unto the Assignee’s successors and permitted assigns, to its and its successors’ and permitted assigns’ own proper use and benefit, and, as security for the payment of the Obligations (as defined in the Credit Agreement), and to secure as well the performance and observance of all agreements, covenants and provisions contained in this Assignment, the other Loan Documents and any Swap Contracts with any Swap Counterparty (as defined in the Credit Agreement), all right, title and interest of the Assignor under, in and to (i) all insurance policies and contracts of insurance in respect of the Vessels, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same (the “Insurances”), (ii) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of the Insurances, (iii) all other rights of the Assignor under or in respect of the Insurances to the extent transferable and (iv) any proceeds of any of the foregoing, save and except from the scope of the preceding clauses (i) through (iii), any of the same that does not constitute Collateral as defined in the Security Agreement, and as so defined, herein so used. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.
     Section 1. Representations, Warranties and Covenants. The Assignor covenants and agrees that it will receive substantial, direct and indirect, benefits through the extension of credit to the Borrower under the terms of the Credit Agreement and related documents and that such transactions and documents are necessary or convenient to the conduct, promotion or attainment of the Assignor’s business. The Assignor hereby warrants and represents that each of the Insurances is in full force and effect and is enforceable in accordance with its terms, and that the Assignor is not in default thereunder. The Assignor hereby further warrants and represents that it has not assigned, pledged or in any way created or (other than Excepted Liens) suffered to be created any security interest in the whole or any part of the right, title and interest hereby assigned, except for the assignment to the Assignee. The Assignor hereby covenants that, without the prior written consent thereto of the Assignee, so long as this Assignment shall remain in effect, it will not assign or pledge the whole or any part of the right, title and interest hereby assigned to anyone other than the Assignee, its successors or permitted assigns, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or
Exhibit C — Form of Assignment of Insurance

impairment of the Insurances in any material respect, or of this Assignment or of any of the rights created by the Insurances or this Assignment.
     The Assignor hereby further covenants and agrees to procure that notice of this Assignment shall be duly given to all underwriters and insurers and that where the consent of any underwriter is required pursuant to any of the Insurances assigned hereby the Assignor shall obtain such consent and evidence thereof, which evidence shall be given to the Assignee, or, in the alternative, that in the case of protection and indemnity coverage the Assignor shall obtain, with the Assignee’s approval (which approval shall not be unreasonably withheld), a letter of undertaking by the underwriters or clubs, and that there shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments issued or to be issued in connection with the Insurances assigned hereby such clauses as to additional assured or loss payees as the Assignee may reasonably require or approve. In all cases (except in the case of protection and indemnity coverage), unless otherwise agreed in writing by the Assignee (which agreement shall not be unreasonably withheld), Assignor shall cause such slips, cover notes, notices, certificates of entry or other instruments to show the Assignee as additional assured and Assignor shall cause such policies to provide that there will be no recourse against the Assignee for payment of premiums, calls or assessments.
     The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, its successors and permitted assigns, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee, its successors and permitted assigns may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.
     Any payments made pursuant to the terms hereof shall be made to such account as may, from time to time, be designated by the Assignee and shall be applied in accordance with the provisions of the Credit Agreement.
     Section 2. Freedom of Assignee from Obligations. It is hereby expressly agreed that anything herein contained to the contrary notwithstanding, the Assignor shall remain liable under the Insurances to perform all of the obligations assumed by it thereunder and the Assignee shall have no obligation or liability (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) under the Insurances by reason of or arising out of this Assignment, nor shall the Assignee be required or obligated in any manner to perform or fulfill any obligations of the Assignor under or pursuant to the Insurances or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by the Assignee or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.
     Section 3. Power of Attorney; Financing Statements. The Assignee, its successors and permitted assigns, are hereby constituted lawful attorneys, irrevocably and coupled with an interest, with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Insurances, to endorse any check or other instruments or orders in connection therewith and to file any claims or take any action or institute any
Exhibit C — Form of Assignment of Insurance

proceedings which the Assignee may deem to be necessary or advisable in the premises, subject, where applicable, to the terms of Section 5.04(d)(iv) of the Credit Agreement. Any action or proceeding brought by the Assignee pursuant to any of the provisions hereof or of the Insurances or otherwise, and any claim made by the Assignee hereunder or under the Insurances, may be compromised, withdrawn or otherwise dealt with by the Assignee without any notice to, or approval of the Assignor if an Event of Default has occurred and is continuing. The Assignor hereby irrevocably authorizes the Assignee, at the Assignor’s expense, to file, at any time and from time to time, such financing and continuation statements or papers of similar purpose or effect relating to this Assignment, without the Assignor’s signature, as the Assignee at its option may deem appropriate and appoints the Assignee as the Assignor’s attorney-in-fact to execute any such statements in the Assignor’s name and to perform all other acts which the Assignee may deem appropriate to perfect and continue the security interests conferred hereby.
     Section 4. Irrevocable Assignment. The powers and authority granted to the Assignee herein have been given for a valuable consideration and are hereby declared to be irrevocable and may not be amended or waived except by an instrument in writing signed by the party against whom enforcement is sought.
     Section 5. Conditions of Assignment. Unless and until an Event of Default shall have occurred and be continuing under the Credit Agreement, the Assignor shall be entitled to exercise all its rights under the Insurances (subject to the provisions of this Assignment) in all respects as if this Assignment had not been made.
     Section 6. Governing Law.
          (a) This Assignment shall be construed in accordance with and governed by the laws of the State of New York, United States of America, without regard to its conflict of laws rules (other than Section 5-1401 of the New York General Obligations Law). Each of the Assignor and the Assignee hereby irrevocably submits itself to the non-exclusive jurisdiction of any court of the state of New York sitting in New York City or of the United States of America for the Southern district of such state, and any appellate court from any thereof, for the purposes of (and solely for the purposes of) any suit, action or other proceeding arising out of, or relating to, this Assignment or any of the transactions contemplated hereby, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard in such New York State or Federal court and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper, or that this Assignment or the subject matter hereof may not be enforced in or by such courts. Each of the Assignor and the Assignee irrevocably consents to the service of any and all process in any such suit, action or proceeding by the mailing of copies of such process to such Person at its address specified in Section 10.02 of the Credit Agreement. Each of the Assignor and Assignee agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of the Assignee or the Assignor to serve legal process in any other manner permitted by law or affect the right of
Exhibit C — Form of Assignment of Insurance

such Person to bring any action or proceeding against the Assignor or the Assignee, as the case may be, or its property in the courts of any other jurisdiction.
          (b) BY ITS SIGNATURE BELOW WRITTEN THE ASSIGNOR HEREBY IRREVOCABLY WAIVES UNDER APPLICABLE LAW ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, THE CREDIT AGREEMENT OR THE MORTGAGES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 7. Notices. All notices and other communications hereunder shall be in writing and shall be mailed, sent or delivered in accordance with Section 10.02 of the Credit Agreement.
     Section 8. Headings. The division of this Assignment into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Assignment.
     Section 9. Termination. This Assignment shall create a continuing security interest and shall (a) remain in full force and effect until the payment in full in cash of the Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit, the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable Swap Counterparty has advised the Assignee in writing that it has received other collateral satisfactory to it), and the termination or expiration of the Revolving Commitments, at which time this Assignment shall automatically terminate, and be of no further force or effect, without any further action by any party, (b) be binding upon the Assignor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Assignee hereunder, to the benefit of and be binding upon, the Assignee and the Lenders and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause, when any Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Assignment.
[Remainder of page intentionally left blank]
Exhibit C — Form of Assignment of Insurance

     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed this ___day of                     , 20_.

SEAHAWK DRILLING, LLC

By:

Name:

Title:

The terms and conditions of this Assignment are hereby
ACCEPTED BY:
NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit C — Form of Assignment of Insurance

SCHEDULE I
Description of Vessels

OWNER	VESSEL	OFF. NO	FLAG OF DOCUMENTATION
Seahawk Drilling, LLC	Seahawk 2000	1520	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2001	1542	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2002	1521	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2004	1463	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2005	1489	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2007	1721	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2501	1826	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2503	1828	Republic of Vanuatu
Seahawk Drilling LLC	Seahawk 2504	567686	United States
Seahawk Drilling, LLC	Seahawk 2505	1829	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2600	1488	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 2601	1827	Republic of Vanuatu
Seahawk Drilling LLC	Seahawk 2602	652045	United States
Seahawk Drilling, LLC	Seahawk 3000	1830	Republic of Vanuatu
Seahawk Drilling, LLC	Seahawk 800	1831	Republic of Vanuatu
Exhibit C — Form of Assignment of Insurance

NOTICE OF ASSIGNMENT
To Whom It May Concern:
     Seahawk Drilling, LLC, a Delaware limited liability company, (the “Owner”), owner of the vessels listed on Schedule I attached hereto (the “Vessels”), HEREBY GIVES NOTICE that by an Assignment of Insurance dated August ___, 2009 and made by the Owner to Natixis, New York Branch as administrative agent (in such capacity as administrative agent, the “Assignee”), pursuant to, and for the ratable benefit of the Secured Parties as defined under, that certain Revolving Credit Agreement dated as of August ___, 2009 (and as such agreement may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), as borrower, certain of its Subsidiaries as Guarantors, including the Owner, the Assignee, as Administrative Agent, and the Lenders, the Owner assigned to the Assignee all of the Owner’s right, title and interest in and to all insurances and the benefit of all insurances heretofore, now or hereafter taken out in respect of the Vessels. This Notice and the attached Loss Payable Clause are to be endorsed on all policies and certificates of entry evidencing such insurances. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

SEAHAWK DRILLING, LLC

By:

Name:

Title:

Exhibit C — Form of Assignment of Insurance

LOSS PAYABLE CLAUSES1
     Loss, if any, payable to Natixis, New York Branch, in its capacity as Administrative Agent (in such capacity as administrative agent, the “Assignee”), pursuant to, and for the ratable benefit of the Secured Parties (as defined under that certain Revolving Credit Agreement dated as of August ___, 2009 (as such agreement may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation (“the Borrower”), certain of its Subsidiaries as Guarantors, including Seahawk Drilling, LLC, a Delaware limited liability company (the “Assignor”), the Lenders party thereto from time to time, and the Assignee, as Administrative Agent for distribution by it first to the Assignee in its capacity as Administrative Agent and then to the Assignor, except that, unless the underwriters receive written notice from the Administrative Agent that an Event of Default has occurred and is continuing, in the case of any loss involving any damage to any Vessel or liability of any Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Assignor shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Assignor as reimbursement therefor, provided, however, that if such damage involves a loss in excess of U.S. $50,000,000.00 or its equivalent the underwriters shall not make such payment without first obtaining the written consent thereto of the Assignee.
     In the event of an actual or constructive total loss or a compromised or arranged total loss or requisition of title, all insurance payments therefor shall be paid to the Assignee, for distribution by it in accordance with the terms of the Credit Agreement.
     Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

[1]	Subject to review by insurance broker.
Exhibit C — Form of Assignment of Insurance

EXHIBIT D
FORM OF BORROWING BASE REPORT
[For Month Ended                                         ]
     This certificate dated as of                                         ,                      is prepared pursuant to the Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), certain of its Subsidiaries as Guarantors, the lenders party thereto (the “Lenders”), and Natixis, New York Branch, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined in this certificate, capitalized terms that are used herein shall have the meanings assigned to them by the Credit Agreement.
     The Borrower hereby certifies that as of the date hereof (a) no Default or Event of Default has occurred and is continuing, (b) the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), and (c) the following amounts and calculations were true and correct:

A. Eligible Receivables
1. Accounts of the Loan Parties	$
2. minus:
a. Accounts that are not valid, bona fide accounts receivable and contract receivables	$

b. Accounts with respect to which the Administrative Agent does not have an Acceptable Security Interest	$

c. (i) except with respect to Accounts owing from PEMEX and its Affiliates, Accounts not denominated in Dollars (but not necessarily payable in Dollars), (ii) with respect to Accounts owing from PEMEX and its Affiliates, Accounts not denominated in Dollars
$
Exhibit D — Form of Borrowing Base Report

d. Accounts that are owing from any Person that is a Loan Party or, if not entered into in compliance with Section 6.08 of the Credit Agreement, another Affiliate of the Borrower	$

e. Accounts with respect to which an invoice has not been sent to the applicable Account Debtor in accordance with the normal and customary billing practices of such Loan Party and in any event no later than the 15th day of the subsequent calendar month in which such Account arose
$

f. except with respect to accounts owing from PEMEX and its Affiliates, to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty percent (20%) of all Eligible Receivables
$

g. with respect to accounts owing from PEMEX and its Affiliates, to the extent that such Account, together with all other Accounts owing by PEMEX and its Affiliates (but not including Accounts arising from the Pride Tennessee or the Pride Wisconsin) as of any date of determination exceed sixty percent (60%) of all Eligible Receivables unless all of the Accounts are owing from PEMEX and its Affiliates, in which case only sixty percent (60%) of such Accounts shall be included
$

h. Accounts arising from the Pride Tennessee or the Pride Wisconsin	$

i. Accounts owing from any Person from which an aggregate amount of more than twenty-five percent (25%) of the Accounts owing therefrom are not Eligible Receivables, by virtue of non-payment when due other than as a result of a bona fide dispute with respect thereto which is not reasonably expected to prejudice payments on other Accounts from such Person
$
Exhibit D — Form of Borrowing Base Report

j. Accounts with respect to which there is any potential offset or counterclaim or unresolved dispute with the respective Account Debtor (but only to the extent of such potential offset or counterclaim or unresolved dispute)
$

k. Accounts with respect to which the account debtor is any United States Governmental Authority, unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act of 1940 or any applicable statute or municipal ordinance of similar purpose and effect
$

l. Accounts with respect to which the Account Debtor is the subject of any bankruptcy or other insolvency proceeding	$

m. Accounts with respect to which the Account Debtor’s obligation to pay is not absolute or is contingent up on the fulfillment of any condition whatsoever or if Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer
$

n. Accounts with respect to which the Account Debtor is located in New Jersey, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the applicable Loan Party has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year or has available to it any such other statutory or legal exemption or exception
$

o. Accounts with respect to which the Account Debtor is a creditor of any Loan Party unless such Person has waived any right of setoff in a manner acceptable to the Administrative
Exhibit D — Form of Borrowing Base Report

Agent; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by such Loan Party to such Person	$

p. Accounts deemed to be ineligible by the Administrative Agent in good faith and in its reasonable credit judgment for which the Borrower has received written notice	$

3. Eligible Receivables	$
B. Tier 1 Eligible Receivables

1. Eligible Receivables for which either

a. the applicable Account Debtor has, or any Person guaranteeing such Account Debtor’s obligations under such Eligible Receivable, an Investment Grade Rating	$

b. Acceptable Credit Support from an Acceptable Credit Support Provider exists	$

2. minus

a. Eligible Receivables that are unpaid more than one hundred twenty (120) days after the original invoice date	$

3. Tier 1 Eligible Receivables	$

C. Tier 2 Eligible Receivables

1. Eligible Receivables denominated in Dollars and for which the Account Debtor is either

a. organized or incorporated under the laws of the United States or a State thereof and the Eligible Receivable is denominated and payable in Dollars	$

b. PEMEX or any of its Affiliates and the Eligible Receivable shall be denominated in Dollars (but not necessarily payable in Dollars)	$

2. minus
Exhibit D — Form of Borrowing Base Report

a. Tier 1 Eligible Receivables	$

b. Eligible Receivables that are unpaid more than ninety (90) days after the original invoice date	$

3. Tier 2 Eligible Receivables	$

D. Borrowing Base

1. 80% of Tier 1 Eligible Receivables (80% of B.3)	$

2. 60% of Tier 2 Eligible Receivables (60% of C.3)	$

3. the lesser of (i) 20% of the Orderly Liquidation Value of the Collateral Rigs (20% of Orderly Liquidation Value of the Collateral Rigs as set forth on Schedule I) and (ii) 25,000,000	$

4. 100% of the Discretionary Reserve Amount	$

5. Borrowing Base equals D.1 + D.2 + D.3 - D.4	$

E. Availability

1. Borrowing Base (D.5)	$

2. the Revolving Commitments	$

3. the Fixed Charge Coverage Cap, if applicable	$

4. the sum of the outstanding principal amount of Revolving Advances and the Letter of Credit Exposure	$

5. Availability equals (the lesser of E.1, E.2 and E.3)/E.4	$
     IN WITNESS WHEREOF, I have hereto signed my name to this Borrowing Base Report as of                     ,                     .

SEAHAWK DRILLING, INC.

By:

Name:

Title:

Exhibit D — Form of Borrowing Base Report

SCHEDULE II
To the Form of Borrowing Base
($ in the 000’s)
Orderly Liquidation Value of the Collateral Rigs
(in accordance with the definition of Orderly Liquidation Value as set forth in the Credit Agreement)

		Casualty Event or	Orderly
	Value (establishd by	Asset Disposition since	Liquidation Value
	most recent Appraisal	most recent Appraisal	(Colum 2)-
Name of Rig	Report)	Report	Colum 3)
Seahawk 2000
Seahawk 2001
Seahawk 2002
Seahawk 2004
Seahawk 2005
Seahawk 2007
Seahawk 2501
Seahawk 2503
Seahawk 2504
Seahawk 2505
Seahawk 2600
Seahawk 2601
Seahawk 2602
Seahawk 3000
Seahawk 800
Orderly Liquidation Value of Collateral Rigs (Sum of Amounts in Column 4):
Exhibit D — Form of Borrowing Base Report

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
[For Fiscal Quarter Ended                      ]
[For Fiscal Year Ended                      ] (“Calculation Period”)
     This certificate dated as of                     , ___is prepared pursuant to the Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation ( the “Borrower”), certain of its Subsidiaries as Guarantors, the Lenders, and Natixis, New York Branch, as Administrative Agent. Unless otherwise defined in this certificate, capitalized terms that are used herein shall have the meanings assigned to them by the Credit Agreement.
     The Borrower hereby certifies that as of the date hereof (a) no Default or Event of Default has occurred and is continuing, (b) the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), and (c) as of the end of the previous fiscal quarter (the “Subject Date”), the following amounts and calculations were true and correct:
A. Section 6.14 — Maximum Capital Expenditures

1.	Capital Expenditures made or legally obligated
to be made to date during this fiscal year in
respect of the purchase or other acquisition of
any fixed or capital asset (excluding normal
replacements, improvements and maintenance
	which are properly charged to current operations):	$

2.	Maximum permitted during the term of the
	Credit Agreement:	$20,000,000[1]

	Compliance	Yes No
B. Section 6.17(a) — Minimum Fixed Charge Coverage Ratio2

[1]	Subject to increase pursuant to Section 6.14 of the Credit Agreement.

[2]	To be tested only if at any time Revolving Advances or Letters of Credit are outstanding and the sum of the Availability plus unrestricted cash is less than $25,000,000.
Exhibit E — Form of Compliance Certificate

1.	Consolidated EBITDA of the Borrower and its Subsidiaries as of the Subject Date (as set forth on Schedule I hereto):	$

2.	Foreign, federal, state and local income taxes of the Borrower and its Subsidiaries on a consolidated basis paid in cash during such period:	$

3.	Consolidated Interest Expense, paid in cash[3], of the Borrower and its Subsidiaries on a consolidated basis for such period:	$

4.	All Maintenance Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis during such period:	$

5.	Fixed Charge Coverage Ratio (Line 1 ÷ (Line 2 + Line 3 + Line 4)):

6.	Minimum required:	2.00 to 1.00

	Compliance	Yes No
C. Section 6.17(b) — Minimum Security Maintenance Ratio

1.	Orderly Liquidation Value of the Collateral Rigs as of the Subject Date (set forth on Schedule II hereto):	$

2.	The sum of the outstanding principal amount of Revolving Advances and the Letter of Credit Exposure, in each case, as of the Subject Date:	$

[3]	with respect to each quarterly period ending on or after September 30, 2009, Consolidated Interest Expense paid in cash will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated Interest Expense paid in cash for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense paid in cash for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated Interest Expense paid in cash shall be computed by adding (A) the Consolidated Interest Expense paid in cash for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense paid in cash for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated Interest Expense paid in cash shall be computed by adding the Consolidated Interest Expense paid in cash for the four fiscal quarters ending on such date
Exhibit E — Form of Compliance Certificate

3.	Security Maintenance Ratio (Line 1 ÷ Line 2):

4.	Minimum required:	3.00 to 1.00

	Compliance	Yes No
D. Section 6.17(c) — Minimum Working Capital Ratio

1.	Consolidated Current Assets of the Borrower on the Subject Date:	$

2.	The lesser of (a) the Availability of the Borrower and (b) $25,000,000, as of the Subject Date:	$

3.	Consolidated current liabilities of the Borrower and its Subsidiaries as of the Subject Date:	$

4.	Current portion of any Debt under the Credit Agreement otherwise included in the calculation of Line 3:	$

5.	Costs, expenses and related liabilities arising from, related to or in connection with the loss of the Pride Wyoming mat-supported jackup rig in 2008 to the extent not covered by Pride’s insurance policies (including any deductibles, premium payments for removal of wreckage claims or retention amounts) and its related liabilities in a net amount not to exceed $3,500,000:	$

6.	Working Capitial Ratio (Line 1 + Line 2) ÷ (Line 3 — Line 4 — Line 5):

	Minimum required:	1.20 to 1.00

	Compliance	Yes No
E. Section 6.17(d) — Minimum Consolidated Tangible Net Worth

1.	Consolidated Tangible Net Worth Floor:	$320,000,000

2.	50% of the Borrower’s Consolidated Net Income for each fiscal quarter in which such Consolidated Net Income is greater than $0, commencing with the fiscal quarter ending December 31, 2009 and ending on such date of determination:	$
Exhibit E — Form of Compliance Certificate

3.	100% of the aggregate Net Cash Proceeds received by the Borrower from issuances of its Equity Interests after the Closing Date:	$

	Minimum Required Consolidated Tangible Net Worth on Subject Date (Line 1 + Line 2 + Line 3):	$

	Compliance	Yes No
Exhibit E — Form of Compliance Certificate

IN WITNESS WHEREOF, executed as of                     , ___.

SEAHAWK DRILLING, INC.

By:
Name:
Title:

Exhibit E — Form of Compliance Certificate

SCHEDULE I
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA of the Borrower and its Subsidiaries
(in accordance with the definition of Consolidated EBITDA
as set forth in the Credit Agreement)

Four Fiscal
Quarters
Most
Consolidated	Quarter	Quarter	Quarter	Quarter	Recently
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated
Net Income

+ Consolidated Interest Expense (interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis minus interest income of the Borrower and its Subsidiaries calculated on a consolidated basis and the amortization of any deferred financing costs incurred in connection with the Credit Agreement otherwise included in the calculations thereof)[4]

[4]	With respect to each quarterly period ending on or after September 30, 2009, Consolidated Interest Expense will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated Interest Expense for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated Interest Expense shall be computed by adding (A) the Consolidated Interest Expense for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated Interest Expense for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated Interest Expense shall be computed by adding the Consolidated Interest Expense for the four fiscal quarters ending on such date.
Exhibit E — Form of Compliance Certificate

Four Fiscal
Quarters
Most
Consolidated	Quarter	Quarter	Quarter	Quarter	Recently
EBITDA	Ended	Ended	Ended	Ended	Ended
+ foreign, federal, state and local income taxes

+ depreciation expense

+ amortization expense

+ extraordinary, unusual or non-recurring expenses, charges or losses

+ certain allocated non-recurring general and administrative expenses as set forth on Schedule 1.01(d) of the Credit Agreement and certain impairment charges as set forth on Schedule 1.01(d) of the Credit Agreement

- extraordinary or non-recurring gains

- any gain realized upon the sale or other disposition of any assets
Exhibit E — Form of Compliance Certificate

Four Fiscal
Quarters
Most
Consolidated	Quarter	Quarter	Quarter	Quarter	Recently
EBITDA	Ended	Ended	Ended	Ended	Ended
- income of any other Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Borrower or a Wholly-Owned Subsidiary of the Borrower has an ownership interest except to the extent such income is received by the Borrower or such Wholly-Owned Subsidiary in a cash distribution

+/- the income of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries
Exhibit E — Form of Compliance Certificate

Four Fiscal
Quarters
Most
Consolidated	Quarter	Quarter	Quarter	Quarter	Recently
EBITDA	Ended	Ended	Ended	Ended	Ended
- non-cash gains (other than gains resulting from derivatives to the extent the amount of commodities hedged with such derivatives exceeds the Borrower’s and its Subsidiaries’ commodities sold), losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives

= Consolidated EBITDA[5]

[5]	With respect to each quarterly period ending on or after September 30, 2009, Consolidated EBITDA will be determined as follows: (i) for the fiscal quarter ending September 30, 2009, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the product of the Consolidated EBITDA for the fiscal quarter ending September 30, 2009 multiplied by 2, (ii) for the fiscal quarter ending December 31, 2009, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the two fiscal quarters ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated EBITDA for the two fiscal quarters ending December 31, 2009, (iii) for the fiscal quarter ending March 31, 2010, Consolidated EBITDA shall be computed by adding (A) the Consolidated EBITDA for the fiscal quarter ending June 30, 2009 as set forth in the Pro Forma Financial Statements for such period plus (B) the Consolidated EBITDA for the three fiscal quarters ending March 31, 2010, and (iv) for each fiscal quarter ending thereafter, Consolidated EBITDA shall be computed by adding the Consolidated EBITDA for the four fiscal quarters ending on such date.
Exhibit E — Form of Compliance Certificate

SCHEDULE II
To the Compliance Certificate
($ in the 000’s)
Orderly Liquidation Value of the Collateral Rigs
(in accordance with the definition of Orderly Liquidation Value as set forth in the Credit Agreement)

		Casualty Event or	Orderly
	Value (established by	Asset Disposition since	Liquidation Value
	most recent Appraisal	most recent Appraisal	(Column 2 -
Name of Rig	Report)	Report	Column 3)
Seahawk 2000

Seahawk 2001

Seahawk 2002

Seahawk 2004

Seahawk 2005

Seahawk 2007

Seahawk 2501

Seahawk 2503

Seahawk 2504

Seahawk 2505

Seahawk 2600

Seahawk 2601

Seahawk 2602

Seahawk 3000

Seahawk 800
Exhibit E — Form of Compliance Certificate

EXHIBIT F
LETTER OF CREDIT REQUEST
[Date]
Natixis, New York Branch, as Administrative Agent
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Attention: [          ]
Ladies and Gentlemen:
Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), certain of its Subsidiaries as Guarantors, the lenders from time to time party thereto (the “Lenders”), and Natixis, New York Branch, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time-to-time, the “Credit Agreement”), the defined terms of which are used in this Letter of Credit Request unless otherwise defined in this Letter of Credit Request. The undersigned hereby gives you irrevocable notice pursuant to Section 2.14(a) of the Credit Agreement that the undersigned hereby requests a Letter of Credit, and in connection with that request sets forth below the information relating to such Letter of Credit (the “Proposed Issuance”) as required by Section 2.14(a)(iv) of the Credit Agreement:
(a)	The Borrower requests an [issuance] [increase] [extension] of a Letter of Credit. [The Letter of Credit to be [increased before giving effect to the increase] [extended] is in the face amount of $ and evidenced by Letter of Credit number ___.]

(b)	The beneficiary is .

(c)	[The face amount of the Letter of Credit being [issued] [increased after giving effect to the increase] is $ .]

(d)	The Business Day of the Proposed Issuance is .

(e)	[The expiration date of the Letter of Credit as [issued] [extended] is .]

(f)	The form of the proposed Letter of Credit is attached as Exhibit A.
The Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance:
Exhibit F — Form of Letter of Credit Request

(i)	the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date of such Proposed Issuance, immediately before and after giving effect to such Proposed Issuance;

(ii)	no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Proposed Issuance or the application of the proceeds therefrom;

(iii)	the Availability is greater than or equal to zero immediately after giving effect to such Proposed Issuance; and

(iv)	no material adverse change has occurred and is continuing with respect to the Collateral when taken as a whole since either the most recently delivered Borrowing Base Certificate or the most recently delivered Appraisal Report pursuant to Section 5.14 of the Credit Agreement.

Very truly yours,

SEAHAWK DRILLING, INC.

By:
Name:
Title:

Exhibit F — Form of Letter of Credit Request

EXHIBIT A
TO LETTER OF CREDIT REQUEST
Form of Proposed Letter of Credit
See attached.
Exhibit F — Form of Letter of Credit Request

EXHIBIT G
FORM OF NOTE

$	, 20
For value received, the undersigned SEAHAWK DRILLING, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                          (“Payee”) the principal amount of                                          Dollars ($                    ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee under the Credit Agreement, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, certain of its Subsidiaries as Guarantors, the lenders party thereto (the “Lenders”), and Natixis, New York Branch, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of outstanding principal amounts prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified in writing by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.
This Note is secured by the Security Documents.
Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY
Exhibit G — Form of Note

EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentionally Left Bank; Signature Page Follows]

SEAHAWK DRILLING, INC.
a Delaware corporation

By:
Name:
Title:

Exhibit G — Form of Note

EXHIBIT H
FORM OF NOTICE OF BORROWING
[Date]
NATIXIS, NEW YORK BRANCH, as Administrative Agent
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Attention: [          ]
Telephone: [          ]
Telecopier: [          ]
Electronic Mail: [          ]
Ladies and Gentlemen:
The undersigned, Seahawk Drilling, Inc., a Delaware corporation (“Borrower”), certain of its Subsidiaries as Guarantors, the lenders from time to time party thereto (the “Lenders”), and Natixis, New York Branch, as Administrative Agent for the Lenders, are parties to that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing). The undersigned gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Type of the Revolving Advances is [Eurodollar Advance] [Base Rate Advance].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is ___ month[s] and will end on [date].]
The Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Borrowing:
(i)	the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and
Exhibit H — Form of Notice of Borrowing

warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date of such Proposed Borrowing, immediately before and after giving effect to such Proposed Borrowing, and to the application of the proceeds from such Proposed Borrowing, as applicable;

(ii)	no Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result from such Proposed Borrowing or from the application of the proceeds therefrom;

(iii)	the Availability is greater than or equal to zero immediately after giving effect to such Proposed Borrowing; and

(iv)	no material adverse change has occurred and is continuing with respect to the Collateral when taken as a whole since either the most recently delivered Borrowing Base Certificate or the most recently delivered Appraisal Report pursuant to Section 5.14 of the Credit Agreement.

Very truly yours,

SEAHAWK DRILLING, INC.

By:

Name:

Title:

Exhibit H — Form of Notice of Borrowing

EXHIBIT I
FORM OF NOTICE OF CONVERSION OR CONTINUATION
[Date]
NATIXIS, NEW YORK BRANCH
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Attention: [          ]
Telephone: [          ]
Telecopier: [          ]
Electronic Mail: [          ]
Ladies and Gentlemen:
The undersigned, Seahawk Drilling, Inc., a Delaware corporation (“Borrower”), certain of its Subsidiaries as Guarantors, the lenders from time to time party thereto (the “Lenders”), and Natixis, New York Branch, as Administrative Agent for the Lenders, are parties to that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation). The undersigned gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Conversion or Continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or Continuation (the “Proposed Election”) as required by Section 2.02(b) of the Credit Agreement:
(a) The Business Day of the Proposed Election is                     , 20___.
(b) The amount and Type of Revolving Advance to be Converted or Continued pursuant to this Proposed Election consists of $               [Base Rate Advances][Eurodollar Advances].
(c) The requested Proposed Election is a [Conversion][Continuation] [and if the Proposed Election is a Conversion, the Conversion shall be made to a [Base Rate Advance][a Eurodollar Advance]].
(d) [If a Conversion to, or Continuation of, a Eurodollar Advance, the Interest Period shall be ___ month[s] and will end on [date].]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Election:
(i)	the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and
Exhibit I — Form of Notice of Conversion or Continuation

warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date of such Proposed Election, immediately before and after giving effect to such Proposed Election;
(ii)	no Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result from such Proposed Borrowing or from the application of the proceeds therefrom;

(iii)	the Availability is greater than or equal to zero immediately after giving effect to such Proposed Borrowing; and

(iv)	no material adverse change has occurred and is continuing with respect to the Collateral when taken as a whole since either the most recently delivered Borrowing Base Certificate or the most recently delivered Appraisal Report pursuant to Section 5.14 of the Credit Agreement.

Very truly yours,

SEAHAWK DRILLING, INC.

By:

Name:

Title:

Exhibit I — Form of Notice of Conversion or Continuation

EXHIBIT J
FORM OF PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT dated as of August [___], 2009 (this “Pledge Agreement”), is entered into by and among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), each of the undersigned other than the Borrower and Administrative Agent (as herein defined) (and together with the Borrower, collectively, the “Pledgors” and, individually, a “Pledgor”) and Natixis, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement described below).
RECITALS
     A. This Pledge Agreement is entered into in connection with that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries thereof as Guarantors, the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”), and Natixis, New York Branch, as Administrative Agent for such Lenders and as Issuing Bank (as defined therein).
     B. Each Pledgor will derive substantial direct or indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (ii) Swap Contracts (as defined in the Credit Agreement) entered into by any Loan Party (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and such transactions and documents are necessary or convenient to the conduct, promotion or attainment of such Pledgor’s business.
     C. It is a requirement under the Credit Agreement that the Pledgors secure the due payment and performance of all Obligations (as defined in the Credit Agreement) by entering into this Pledge Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:
     Section 1. Definitions; Interpretations. All capitalized terms not otherwise defined in this Pledge Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement. Any terms used in this Pledge Agreement that are defined in the UCC (as defined below) and not otherwise defined herein or in the Credit Agreement shall have the meanings assigned to those terms by the UCC. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning
Exhibit J — Form of Pledge Agreement

and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument, schedule or other document herein shall be construed as referring to such agreement, instrument, schedule or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and in effect, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Pledge Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Pledge Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of this Pledge Agreement, “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time thereafter, and any successor statute; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Pledged Collateral (as defined below) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     Section 2. Pledge.
     2.01. Grant of Pledge.
     (a) As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, each Pledgor hereby pledges, charges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in, the Pledged Collateral, as defined in Section 2.02 below. This Pledge Agreement shall secure all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments, and renewals thereof, whether for principal, interest, fees, expenses, indemnifications or otherwise. All such obligations shall be referred to in this Pledge Agreement as the “Secured Obligations”.
     (b) Notwithstanding anything contained herein to the contrary, it is the intention of each Pledgor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Pledgor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar Legal Requirement pplicable to such Pledgor. Accordingly, notwithstanding anything to the contrary contained in this Pledge Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Pledgor’s interests in any of its Property pursuant to this Pledge Agreement shall be limited to an aggregate amount equal to the largest amount that
Exhibit J — Form of Pledge Agreement

would not render such Pledgor’s obligations hereunder or the liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.
     2.02. Pledged Collateral. “Pledged Collateral” shall mean all of each Pledgor’s right, title, and interest in the following, whether now owned or hereafter acquired:
     (a) (i) all of the membership interests issued by a Domestic Subsidiary to such Pledgor listed in the attached Schedule 2.02(a) and all additional membership interests of such issuer hereafter acquired by such Pledgor (the “Domestic Membership Interests”), (ii) all of the membership interests issued to such Pledgor by a Foreign Subsidiary that is directly held by such Pledgor and listed in the attached Schedule 2.02(a) and 65% of all additional membership interests of such issuer hereafter acquired by such Pledgor (the “Foreign Membership Interests”; and together with the Domestic Membership Interests, the “Membership Interests”), (iii) the certificates representing the Membership Interests, if any, and (iv) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Membership Interests, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Membership Interests, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Membership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Membership Interests or the ownership thereof (collectively, the “Membership Interests Distributions”);
     (b) (i) all of the general and limited partnership interests issued by a Domestic Subsidiary to such Pledgor listed in the attached Schedule 2.02(b) and all additional general and limited partnership interests of such issuer hereafter acquired by such Pledgor (the “Domestic Partnership Interests”), (ii) all of the general and limited partnership interests issued to such Pledgor by a Foreign Subsidiary that is directly held by such Pledgor and listed in the attached Schedule 2.02(b) and 65% of all additional general and limited partnership interests of such issuer hereafter acquired by such Pledgor (the “Foreign Partnership Interests”; and together with the Domestic Partnership Interests, the “Partnership Interests”), and (iii) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Partnership Interests, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Partnership Interests, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Partnership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Partnership Interests or the ownership thereof (collectively, the “Partnership Interests Distributions”);
     (c) (i) all of the shares of stock issued by a Domestic Subsidiary to such Pledgor listed in the attached Schedule 2.02(c) and all additional shares of stock of such issuer hereafter acquired by such Pledgor (the “Domestic Shares”), (ii) all of the shares of
Exhibit J — Form of Pledge Agreement

stock issued to such Pledgor by a Foreign Subsidiary that is directly held by such Pledgor and listed in the attached Schedule 2.02(c) and 65% of all additional shares of stock of such issuer hereafter acquired by such Pledgor (the “Foreign Shares”; and together with the Domestic Shares, the “Pledged Shares”), (iii) the certificates representing the Pledged Shares, and (iv) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Pledged Shares, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Pledged Shares, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Pledged Shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Shares or the ownership thereof (collectively, the “Pledged Shares Distributions”; together with the Membership Interests Distributions and the Partnership Interest Distributions, the “Distributions”); and
     (d) all proceeds from the Pledged Collateral described in paragraphs (a), (b) and (c) of this Section 2.02.
     2.03. Delivery of Pledged Collateral. All certificates or instruments, if any, representing the Pledged Collateral shall be delivered to the Administrative Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, upon prior written notice to the applicable Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2.04. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.
     2.04. Rights Retained by Pledgor. Notwithstanding the pledge in Section 2.01,
     (a) unless an Event of Default shall have occurred and is continuing, (i) each Pledgor shall be entitled to receive and retain any dividends and other Distributions paid on or in respect of its Pledged Collateral and the proceeds of any sale of its Pledged Collateral as permitted by the Credit Agreement; and (ii) each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to its Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that no Pledgor shall exercise nor shall it refrain from exercising any such right if such action or inaction, as applicable, would have a material adverse effect on the value of the Pledged Collateral; and
     (b) if an Event of Default shall have occurred and is continuing,
     (i) until such time thereafter as the Administrative Agent gives written notice of its election to exercise such voting and other consensual rights pursuant
Exhibit J — Form of Pledge Agreement

and in accordance with Section 5 hereof, each Pledgor shall have the rights set forth in Section 2.04(a) subject to the limitations thereof; and
     (ii) at and after such time as the Administrative Agent gives written notice of its election to exercise such voting and other consensual rights pursuant to and in accordance with Section 5 hereof, each Pledgor shall execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies and other instruments as the Administrative Agent may reasonably request to enable the Administrative Agent to (A) exercise the voting and other rights which such Pledgor is entitled to exercise pursuant to paragraph (a)(ii) or paragraph (b)(i) of this Section 2.04, and (B) receive any Distributions and proceeds of sale of the Pledged Collateral which such Pledgor is authorized to receive and retain pursuant to paragraph (a)(i) of this Section 2.04.
     Section 3. Representations and Warranties. Each Pledgor represents and warrants to the Administrative Agent and the other Secured Parties as follows:
     (a) The Pledged Collateral applicable to such Pledgor listed on the attached Schedules 2.02(a), 2.02(b) and 2.02(c) have been duly authorized and validly issued to such Pledgor and are fully paid and nonassessable.
     (b) Such Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien, except for (i) the security interest created by this Pledge Agreement and (ii) the Excepted Liens.
     (c) No authorization, authentication, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required to be made or obtained by any Loan Party either (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by such Pledgor or (ii) for the exercise by the Administrative Agent or any Secured Party of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).
     (d) Such Pledgor has the requisite corporate (or equivalent), power and authority to deliver, pledge, assign and transfer the Pledged Collateral to the Administrative Agent.
     (e) As of the date of this Pledge Agreement (and as of each date that this Pledge Agreement is supplemented), the Membership Interests listed on the attached Schedule 2.02(a) constitute (i) the percentage of the issued and outstanding membership interests of the respective issuer thereof set forth on Schedule 2.02(a), (ii) with respect to any Domestic Subsidiary, all of the membership interests of such issuer in which such Pledgor has any ownership interest, and (iii) with respect to any Foreign Subsidiary, at least 65% of the membership interests of such issuer in which such Pledgor has any ownership interest.
Exhibit J — Form of Pledge Agreement

     (f) As of the date of this Pledge Agreement (and as of each date that this Pledge Agreement is supplemented), the Partnership Interests listed on the attached Schedule 2.02(b) constitute (i) the percentage of the issued and outstanding general and limited partnership interests of the respective issuer thereof set forth on Schedule 2.02(b), (ii) with respect to any Domestic Subsidiary, all of the partnership interests of such issuer in which such Pledgor has any ownership interest, and (iii) with respect to any Foreign Subsidiary, at least 65% of the partnership interests of such issuer in which such Pledgor has any ownership interest.
     (g) As of the date of this Pledge Agreement (and as of each date that this Pledge Agreement is supplemented), the Pledged Shares listed on the attached Schedule 2.02(c) constitute (i) the percentage of the issued and outstanding shares of capital stock of the respective issuer thereof set forth on Schedule 2.02(c), (ii) with respect to any Domestic Subsidiary, all of the shares of stock of such issuer in which such Pledgor has any ownership interest, and (iii) with respect to any Foreign Subsidiary, at least 65% of the             shares of stock of such issuer in which such Pledgor has any ownership interest.
     (h) As of the date of this Pledge Agreement (and as of each date that this Pledge Agreement is supplemented), Schedule 3 sets forth its sole jurisdiction of formation, type of organization, federal tax identification number, the organizational number, and all names under which it has conducted business during the last five years prior to the date of this Pledge Agreement (or the date of any supplement to this Pledge Agreement).
     Section 4. Pledgor’s Covenants. Until (a) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), (b) the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit , (c) the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable Swap Counterparty has advised the Administrative Agent in writing that it has received other collateral satisfactory to it), and (d) the termination or expiration of the Revolving Commitments (the date on or prior to which all of the preceding shall have occurred being the “Security Termination Date”), each Pledgor covenants and agrees with the Administrative Agent that:
     4.01. Protect Collateral; Further Assurances. Each Pledgor will warrant and defend the rights and title herein granted unto the Administrative Agent, for the ratable benefit of the Secured Parties, in and to such Pledgor’s Pledged Collateral (and all right, title, and interest represented by such Pledged Collateral) against the claims and demands of all Persons whomsoever. Each Pledgor agrees that, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents and take all further action, that may be reasonably necessary and that the Administrative Agent or any Secured Party may reasonably request, in order to perfect and protect any security interest granted or charged or
Exhibit J — Form of Pledge Agreement

purported to be granted or charged hereby or to enable the Administrative Agent or any Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of such Pledgor’s Pledged Collateral. Each Pledgor hereby authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of such Pledgor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Pledge Agreement, including financing statements containing an “all assets” or “all personal property” collateral description.
     4.02. Additional Shares. Each Pledgor agrees that it will pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any additional Equity Interests of an issuer of the Pledged Collateral; provided that, no Pledgor is required to pledge more than 65% of the Equity Interests issued by any individual issuer that is a Foreign Subsidiary.
     4.03. Jurisdiction of Formation; Name Change. Each Pledgor shall give the Administrative Agent at least 10 Business Days prior written notice before it (i) in the case of any Pledgor that is not a “registered organization” (as such term is defined in Section 9-102 of the UCC), changes the location of its principal place of business and chief executive office, (ii) changes the location of its jurisdiction of formation or organization, or (iii) changes its legal name or uses a trade name other than its current name used on the such Pledgor enters into this Pledge Agreement; provided that, such Pledgor shall not effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Pledgor agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Pledged Collateral. Each Pledgor represents and warrants that, as to Membership Interests and Partnership Interests, (a) such Pledged Collateral does not constitute “securities” as defined in Section 8.102 and 8.03 of the UCC and (b) the limited liability company agreement or the partnership agreement, as applicable, of the issuer thereof does not expressly “opt in” to “security” status in accordance with Section 8-103 of the UCC. Other than as permitted by Section 6.15 of the Credit Agreement but subject to the terms of this Section 4.03, no Grantor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents, nor amend its name or change its jurisdiction of incorporation, organization or formation without the prior written consent of the Administrative Agent.
     Section 5. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default:
     5.01. UCC Remedies. To the extent permitted by law, the Administrative Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).
     5.02. Dividends and Other Rights.
     (a) All rights of the Pledgors to exercise the voting and other consensual rights which they would otherwise be entitled to exercise pursuant to Section 2.04(a) may
Exhibit J — Form of Pledge Agreement

be exercised by the Administrative Agent if the Administrative Agent so elects and gives written notice of such election to the affected Pledgor and all rights of the Pledgors to receive any Distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral that they would otherwise be authorized to receive and retain pursuant to Section 2.04(b) shall cease.
     (b) All Distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which are received by any Pledgor shall be received in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, shall be segregated from other funds of such Pledgor, and shall be promptly paid over to the Administrative Agent, for the ratable benefit of the Secured Parties, as Pledged Collateral in the same form as so received (with any necessary endorsement).
     5.03. Sale of Pledged Collateral. Subject to the mandatory requirements of applicable law, the Administrative Agent may sell all or part of the Pledged Collateral at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable in accordance with applicable laws. Each Pledgor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Pledgor hereby deems 10 days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Pledged Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time-to-time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor shall fully cooperate with Administrative Agent in selling or realizing upon all or any part of the Pledged Collateral. In addition, each Pledgor shall fully comply with the securities laws of the United States, the State of New York, and other states, and take such actions as may be necessary to permit Administrative Agent to sell or otherwise dispose of any securities representing the Pledged Collateral in compliance with such laws.
     5.04. Exempt Sale. If, in the opinion of the Administrative Agent, there is any question that a public or semipublic sale or distribution of any Pledged Collateral will violate any state, federal, or other applicable securities law, the Administrative Agent in its reasonable discretion (a) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (b) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by the Administrative Agent shall be deemed to be not “commercially reasonable” solely because so made. Each Pledgor shall cooperate fully with the Administrative Agent in all reasonable respects in selling or realizing upon all or any part of the Pledged Collateral.
Exhibit J — Form of Pledge Agreement

     5.05. Application of Collateral. The proceeds of any sale, or other realization upon all or any part of the Pledged Collateral by the Administrative Agent or any other Secured Party shall be applied by the Administrative Agent or such Secured Party as set forth in Section 7.06 of the Credit Agreement. Notwithstanding the foregoing, nothing contained herein shall contradict the terms of Section 9.09(e) of the Credit Agreement which provides that only the Administrative Agent may exercise all rights, remedies and powers as the secured party of the liens granted herein.
     5.06. Cumulative Remedies. Each right, power and remedy herein specifically granted to the Administrative Agent or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time-to-time as often and in such order as may be deemed expedient by the Administrative Agent in its sole discretion. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any such right, power or remedy, shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right.
     Section 6. Administrative Agent as Attorney-in-Fact for Pledgor.
     6.01. Attorney-in-Fact. Each Pledgor hereby constitutes and irrevocably appoints the Administrative Agent, acting for and on behalf of the Secured Parties and each successor or assign of the Administrative Agent and the Secured Parties, the true and lawful attorney-in-fact of such Pledgor, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, the Administrative Agent or otherwise to take any action and execute any instrument at the written direction of the Secured Parties and enforce all rights, interests and remedies of such Pledgor with respect to the Pledged Collateral, including the right:
     (i) to ask, require, demand, receive and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the other Pledged Collateral;
     (ii) to elect remedies thereunder and to endorse any checks or other instruments or orders in connection therewith;
     (iii) to file any claims or take any action or institute any proceedings in connection therewith which the Administrative Agent may deem to be necessary or advisable;
     (iv) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Pledged Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided;
     (v) upon foreclosure, to do any and every act which any Pledgor may do on its behalf with respect to the Pledged Collateral or any part thereof and to exercise any or all of such Pledgor’s rights and remedies under any or all of the Pledged Collateral; and
Exhibit J — Form of Pledge Agreement

     (vi) to receive, indorse, and collect all instruments made payable to such Pledgor representing any dividend, or the proceeds of the sale of the Pledged Collateral, or other distribution in respect of the Pledged Collateral and to give full discharge for the same;
provided, however, that the Administrative Agent shall not exercise any such rights or take any such actions except after the occurrence and during the continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.
     6.02. Administrative Agent May Perform. The Administrative Agent may from time-to-time perform any act which any Pledgor has agreed hereunder to perform and which such Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default and after notice thereof by the Administrative Agent to any Pledgor) and the Administrative Agent may from time-to-time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be part of the Secured Obligations and shall be secured hereby. The Administrative Agent shall endeavor to provide notice to the affected Pledgor of any action taken hereunder; provided however, the failure to provide such notice shall not be construed as a waiver of any rights of the Administrative Agent provided under this Pledge Agreement or under applicable law.
     6.03. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest as a secured party in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.
     6.04. Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.
     Section 7. Miscellaneous.
     7.01. Expenses. Each Pledgor will upon demand pay to the Administrative Agent for its benefit and the benefit of the Secured Parties the amount of (i) any reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of experts and one external primary counsel for the Administrative Agent and of one local counsel in each jurisdiction, if necessary (it being understood that the local counsel for any such jurisdiction shall, if reasonably acceptable to the Administrative Agent, be limited to any local counsel previously engaged by a
Exhibit J — Form of Pledge Agreement

Loan Party in such jurisdiction, if applicable), in any case, which the Administrative Agent and the Secured Parties may incur in connection with the custody, preservation, use, or operation of, any Pledged Collateral, and (ii) any out-of-pocket expenses, including the fees and disbursements of its counsels and of any experts, which the Administrative Agent and the Secured Parties may incur in connection with (A) the sale, collection, or other realization of, any of the Pledged Collateral, (B) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder, and (C) the failure by any Pledgor to perform or observe any of the provisions hereof.
     7.02. Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by any Pledgor herefrom shall be effective unless the same shall comply with Section 10.01 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     7.03. Addresses for Notices. All notices and other communications provided for hereunder shall be made in the manner and to the addresses set forth in Section 10.02 of the Credit Agreement or on the signatures hereof.
     7.04. Continuing Security Interest; Transfer of Interest.
     (a) This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the Security Termination Date, (b) be binding upon each Pledgor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, the Administrative Agent and the Lenders and their respective successors, permitted transferees, and permitted assigns, and to the benefit of and be binding upon, the Swap Counterparties, and each of their respective successors, transferees, and assigns to the extent such successors, transferees, and assigns of a Swap Counterparty is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement, that other Person shall thereupon become vested with all the benefits held by such Lender under this Pledge Agreement.
     (b) Upon the occurrence of the Security Termination Date, the security interest granted hereby shall automatically terminate without any further action by any party, and all rights to the Pledged Collateral shall revert to the applicable Pledgor to the extent such Pledged Collateral has not been sold or otherwise applied pursuant to the terms hereof. Upon any such termination or if authorized under Section 9.09 of the Credit Agreement, the Administrative Agent will, at the Pledgors’ expense, deliver all Pledged Collateral to the applicable Pledgor, execute and deliver to the applicable Pledgor such documents as such Pledgor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
     7.05. Waivers. Each Pledgor hereby waives:
Exhibit J — Form of Pledge Agreement

     (a) promptness, diligence, notice of acceptance, and any other notice (other than as set forth herein) with respect to any of the Secured Obligations and this Pledge Agreement;
     (b) any requirement that the Administrative Agent or any Secured Party protect (other than as required herein), secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Pledgor, any Guarantor, or any other Person or any collateral; and
     (c) any duty on the part of the Administrative Agent to disclose to any Pledgor any matter, fact, or thing relating to the business, operation, or condition of any Pledgor, any Guarantor, or any other Person and their respective assets now known or hereafter known by such Person.
     7.06. Severability. If any provision of this Pledge Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Pledge Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7.07. CHOICE OF LAW. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.
     7.08. Counterparts. This Pledge Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Pledge Agreement in the presence of the other parties to this Pledge Agreement. In proving this Pledge Agreement, a party must produce or account only for the executed counterpart of the party to be charged.
     7.09. Reinstatement. If, at any time after payment in full of all Secured Obligations and termination of the Administrative Agent’s security interest granted herein, any payments on the Secured Obligations previously made must be disgorged by the Administrative Agent for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of any Grantor or any other Person, this Pledge Agreement and the Administrative Agent’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and each Grantor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent’s security interest. EACH GRANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 7.09 (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ONE EXTERNAL PRIMARY COUNSEL AND OF ONE LOCAL COUNSEL IN EACH
Exhibit J — Form of Pledge Agreement

JURISDICTION, IF NECESSARY (IT BEING UNDERSTOOD THAT THE LOCAL COUNSEL FOR ANY SUCH JURISDICTION SHALL, IF REASONABLY ACCEPTABLE TO THE PERSON TO WHOM SUCH SECURED PARTY IS A RELATED PARTY, BE LIMITED TO ANY LOCAL COUNSEL PREVIOUSLY ENGAGED BY THE BORROWER IN SUCH JURISDICTION, IF APPLICABLE) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE BEEN PROXIMATELY CAUSED BY SUCH SECURED PARTY’S OWN BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, VIOLATION OF LAW OR BY REASON OF A CLAIM BY ONE OR MORE OTHER SECURED PARTIES OR EQUITY INTEREST OWNERS OF ANY SECURED PARTY, SO LONG AS NOT PROXIMATELY CAUSED BY ANY GRANTOR OR ANY AFFILIATE THEREOF.
     7.10. Conflicts. In the event of any explicit or implicit conflict between any provisions of this Pledge Agreement and any provision of the Credit Agreement, the terms of the Credit Agreement shall be controlling.
     7.11. Additional Pledgors. Pursuant to the Credit Agreement, the Borrower is required to cause each holder of an Equity Interest in a Material Subsidiary that did not own any such Equity Interest on the date of the Credit Agreement is required to enter into this Pledge Agreement as a Pledgor within 30 days of such Subsidiary becoming a Material Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.
     7.12. Submission to Jurisdiction.
     (a) Any legal action or proceeding with respect to this Pledge Agreement may be brought in the courts of the state of New York sitting in New York City or of the United States of America for the Southern District of such state, and by execution and delivery of this Pledge Agreement, each party to this Pledge Agreement consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. Each party to this Pledge Agreement irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Pledge Agreement or other document related hereto. Each party to this Pledge Agreement waives personal service of any summons, complaint
Exhibit J — Form of Pledge Agreement

or other process, which may be made by any other means permitted by the law of such state.
     (b) Nothing in the immediately preceding clause (i) shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of any party hereto to bring any action or proceeding against any other party in the courts of any other jurisdiction.
     7.13. Waiver of Jury. Each party to this Pledge Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under this Pledge Agreement or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Pledge Agreement, or the transactions related hereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Pledge Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
     7.14. Integration. This Pledge Agreement and the other Loan Documents represent the final agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no oral agreements among the parties hereto.
[SIGNATURE PAGES FOLLOW]
Exhibit J — Form of Pledge Agreement

     The parties hereto have caused this Pledge Agreement to be duly executed as of the date first above written.

PLEDGORS:

[BORROWER] [PERSONS OWNING EQUITY OF MATERIAL SUBSIDIARIES]

By:

[Name]
[Title]
Exhibit J — Form of Pledge Agreement

ADMINISTRATIVE AGENT:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

Exhibit J — Form of Pledge Agreement

SCHEDULE 2.02(A)
MEMBERSHIP INTERESTS

Type of
	Issuer	Membership	% of Membership
Pledgor	(Domestic/Foreign)	Interest	Interest Owned

Exhibit J — Form of Pledge Agreement

SCHEDULE 2.02(B)
PARTNERSHIP INTERESTS

	Issuer	Type of Partnership	% of Partnership
Pledgor	(Domestic/Foreign)	Interest	Interest Owned

Exhibit J — Form of Pledge Agreement

SCHEDULE 2.02(C)
PLEDGED SHARES

	Issuer	Type of	Number of	% of Shares	Certificate
Pledgor	(Domestic/Foreign)	Shares	Shares	Owned	No.

Exhibit J — Form of Pledge Agreement

SCHEDULE 3
ORGANIZATIONAL INFORMATION

Pledgor:

Sole Jurisdiction of Formation / Filing:

Type of Organization:

Organizational Number:

Federal Tax Identification Number:

Prior Names:

Exhibit J — Form of Pledge Agreement

Annex 1 to the
Pledge Agreement
     SUPPLEMENT NO.                      dated as of                     , 20___(the “Supplement”), to the Pledge Agreement dated as of August [___], 2009 (this “Pledge Agreement”), by and among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), each of the undersigned other than the Borrower and the Administrative Agent (as herein defined) (and together with the Borrower, collectively, the “Pledgors” and, individually, a “Pledgor”) and Natixis, New York Branch, as administrative agent (the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement described below)
RECITALS
     A. Reference is made to that certain Revolving Credit Agreement dated as of August ___, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, certain Subsidiaries of the Borrower as Guarantors, the lenders party thereto from time to time (the “Lenders”), and Natixis, New York Branch, as Administrative Agent for such Lenders and as Issuing Bank (as defined therein).
     B. The Pledgors entered into the Pledge Agreement in order to induce the Lenders to make Revolving Advances and the Issuing Bank to issue, extend and renew Letters of Credit under the Credit Agreement. Pursuant to the Credit Agreement, the Borrower is required to cause each holder of an Equity Interest in a Material Subsidiary that did not own any such Equity Interest on the date of the Credit Agreement is required to enter into this Pledge Agreement as a Pledgor within 30 days of such Subsidiary becoming a Material Subsidiary. Section 7.11 of the Pledge Agreement provides that such holder may become a Pledgor under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Pledgor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Pledge Agreement in order to induce the Lenders to make additional Revolving Advances and for the Issuing Bank to make, extend, and renew Letters of Credit under the Credit Agreement, and as consideration for Revolving Advances previously made and Letters of Credit previously issued thereunder.
     C. The New Pledgor is an Affiliate of the Borrower and will derive substantial direct or indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (ii) Swap Contracts (as defined in the Credit Agreement) entered into by any Loan Party (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and such transactions and documents are necessary or convenient to the conduct, promotion or attainment of such New Pledgor’s business.
     D. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement and the Credit Agreement.
     Accordingly, the Administrative Agent and the New Pledgor agree as follows:
Exhibit J — Form of Pledge Agreement

     SECTION 1. In accordance with Section 7.11 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby agrees (a) to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof in all material respects. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Pledged Collateral of the New Pledgor. Each reference to a “Pledgor” in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is hereby incorporated herein by reference.
     SECTION 2. The New Pledgor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.
     SECTION 3. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Supplement in the presence of the other parties to this Supplement. In proving this Supplement, a party must produce or account only for the executed counterpart of the party to be charged. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Administrative Agent.
     SECTION 4. The New Pledgor hereby represents and warrants that, as of the date of this Supplement, (a) set forth on Schedules 2.02(a), 2.02(b), and 2.02(c) attached hereto are true and correct schedules of all its Membership Interests, Partnership Interests and Pledged Shares, as each term is defined in the Pledge Agreement, and (b) set forth on Schedule 3 attached hereto are its sole jurisdiction of formation, type of organization, its federal tax identification number and the organizational number, if applicable, and all names under which it has conducted business during the last five years prior to the date of this Supplement.
     SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.
     SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     SECTION 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this
Exhibit J — Form of Pledge Agreement

Supplement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 8. All communications and notices hereunder shall be in writing and given as provided in the Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the New Pledgor in a notice to the Administrative Agent.
     SECTION 9. The New Pledgor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
     SECTION 10. This Supplement, the Pledge Agreement and the other Loan Documents, represent the final agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no oral agreements among the parties hereto.
[SIGNATURES PAGES FOLLOW]
Exhibit J — Form of Pledge Agreement

     IN WITNESS WHEREOF, the New Pledgor and the Administrative Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

NEW PLEDGOR:

[			]

By:

Name:
Title:

ADMINISTRATIVE AGENT:

NATIXIS, NEW YORK BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit J — Form of Pledge Agreement

Schedules
Supplement No. ____
to the Pledge Agreement
Pledged Collateral of the New Pledgor
SCHEDULE 2.02(A)
MEMBERSHIP INTERESTS

Type of
	Issuer	Membership	% of Membership
Pledgor	(Domestic/Foreign)	Interest	Interest Owned

SCHEDULE 2.02(B)
PARTNERSHIP INTERESTS

	Issuer	Type of Partnership	% of Partnership
Pledgor	(Domestic/Foreign)	Interest	Interest Owned

SCHEDULE 2.02(C)
PLEDGED SHARES

	Issuer	Type of	Number of	% of Shares	Certificate
Pledgor	(Domestic/Foreign)	Shares	Shares	Owned	No.

SCHEDULE 3
ORGANIZATIONAL INFORMATION

New Pledgor:	[PLEDGOR]

Sole Jurisdiction of Formation / Filing:	[STATE]

Type of Organization:	[ENTITY TYPE]

Organizational Number:

Exhibit J — Form of Pledge Agreement

Federal Tax Identification Number:

Prior Names:

Exhibit J — Form of Pledge Agreement

EXHIBIT K
FORM OF RIG MORTGAGE
FIRST PREFERRED FLEET MORTGAGE
by
SEAHAWK DRILLING, LLC,
to
NATIXIS, NEW YORK BRANCH,
as
Administrative Agent
Dated [                       __], 2009 and effective [                       __], 2009
Vanuatu Vessels
[Seahawk 2000, Seahawk 2001, Seahawk 2002, Seahawk 2004, Seahawk 2005, Seahawk 2007,
Seahawk 2501, Seahawk 2503, Seahawk 2505, Seahawk 2600, Seahawk 2601, Seahawk 3000,
Seahawk 800]
Exhibit K — Form of Rig Mortgage

     This FIRST PREFERRED FLEET MORTGAGE (this “Mortgage”) is made this the [___] day of [                    ], 2009 and is effective the [___] date of [                    ], 2009, by SEAHAWK DRILLING, LLC, a Delaware limited liability company (the “Shipowner”), with an address at: 5847 San Felipe, Suite 1600, Houston, Texas 77057, to NATIXIS, NEW YORK BRANCH, with an address at 9 West 57th Street, 35th Floor, New York, NY 10019, as Administrative Agent (together with its successors and permitted assigns as such, the “Mortgagee”).
     WHEREAS:
     1. The Shipowner is party to the Revolving Credit Agreement dated as of August [___], 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), as borrower, certain of its Subsidiaries as Guarantors, including the Shipowner, NATIXIS, NEW YORK BRANCH, as administrative agent, and the lenders party thereto (the “Lenders”), pursuant to which the Lenders have agreed from time to time to extend credit and/or issue letters of credit for the benefit of the Borrower and its subsidiaries, including the Shipowner, in an aggregate amount up to thirty-six million United States Dollars (US$36,000,000.00), which amount is the principal amount of this Mortgage. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement, a copy of a form of which, including certain exhibits, is annexed hereto as Exhibit A and made a part hereof.
     2. The Shipowner will receive substantial, direct and indirect, benefits through the extension of credit under the terms of the Credit Agreement, and related documents; and in consideration of such benefit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shipowner has executed this Mortgage.
     3. The Shipowner is the sole owner of the whole of the Vanuatu flag vessels described on Schedule I attached hereto, which are duly documented in the name of the Shipowner under the laws and flag of the Republic of Vanuatu, qualified to engage in the trade specified, which vessels are further described on Schedule I attached hereto and made a part hereof; and
     4. The Shipowner, in order to secure its debts, liabilities, and obligations, covenants and duties arising under the Credit Agreement and the other Loan Documents or otherwise with respect to any Revolving Advance, Letter of Credit or a Swap Contract to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, including, without limitation, the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses, indemnities or otherwise) from time to time payable by the Shipowner under the Credit Agreement, this Mortgage (including, without limitation, the costs, expenses and other amounts payable by Shipowner hereunder pursuant to Section 3.9 in connection with Mortgagee’s enforcing its rights and remedies pursuant to this Mortgage), and to secure the performance and observance of all agreements, covenants and provisions contained in the Credit Agreement, this Mortgage and the other Loan
Exhibit K — Form of Rig Mortgage

Documents (collectively, the “Secured Obligations”), has duly authorized the execution and delivery of this Mortgage.
     NOW, THEREFORE, to secure the prompt payment of the Secured Obligations and the performance and observance of all agreements, covenants and provisions of the Shipowner contained in the Credit Agreement, this Mortgage, the Guaranty and the other Loan Documents, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over, and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over unto the Mortgagee the whole of each of the vessels (as more specifically described on Schedule I), together with all of the boilers, engines, generators, drilling machinery and equipment, pumps and pumping equipment, machinery, masts, spars, sails, boats, anchors, cables, chains, rigging, tackle, outfit, apparel, furniture, fittings, equipment, spares, fuel, stores and all other appurtenances thereunto appertaining or belonging, and also any and all additions, improvements and replacements hereafter made in or to such vessel, or any part thereof, or in or to her equipment and appurtenances aforesaid for each such vessel (collectively, the “Vessels” and each, a “Vessel”);
     TO HAVE AND TO HOLD all and singular the Vessels unto the Mortgagee and its successors and permitted assigns, to its and its successors’ and permitted assigns’ own use, benefit and behove forever, subject to the rights of the Shipowner therein as herein provided;
     PROVIDED, HOWEVER, and these presents are upon the condition that, upon the occurrence of certain conditions and/or payment of certain obligations in accordance with Section 3.12 of this Mortgage, the liens, estate and rights hereby granted shall be subject to termination and release in accordance with the terms of such Section 3.12 of this Mortgage.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that each of the Vessels is to be held subject to the further covenants, conditions, provisions, terms and uses hereinafter set forth.
ARTICLE I
COVENANTS OF THE SHIPOWNER
     The Shipowner covenants and agrees with the Mortgagee as follows:
     SECTION 1.1 The Shipowner will pay when due all Secured Obligations from time to time payable by the Shipowner under the Credit Agreement and the other Loan Documents and will observe, perform and comply with the covenants, terms and conditions herein and in the Credit Agreement and the other Loan Documents, on its part to be observed, performed or complied with.
     SECTION 1.2 The Shipowner is and shall remain duly qualified to own, document and operate each of the Vessels under the applicable laws and regulations of the Republic of Vanuatu. Each of the Vessels is duly documented in the name of the Shipowner as owner under the laws of the Republic of Vanuatu.
     SECTION 1.3 The Shipowner lawfully owns and is lawfully possessed of each of the Vessels free from any Lien, charge or encumbrance whatsoever (except for this Mortgage
Exhibit K — Form of Rig Mortgage

and the Excepted Liens), and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever.
     SECTION 1.4 The Shipowner has caused this Mortgage to be duly filed and will cause it to be duly recorded and will comply with and satisfy all of the provisions and requirements of Chapter 5, Section 55 of the Vanuatu Maritime Act Cap. 131 (as amended) (hereinafter called the “Vanuatu Maritime Law”) and will otherwise comply with and satisfy all of the other applicable provisions of the Vanuatu Maritime Law in order to establish, perfect and maintain this Mortgage as a valid, enforceable and duly perfected first preferred mortgage lien thereunder upon each of the Vessels and upon all renewals, replacements and improvements made in or to the same for the amount of the Secured Obligations.
     SECTION 1.5 For each of the Vessels, the Shipowner will not (a) cause or permit such Vessel to be operated in any manner contrary to law, (b) engage in any unlawful trade or violate any law, (c) carry any cargo that will expose such Vessel to penalty, confiscation, forfeiture, capture or condemnation, or (d) do, or suffer or permit to be done, anything which can or may injuriously affect the registration or enrollment of such Vessel under the laws and regulations of the Republic of Vanuatu. The Shipowner will at all times keep each Vessel duly documented as a Vanuatu flag vessel.
     SECTION 1.6 Neither the Shipowner, any charterer, the master of any of the Vessels nor any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon any of the Vessels any Lien whatsoever other than this Mortgage and other Excepted Liens.
     SECTION 1.7 For each of the Vessels, the Shipowner will place, and at all times and places will retain, a properly certified copy of this Mortgage on board such Vessel with her papers and will cause such certified copy and such Vessel’s marine document to be exhibited to any and all persons having business therewith which might give rise to any lien thereon other than Excepted Liens, and to any representative of the Mortgagee; and the Shipowner will place and keep prominently displayed in the chart room and in the master’s cabin of such Vessel, or in the case of a rig, in a prominent place aboard the rig, or in such location as the rig’s papers are kept, a framed printed notice in plain type reading as follows:
“NOTICE OF MORTGAGE
This Vessel is covered by a First Preferred Fleet Mortgage to NATIXIS, NEW YORK BRANCH, as Administrative Agent, under authority of the Vanuatu Maritime Law, 1981, as amended. Under the terms of said Mortgage, neither the Shipowner, any charterer, the master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than Excepted Liens (as defined in the Credit Agreement attached as an exhibit to the First Preferred Fleet Mortgage).”
     SECTION 1.8 Except for this Mortgage and the other Excepted Liens, for each of the Vessels, Shipowner will pay or cause to be discharged or make adequate provision for the
Exhibit K — Form of Rig Mortgage

satisfaction or discharge of all claims or demands (except to the extent that the same shall concurrently be contested by the Shipowner in good faith by appropriate proceedings that shall not affect the continued release of the relevant Vessel), or will cause such Vessel to be released or discharged from any Lien, encumbrance or charge therefor.
     SECTION 1.9 For each of the Vessels,
     (a) if a libel or complaint be filed against such Vessel or such Vessel be otherwise attached, arrested, levied upon or taken into custody by any Governmental Authority or any person that purports to be acting on behalf of a Governmental Authority for any cause whatsoever, the Shipowner will promptly notify the Mortgagee by facsimile, confirmed by letter, at its address as specified in this Mortgage, and within thirty (30) consecutive days will cause such Vessel to be released and all Liens thereon other than this Mortgage and other Excepted Liens to be discharged (except to the extent that the claim giving rise to such lien shall concurrently be contested by the Shipowner in good faith by appropriate proceedings that shall not affect the release of such Vessel) and will promptly notify the Mortgagee thereof in the manner aforesaid; and
     (b) if the Shipowner shall fail or neglect to furnish proper security or otherwise to release such Vessel from libel, arrest, levy, seizure or attachment within the time period required by Section 1.9(a) above, the Mortgagee or any person acting on behalf of the Mortgagee may furnish security to release such Vessel and by so doing shall not be deemed to cure the default of the Shipowner unless and until the Shipowner shall have reimbursed the Mortgagee from all costs and expenses (including reasonable attorney’s fees) incurred by the Mortgagee or such third party acting at the direction of the Mortgagee in procuring such release, including for any security so furnished.
     SECTION 1.10 For each of the Vessels,
     (a) except while such Vessel is undergoing repairs, maintenance or is in lay up cold-stacked, warm-stacked or similar suspensions of use or operation, the Shipowner will at all times and without cost or expense to the Mortgagee maintain and preserve, or cause to be maintained and preserved, such Vessel (i) in good running order and repair so that such Vessel shall be, insofar as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy and (ii) in at least as good a working order and condition as when this Mortgage was executed, ordinary wear and tear excepted; and will keep such Vessel, or cause her to be kept, in such condition as will entitle her to such classification rating with the American Bureau of Shipping or other classification society of like standing reasonably acceptable to the Mortgagee, (each, a “Classification Society”) that companies engaged in the operation of vessels of the same type, size, age and flag as such Vessel maintain respecting their vessels with such Classification Society. Notwithstanding the foregoing, if such Vessel is affected by any loss or damage or any condemnation or taking of such Vessel or a portion or component thereof, the Shipowner shall make all necessary repairs and replacements to such Vessel to the extent and as permitted by the terms of the Credit Agreement;
Exhibit K — Form of Rig Mortgage

     (b) such Vessel shall, and the Shipowner covenants that it will, at all times comply with all applicable laws, rules and regulations to the extent set forth in the Credit Agreement, and such Vessel shall have on board as and when required thereby certificates showing compliance therewith;
     (c) the Shipowner will not make, or permit to be made, any substantial change in the structure, type or speed of such Vessel or change in the rig of such Vessel; and
     (d) the Shipowner may, in the ordinary course of maintenance, repair or overhaul of such Vessel, remove any item of property constituting a part of such Vessel, provided such item of property is replaced to the extent necessary to maintain such Vessel in the condition required herein or in the Credit Agreement. Any such replacement item of property shall, without necessity of further act hereunder, become part of such Vessel and subject to this Mortgage.
     SECTION 1.11 The Shipowner will not transfer or change the flag or port of documentation of any of the Vessels except as set forth in the Credit Agreement.
     SECTION 1.12 The Shipowner will not sell, mortgage or transfer any of the Vessels except in accordance with the applicable provisions of the Credit Agreement. The Shipowner will not charter any of the Vessels on a demise or bareboat basis for a charter period of more than six (6) months without the prior written consent of the Mortgagee, which consent will not be unreasonably withheld, conditioned or delayed. To the extent the Shipowner demise or bareboat charters such Vessel, or enters into time charter parties or a series of successive voyage charter parties, drilling contract, contracts of affreightment or pooling arrangements respecting any Vessel having an indicated duration of at least six months (including any exercised optional extensions or renewals) it will: (a) provide Mortgagee a copy of any such charter and all related documents, (b) maintain in favor of Mortgagee a first priority perfected security interest in and Lien upon the charter agreement and all related rights and the proceeds thereof subject to Excepted Liens, and (c) cause any such charter and the rights of the Shipowner thereunder to be freely assignable to Mortgagee and/or its designee.
     SECTION 1.13 The Shipowner agrees that, if the Shipowner fails to perform covenants or obligations under this Mortgage, including, without limitation, its obligations with respect to insurance, the discharging of Liens, taxes, dues, assessments, governmental charges, fines, penalties lawfully imposed, repairs, reasonable attorneys’ fees, and other obligations that are not Excepted Liens, the Mortgagee may, but shall not be obligated to, perform the Shipowner’s obligations under this Mortgage, and any reasonable expenses incurred by the Mortgagee in performing the Shipowner’s obligations shall be paid by the Shipowner within ten (10) Business Days of demand. Any such performance by the Mortgagee may be made by the Mortgagee in reasonable reliance on any statement, invoice or claim, without inquiry into the validity or accuracy thereof. The amount and nature of any expense of the Mortgagee hereunder shall be conclusively established by a certificate of any officer of the Mortgagee absent manifest error, and such amount shall be included in the Secured Obligations, secured by this Mortgage.
     SECTION 1.14 In the event that at any time and from time to time this Mortgage or any provisions hereof shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any Governmental Authority, then the Shipowner, forthwith
Exhibit K — Form of Rig Mortgage

upon the request of the Mortgagee, will execute such other and further assurances and documents as are reasonably requested by the Mortgagee to accomplish the purposes of this Agreement.
     SECTION 1.15 In the event of the requisition (whether of title or use), condemnation, sequestration, seizure or forfeiture of any of the Vessels by any Governmental Authority or by anyone else, the Shipowner will give prompt written notice thereof to the Mortgagee, and any payments in respect thereof shall be paid to the Shipowner, and the Shipowner shall cause any such payment to be applied to the Secured Obligations to the extent required, and in accordance with, the terms of the Credit Agreement.
ARTICLE II
EVENTS OF DEFAULT AND REMEDIES
     SECTION 2.1 If an Event of Default shall have occurred and be continuing, then, in each and every such case the Mortgagee shall have the right to:
     (a) in accordance with the Credit Agreement, declare immediately due and payable all of the Secured Obligations (in which case all of the same shall be immediately due), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Secured Obligations and satisfy the same out of the Vessels;
     (b) exercise all of the rights and remedies in foreclosure with respect to any of the Vessels and otherwise given to mortgagees by the provisions of Legal Requirement, including but not limited to, the provisions of the Vanuatu Maritime Law and the regulations in effect thereunder from time to time, as amended;
     (c) take and enter into possession of any of the Vessels, at any time, wherever the same may be, without court decision or other legal process and without being responsible for loss or damage, and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of such Vessel and the Mortgagee may, without being responsible for loss or damage (except to the extent caused by the Mortgagee’s gross negligence or willful misconduct), hold, lay up, lease, charter, operate or otherwise use such Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of such Vessel and charging upon all receipts from the use of such Vessel or from the sale thereof by court proceedings or pursuant to Section 2.1(e) below, all costs, expenses, charges, damages or losses by reason of such use (including reasonable attorney’s fees); and if at any time the Mortgagee shall avail itself of the right herein given it to take possession of such Vessel, the Mortgagee shall have the right to dock such Vessel for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock them at any other place at the cost and expense of the Shipowner, and the Mortgagee shall have the right to require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee such Vessel as demanded; and the Shipowner hereby irrevocably instructs the masters of such Vessel so long as this Mortgage is outstanding to deliver such Vessel to the Mortgagee as demanded;
Exhibit K — Form of Rig Mortgage

     (d) inspect and make copies of all original class records held by the Classification Society relating to such Vessel; and/or
     (e) without being responsible for loss or damage, other than loss or damage due to its own gross negligence or willful misconduct, sell such Vessel, at any place and at such time as the Mortgagee may specify and in such manner and such place (whether by public or private sale) as the Mortgagee may deem advisable (without necessity of bringing such Vessel to the place designated for such sale), free from any claim by the Shipowner in admiralty, in equity, at law or by statute, after first giving notice of the time and place of any public sale with a general description of the property in the following manner:
     (i) by publishing such notice for 10 consecutive days in a daily newspaper of general circulation published in New York City;
     (ii) if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and
     (iii) by mailing a similar notice to the Shipowner at its last known address on the day of first publication;
and notice of the time and place of any private sale by mailing such notice to the Shipowner at its last known address.
     SECTION 2.2 Any sale of any of the Vessels or any interest therein made by the Mortgagee after the occurrence and during the continuance of an Event of Default in pursuance of this Mortgage and in accordance with applicable law, whether under the power of sale hereby granted or any judicial proceedings, shall, to the extent not restricted by applicable law, operate to divest all right, title and interest of any nature whatsoever of the Shipowner in and to such Vessel or such interest therein sold, as the case may be, and shall bar any claim from the Shipowner, its successors and assigns, and all persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In the case of any such sale, the Mortgagee shall be entitled, to apply the proceeds to the Secured Obligations in accordance with Section 7.06 of the Credit Agreement. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.
     SECTION 2.3 The Mortgagee is hereby appointed attorney-in-fact of the Shipowner to execute and deliver to any purchaser referred to in Section 2.2, and is hereby vested with full power and authority to make, after the occurrence and during the continuation of an Event of Default, in the name and on behalf of the Shipowner, a good conveyance of the title to such Vessel so sold. In the event of any sale of any of the Vessels under any power herein contained, the Shipowner will, if and when required by the Mortgagee, execute such form of conveyance of such Vessel and other related documents as the Mortgagee may specify. The powers and authority granted to the Mortgagee herein have been given for a valuable consideration and are hereby declared to be irrevocable.
Exhibit K — Form of Rig Mortgage

     SECTION 2.4 The Mortgagee is hereby appointed attorney-in-fact of the Shipowner in the name of the Shipowner to, after the occurrence and during the continuation of an Event of Default, demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, issues, revenues, income and profits of each of the Vessels and all amounts due from underwriters under any insurance thereon as payments of losses or as return premiums or otherwise, salvage awards and recoveries of each of the Vessels, recoveries in general average or otherwise in respect of each of the Vessels, and all other sums in respect of each of the Vessels, due or to become due at the time of the occurrence and during the continuation of any Event of Default, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing. The powers and authority granted to the Mortgagee herein have been given for a valuable consideration and are hereby declared to be irrevocable.
     SECTION 2.5 Whenever any right to enter and take possession of any of the Vessels accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee such Vessel as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of such Vessel and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.
     SECTION 2.6 The Shipowner authorizes and empowers the Mortgagee or its appointees or any of them to, after the occurrence and during the continuation of an Event of Default, appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against any of the Vessels because of or on account of an alleged lien against such Vessel from which such Vessel has not been released and to take such proceedings as any of them may deem necessary towards the defense of such suit and the purchase or discharge of such lien, and all reasonable expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.
     SECTION 2.7 The Shipowner covenants that at any time that any Secured Obligations shall be due and payable (whether by acceleration or otherwise), the same shall be paid in accordance with the Credit Agreement and other Loan Documents; and in case the Shipowner shall fail to pay the same when due and payable in accordance with the Credit Agreement and other Loan Documents, and that failure constitutes an Event of Default, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be provided by the Credit Agreement, other Loan Documents and applicable law. All moneys collected by the Mortgagee under this Section 2.7 shall be applied by the Mortgagee in accordance with the terms of the Credit Agreement.
Exhibit K — Form of Rig Mortgage

     SECTION 2.8 Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty, by statute or under any Loan Document or other agreement, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy by the Mortgagee shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon the occurrence and during the continuance of any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Secured Obligations be construed to be a waiver of any right that the Mortgagee may have hereunder after the occurrence and during the continuance of such Event of Default or any other Event of Default, including any subsequent Event of Default of the same or a different nature.
     SECTION 2.9 If at any time prior to any sale of or consummation of foreclosure proceedings on any of the Vessels by the Mortgagee after the occurrence and during the continuance of an Event of Default in accordance herewith, the Shipowner offers to cure such Event of Default and to pay all expenses, advances, fees and damages to the Mortgagee arising from such Events of Default to the extent provided for in the Credit Agreement or other Loan Documents, including all costs and expenses incurred by the Mortgagee upon the exercise by the Mortgagee of its rights hereunder as a result of such Event of Default, then the Mortgagee may, but shall be under no obligation to, accept such offer, cure and payment and restore the Shipowner to its former position, but such action shall not affect any rights which the Mortgagee may have hereunder after the occurrence and during the continuance of any subsequent Event of Default or impair any rights consequent thereon.
     SECTION 2.10 In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.
     SECTION 2.11 Unless otherwise specified herein or in the Credit Agreement, any cash proceeds received by the Mortgagee from the sale of, collection of, or other realization upon any part of any of the Vessels or related collateral or any other amounts received by the Mortgagee hereunder, including the net earnings of any charter operation or other use of the Vessel by the Mortgagee under any of the powers specified in Article I and/or Article II of this Mortgage, may be, at the reasonable discretion of the Mortgagee (a) held by the Mortgagee in one or more cash collateral accounts as cash collateral for the Secured Obligations under the terms of the Security Agreement or (b) applied to the Secured Obligations. Amounts applied to the Secured Obligations shall be applied to the payment of the Secured Obligations in the order set forth in Section 7.06 of the Credit Agreement. Any surplus cash collateral or cash proceeds
Exhibit K — Form of Rig Mortgage

held by the Mortgagee after payment in full of the Secured Obligations shall be paid over to the Shipowner or to whomever may be lawfully entitled to receive such surplus.
     SECTION 2.12 Unless and until one or more Events of Default shall occur and be continuing, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of each of the Vessels and (b) to the extent permitted by Section 2.07(c)(iii) of the Credit Agreement shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, generators, pumps and pumping equipment, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, out fit, apparel, furniture, fittings, equipment, spares, fuel, stores or any other appurtenances of each of the Vessels, provided such item of property is replaced and such Vessel is maintained in the condition required herein and in the Credit Agreement, and such replacement item, if any, shall forthwith become subject to the lien of this Mortgage as a first preferred mortgage thereon.
     SECTION 2.13 Notwithstanding anything to the contrary in this Mortgage, the amount of any Secured Obligations that are secured by the Shipowner’s rights in the Vessels or any related collateral or subject to a Lien in favor of the Mortgagee hereunder or under any other Security Document shall be limited to the extent, if any, required so that the Liens granted under this Mortgage shall not be subject to avoidance under Section 548 of the bankruptcy code of the United States or to being set aside or annulled under any applicable law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Secured Obligations that are subject to the Lien on the Vessels and related collateral hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Shipowner may have under the Loan Documents, any other agreement or applicable Law shall be taken into account.
ARTICLE III
SUNDRY PROVISIONS
     SECTION 3.1 The maximum principal amount that may be outstanding under this Mortgage at any time is thirty six million United States Dollars (US$36,000,000.00), and for purposes of recording this Mortgage as required by the Vanuatu Maritime Law, the total amount of this Mortgage is thirty six million United States Dollars (US$36,000,000.00), premium (if any) and interest and performance of mortgage covenants. The maturity date is August [___], 2011. There is no separate discharge amount for each Vessel.
     SECTION 3.2 All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and permitted assigns and shall be binding on and inure to the benefit of the Mortgagee and its successors and permitted assigns. In the event of any assignment of this Mortgage by the Mortgagee in accordance with the applicable provisions of the Credit Agreement and Vanuatu Maritime Law, the term “Mortgagee” as used in this Mortgage shall be deemed to mean any such successor or permitted assignee.
     SECTION 3.3 Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases
Exhibit K — Form of Rig Mortgage

by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.
     SECTION 3.4 (a) In the event that this Mortgage or any provisions hereof shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any Governmental Authority, the validity and enforceability of any other provision hereof shall not be affected thereby. Any such invalidity or unenforceability of any provision of this Mortgage in any jurisdiction or nation shall not render such provision invalid or unenforceable under the laws of any other jurisdiction or nation and the Shipowner, forthwith upon the request of the Mortgagee, will execute such other and further assurances and documents as are reasonably requested by the Mortgagee to accomplish the purposes of this Agreement.
     (b) Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision of this Mortgage or portion thereof shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect and shall cease to be a part of this Mortgage, without affecting the remaining provisions, which shall remain in full force and effect.
     (c) For property other than a Vessel, if any should be determined to be covered by the Mortgage, the discharge amount is 0.01% of the total amount of the outstanding principal amount under the Credit Agreement.
     SECTION 3.5 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS MORTGAGE, EACH OF THE SHIPOWNER AND THE MORTGAGEE CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE SHIPOWNER AND THE MORTGAGEE IRREVOCABLY WAIVES ANY OBJECTION INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE SHIPOWNER AND THE MORTGAGEE WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     SECTION 3.6 Nothing in Section 3.5 shall affect the right of any the Administrative Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Shipowner in the courts of any other jurisdiction.
     SECTION 3.7 This Mortgage may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
Exhibit K — Form of Rig Mortgage

     SECTION 3.8 The term “Dollars” or the symbol “$” as used herein shall mean Dollars in any coin or currency of the United States of America which at the time of payment shall be legal tender for public and private debts.
     SECTION 3.9 Enforcement Expenses; Indemnification.
          (a) Costs and Expenses. The Shipowner shall pay all out-of-pocket expenses incurred by the Mortgagee, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Mortgagee, any Lender or the Issuing Bank) in connection with the enforcement or protection of (i) its rights in connection with this Mortgage and (ii) its rights against the Shipowner in connection with the Credit Agreement and the other Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Revolving Advances or Letters of Credit.
          (b) INDEMNIFICATION BY SHIPOWNER. THE SHIPOWNER SHALL INDEMNIFY THE MORTGAGEE (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE) INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY SHIPOWNER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS MORTGAGE, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF THE MORTGAGEE (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR ANY LOAN PARTY’S SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY LOAN PARTY’S SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE SHIPOWNER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL
Exhibit K — Form of Rig Mortgage

CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY SHIPOWNER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF SUCH SHIPOWNER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.
          (c) All amounts due under this Section 3.9 shall be Secured Obligations and shall be payable not later than ten (10) Business Days after demand therefor. The agreements in this Section shall survive repayment of the other Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
     SECTION 3.10 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 3.11 All notices and other communications hereunder shall be in writing and shall be mailed, sent or delivered in accordance with Section 10.02 of the Credit Agreement.
     SECTION 3.12 Upon (a) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), (b) the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit, (c) the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable
Exhibit K — Form of Rig Mortgage

Swap Counterparty has advised the Administrative Agent in writing that it has received other collateral satisfactory to it), and (d) the termination or expiration of the Revolving Commitments, the liens, estates and rights hereby granted shall terminate and all rights to the Vessels shall revert to the Shipowner to the extent Vessels have not been sold or otherwise applied pursuant to the terms hereof. In connection with any termination or release pursuant to this Section 3.12 or if termination or release is authorized under Section 9.09 of the Credit Agreement, the Administrative Agent shall promptly, and without the necessity of any notice to or further consent from any other Secured Party, at the Shipowner’s expense, execute and deliver all further instruments and documents (including without limitation, release of mortgages), and take all further action that the Shipowner may reasonably request to evidence such termination or release.
     SECTION 3.13 None of the terms or provisions of this Mortgage may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement. No consent of any Swap Counterparty (except in such Person’s capacity as a Lender, if applicable) shall be required for any waiver, amendment, supplement or other modification to this Mortgage.
     SECTION 3.14 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Shipowner shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Mortgage, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Mortgage or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     SECTION 3.15 In the event of a direct conflict between this Mortgage and the Credit Agreement, the Credit Agreement shall control; provided, however, the parties understand and agree that this Mortgage sets forth additional covenants, obligations and rights and the parties will use all reasonable efforts to construe the provisions and covenants in this Mortgage as not being in direct conflict with the Credit Agreement, and, provided further, this Mortgage shall be governed by and construed in accordance with, Vanuatu Maritime Law.
[The rest of this page has been left intentionally blank.]
Exhibit K — Form of Rig Mortgage

     IN WITNESS WHEREOF, the Shipowner has executed this Mortgage on the day and year first above written.

SEAHAWK DRILLING, LLC

By:
Name:
Title:

STATE OF Texas	)
	)	ss. :
COUNTY OF HARRIS	)
     On this ___day of [___], 2009, before me personally appeared [Name], to me known, who being by me duly sworn, did depose and say that he resides at                     ; that he the duly elected and acting                      of SEAHAWK DRILLING, LLC, the company described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said company and that said instrument is the act and deed of said company.

Notary Public
Exhibit K — Form of Rig Mortgage

EXHIBIT A
TO
FIRST PREFERRED FLEET MORTGAGE
[Copy of the Credit Agreement with certain exhibits]
Exhibit K – Form of Rig Mortgage

SCHEDULE I
TO
FIRST PREFERRED MORTGAGE
DESCRIPTION OF THE VESSEL
(including the current classification)

		Name of Class Society /
Vessel Name	Official Number	Vessel Classification
Seahawk 2000	1520	ABS
Seahawk 2001	1542	ABS
Seahawk 2002	1521	ABS
Seahawk 2004	1463	ABS
Seahawk 2005	1489	ABS
Seahawk 2007	1721	ABS
Seahawk 2501	1826	ABS
Seahawk 2503	1828	ABS
Seahawk 2505	1829	ABS
Seahawk 2600	1488	ABS
Seahawk 2601	1827	ABS
Seahawk 3000	1830	ABS
Seahawk 800	1831	ABS
Exhibit K – Form of Rig Mortgage

EXHIBIT L
FORM OF SECURITY AGREEMENT
     THIS SECURITY AGREEMENT dated as of August [___], 2009 (this “Security Agreement”), is entered by and among SEAHAWK DRILLING, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement described below, and, together with the Borrower, the “Grantors” and, individually, each a “Grantor”) and NATIXIS, NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement described below).
RECITALS
     A. This Security Agreement is entered into in connection with that certain Revolving Credit Agreement dated as of August ___, 2009 (as it has been or may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”), and Natixis, New York Branch, as Administrative Agent for such Lenders and as Issuing Bank (as defined in the Credit Agreement).
     B. Each Grantor will derive substantial direct or indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (ii) Swap Contracts (as defined in the Credit Agreement) entered into by any Loan Party (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and such transactions and documents are necessary or convenient to the conduct, promotion or attainment of such Guarantor’s business.
     C. It is a requirement under the Credit Agreement that the Grantors secure the due payment and performance of all Obligations (as defined in the Credit Agreement) by entering into this Security Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Administrative Agent for the benefit of the Secured Parties as follows:
     Section 1. Definitions; Interpretation. (a) All capitalized terms not otherwise defined in this Security Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement. Any terms used in this Security Agreement that are defined in the UCC (as defined below) and not otherwise defined herein or in the Credit Agreement shall have the meanings assigned to those terms by the UCC. The following terms shall have the meanings specified below:
“Accounts” means an “account” as defined in the UCC, including, without limitation, all of any Grantor’s rights to payment for goods sold or leased, services performed, or otherwise, whether now in existence or arising from time to time hereafter, including, without limitation, rights arising under any Contract or evidenced by an account, note, contract, security agreement, Chattel Paper (including, without limitation, tangible Chattel Paper and electronic Chattel Paper), Contract Document or other evidence of indebtedness or security, together with all of the right, title and interest of any Grantor in and to (i) all security pledged, assigned, hypothecated or granted to or held by any Grantor to secure the foregoing, (ii) all of any Grantor’s right, title and interest in and to any goods or services, the sale of which gave rise thereto, (iii) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (iv) all books, correspondence, credit files, records, ledger cards, invoices, and other papers relating thereto, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of any Grantor or any computer bureau from time to time acting for any Grantor, (v) all evidences of the filing of financing statements and other statements granted to any Grantor and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vi) all credit information, reports and memoranda relating thereto, and (vii) all other writings related in any way to the foregoing.
“Cash Collateral” means all amounts from time to time held in any checking, savings, deposit or other account of such Grantor, all monies, proceeds or sums due or to become due therefrom or thereon and all documents (including, but not limited to passbooks, certificates and receipts) evidencing all funds and investments held in such accounts.
“Chattel Paper” has the meaning set forth in the UCC.
“Collateral” has the meaning set forth in Section 2 of this Security Agreement.
“Contract” means any contract to which any Grantor now is, or hereafter will be bound, or to which such Grantor is or hereafter will be a party, beneficiary or assignee, including any Insurance Contract, and all exhibits, schedules and other attachments to such contract, as the same may be amended, supplemented or otherwise modified or replaced from time to time.
“Contract Documents” means all Instruments, Chattel Paper, letters of credit, bonds, guarantees or similar documents evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, the Contract Rights.
“Contract Rights” means (i) all (A) of any Grantor’s rights to payment under any Contract or Contract Document and (B) payments due and to become due to any Grantor under any Contract or Contract Document, in each case whether as contractual obligations, damages or otherwise; (ii) all of any Grantor’s claims, rights, powers, or privileges and remedies under any Contract or Contract Document; and (iii) all of any Grantor’s rights under any Contract or Contract Document to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or
Exhibit L – Form of Security Agreement

receive any notice, consent, waiver or approval together with full power and authority with respect to any Contract or Contract Document to demand, receive, enforce or collect any of the foregoing rights or any property which is the subject of any Contract or Contract Document, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which, in the opinion of the Administrative Agent, may be necessary or advisable in connection with any of the foregoing in the case of clauses (i) – (iii) hereof.
“Deposit Account” has the meaning set forth in the UCC.
“Document” means a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.
“Equipment” means any equipment now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting “equipment” under the UCC, including, without limitation, all machinery, equipment, facilities, supplies, or other tangible personal property, including engines, valves, fittings, tools, machinery and parts, communication systems, and other equipment used by any Grantor for the provision of services, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment) and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“Excluded Contract Collateral” has the meaning set forth in Section 2(b)(i) of this Security Agreement.
“Excluded Deposit Account” has the meaning set forth in Section 2(b)(iii) of this Security Agreement.
“Excluded Equipment” has the meaning set forth in Section 2(b)(ii) of this Security Agreement.
“Excluded Equity” has the meaning set forth in Section 2(b)(iv) of this Security Agreement.
“Excluded Insurance Proceeds” has the meaning set forth in Section 2(b)(v) of this Security Agreement.
“Fixtures” means any fixtures now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting “fixtures” under the UCC, including without limitation any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
Exhibit L – Form of Security Agreement

“General Intangibles” means all general intangibles now or hereafter owned by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting “general intangibles” or “payment intangibles” under the UCC, including, but not limited to, all trademarks, trademark applications, trademark registrations, tradenames, fictitious business names, business names, company names, business identifiers, prints, labels, trade styles and service marks (whether or not registered), trade dress, including logos and/or designs, copyrights, patents, patent applications, goodwill of any Grantor’s business symbolized by any of the foregoing, trade secrets, license rights, license agreements, permits, franchises, and any rights to tax refunds to which any Grantor is now or hereafter may be entitled.
“Instrument” means an “instrument” as defined in the UCC, including, without limitation, any Negotiable Instrument, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment (other than Instruments constituting Chattel Paper).
“Insurance Contracts” means all contracts and policies of insurance and re-insurance maintained or required to be maintained by or on behalf of any Grantor under the Loan Documents.
“Inventory” means all of the inventory of any Grantor, or in which any Grantor holds or acquires any right, title or interest, of every type or description, now owned or hereafter acquired and wherever located, whether raw, in process or finished, and all materials usable in processing the same and all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, all present and future substitutions therefor, parts and accessories thereof and all additions thereto, all Proceeds thereof and products of such inventory in any form whatsoever, and any other item constituting “inventory” under the UCC.
“Inventory Records” means all books, records, other similar property, and General Intangibles at any time relating to Inventory.
“Investment Property” means “investment property” as defined in the UCC, including, without limitation, all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, and commodity accounts.
“Negotiable Instrument” means a “negotiable instrument” as defined in the UCC.
“Proceeds” means all proceeds (as defined in the UCC) of any or all of the Collateral, including without limitation (i) any and all proceeds of, all claims for, and all rights of any Grantor to receive the return of any premiums for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture
Exhibit L – Form of Security Agreement

of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of any Governmental Authority), (iii) all proceeds received or receivable when any or all of the Collateral is sold, exchanged or otherwise disposed, whether voluntarily, involuntarily, in foreclosure or otherwise, (iv) all claims of any Grantor for damages arising out of, or for breach of or default under, any Collateral, (v) all rights of any Grantor to terminate, amend, supplement, modify or waive performance under any Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Secured Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise.
“Security Agreement” means this Security Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.
“Security Termination Date” means the date on or prior to which all of the following shall have occurred: (a) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations of which no Secured Party has knowledge), (b) the termination or expiration of all Letters of Credit (other than Letters of Credit as to which the Issuing Bank has an enforceable cash collateral security in an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit or as to which other arrangements satisfactory to the Issuing Bank have been made), and the termination of all obligations of the Issuing Bank to issue, and the Lenders to participate in, Letters of Credit, (c) the termination of all Swap Contracts with any Swap Counterparty and the termination of all obligations of Lenders in respect of Swap Contracts (in each case, other than Swap Contracts as to which the applicable Swap Counterparty has advised the Administrative Agent in writing that it has received other collateral satisfactory to it), and (d) the termination or expiration of the Revolving Commitments.
“Swap Contract” has the meaning set forth in the Credit Agreement.
“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time thereafter, and any successor statute; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     (b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”
Exhibit L – Form of Security Agreement

shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument, schedule or other document herein shall be construed as referring to such agreement, instrument, schedule or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and in effect, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Security Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Security Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 2. Assignment, Pledge and Grant of Security Interest.
     (a) As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, each Grantor hereby assigns, pledges, charges, and grants to the Administrative Agent for the ratable benefit of the Secured Parties a lien on and continuing security interest in all of such Grantor’s right, title and interest in, to and under, all items described in this Section 2, whether now owned or hereafter acquired by such Grantor and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):
(i)	all Contracts, all Contract Rights, Contract Documents and Accounts associated with such Contracts and each and every document granting security to such Grantor under any such Contract;

(ii)	all Accounts (other than Excluded Accounts);

(iii)	all Inventory;

(iv)	all Equipment (other than Excluded Equipment);

(v)	all General Intangibles;

(vi)	all Investment Property (other than Excluded Equity);

(vii)	all Fixtures;

(viii)	all checking, savings, deposit or other account of such Grantor and all other accounts held in the name of such Grantor (other than Excluded Deposit Accounts);

(ix)	all Cash Collateral;
Exhibit L – Form of Security Agreement

(x)	any right to receive a payment under any Swap Contract in connection with a termination thereof;

(xi)	(A) all policies of insurance and Insurance Contracts now or hereafter held by or on behalf of such Grantor, including casualty and liability, business interruption, and any title insurance, (B) all Proceeds of insurance (other than Excluded Insurance Proceeds), and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xii)	any and all liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or Contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or Contract is granted hereunder;

(xiii)	any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper or Contract, which are pledged hereunder;

(xiv)	without limiting the generality of the foregoing, all other goods, Instruments, Chattel Paper, Documents, and Fixtures of such Grantor whether now existing or hereafter acquired from time to time; and

(xv)	any and all additions, accessions and improvements to, all substitutions and replacements for, and all products and Proceeds of or derived from, all of the items described above in this Section 2.
     (b) Notwithstanding anything to the contrary contained in Section 2(a) and other than to the extent set forth in this Section 2(b), the following property shall be excluded from the lien and security interest granted hereunder (and shall, as applicable, not be included as “Collateral”, “Contracts”, “Contract Rights”, “Contract Documents”, “Accounts”, “Inventory”, “Equipment”, “General Intangibles”, “Investment Property”, “Fixtures”, “Insurance Contracts”, “Proceeds”, “Instruments”, or “Chattel Paper” for the purposes hereof):
     (i) any Contract, Contract Document or other document (and any Contract Rights arising thereunder and Collateral related thereto) to which any of the Grantors is a party on the date hereof or any license or permit issued by a Governmental Authority and held by a Grantor (but excluding any Contract and Contract Rights arising thereunder related to a Collateral Rig but including any Contract with PEMEX and all Contract Rights and Collateral related thereto), in any case to the extent (but only to the extent) that the granting of a security interest therein would constitute or result in (A) the abandonment, invalidation or unenforceability of any material right, title or interest of any Grantor therein, (B) a material violation by any Grantor of any law to which it is subject or (C) in a breach or termination pursuant to the terms of, or a default under, any such Contract, Contract Document, document, license or permit, the result of which
Exhibit L – Form of Security Agreement

would be the loss of such asset or any material right, title or interest of any Grantor therein (all such Contracts, Contract Documents, Contract Rights, documents, licenses, permits and related Collateral being the “Excluded Contract Collateral”); provided, however, that (x) the exclusion from the lien and security interest granted by such Grantor hereunder of any Excluded Contract Collateral shall not limit, restrict or impair the grant by such Grantor of the lien and security interest in any accounts or receivables arising under any such Excluded Contract Collateral or any payments due or to become due thereunder, (y) to the extent severable, if a security interest in a portion of any Excluded Contract Collateral would not result in any of the consequences specified in clauses (A), (B) and (C) above, then such portion shall not be included as Excluded Contract Collateral and the lien and security interest granted hereby shall attach automatically and immediately to such portion and such portion shall automatically and immediately be subject to the terms of this Security Agreement as “Collateral”, and (z) any Excluded Contract Collateral or any portion thereof shall automatically and immediately cease to be excluded from this Section 2(b) and shall automatically and immediately be subject to the terms of this Security Agreement as “Collateral” (and the lien and security interest granted hereby shall automatically and immediately attach thereto), to the extent that (1) any condition or consequence described in clause (A), (B) or (C) above is remedied or is ineffective or is subsequently rendered ineffective under Sections 9.406, 9.407, 9.408 or 9.409 of the UCC or under any other Legal Requirement or under any principles of equity or is otherwise no longer in effect, or (2) the applicable Grantor has obtained the requisite consents related to such Excluded Contract Collateral to the creation of a lien and security interest in, such Excluded Contract;
     (ii) any Equipment of a Grantor (A) that is subject to a Lien securing purchase money debt or obligations under a Capital Lease to the extent (and only to the extent) that (1) such Lien and such Debt are permitted under the terms of the Credit Agreement, and (2) the documents relating to such Debt prohibits the granting of a Lien in such Equipment, (B) that is used exclusively on a Non-Collateral Rig, or (C) to the extent a security interest encumbering such Equipment could not be perfected by the filing of a financing statement (collectively, the “Excluded Equipment”);
     (iii) any checking, savings, deposit or other account of such Grantor (A) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s employees or (B) exclusively holding deposits made by any purchasers of Equipment in contemplation of a sale thereof which is not prohibited by the Credit Agreement (collectively, the “Excluded Deposit Accounts”);
     (iv) 35% of all Equity Interest directly held by any Grantor in a Foreign Subsidiary (collectively, the “Excluded Equity”);
     (v) any Proceeds of an Insurance Contract to the extent (and only to the extent) that such Proceeds results from damages to a Non-Collateral Rig (collectively, the “Excluded Insurance Proceeds”); and
Exhibit L – Form of Security Agreement

     (vi) any Account arising from the use or operation of the vessels the Pride Tennessee and the Pride Wisconsin, and all Proceeds thereof (collectively, the “Excluded Accounts”);
provided, however, that any Proceeds received by any Grantor from the sale, transfer or other disposition of any Excluded Contract Collateral, Excluded Deposit Account, Excluded Equipment, Excluded Equity, Excluded Insurance Proceeds, Excluded Accounts or any other property excluded under clauses (i) through (v) above shall constitute Collateral unless any assets or property constituting such Proceeds are themselves subject to the exclusions set forth in clauses (i) through (v) above. Furthermore, notwithstanding anything to the contrary contained herein, as to any Grantor, the “Collateral” as defined above shall not include any “Pledged Collateral” as defined in the Pledge Agreement as defined in the Credit Agreement (but only to the extent such Grantor has pledged such Pledged Collateral under such Pledge Agreement).
     (c) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar Legal Requirement applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.
     Section 3. Representations and Warranties. Each Grantor hereby represents and warrants the following to the Administrative Agent and the other Secured Parties:
     (a) Records. As of the date hereof (i) such Grantor’s sole jurisdiction of formation and type of organization are as set forth in Schedule 1 attached hereto, (ii) all records concerning the Accounts, General Intangibles, or any other Collateral applicable to such Grantor are located at the address for such Grantor on such Schedule 1, and (iii) none of the Accounts are evidenced by a promissory note or other instrument.
     (b) Other Liens. Such Grantor is, and will be the record, legal, and beneficial owner of all of the Collateral pledged by such Grantor free and clear of any Lien, except for the Excepted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is, or will be, on file in any recording office, except such as may be filed in connection with this Security Agreement or in connection with other Permitted Liens or for which satisfactory releases have been received by the Administrative Agent.
     (c) Lien Priority and Perfection.
          (i) Subject only to Excepted Liens, this Security Agreement creates valid and continuing security interests in the Collateral, securing the payment and performance of all the
Exhibit L – Form of Security Agreement

Secured Obligations. Upon the filing of financing statements with the jurisdiction listed in Schedule 1, the security interests granted to the Administrative Agent hereunder will constitute valid first-priority perfected security interests in all Collateral with respect to which a security interest can be perfected by the filing of a financing statement, subject only to Excepted Liens.
          (ii) No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with any Governmental Authority is required to be made or obtained by any Loan Party (A) for the grant by such Grantor of the pledge, assignment, and security interest granted hereby or for the execution, delivery, or performance of this Security Agreement by such Grantor, (B) for the validity, perfection, or maintenance of the pledge, assignment, lien, and security interest created hereby (including the first-priority (subject to Excepted Liens) nature thereof), except for security interests that cannot be perfected by filing under the UCC, or (C) for the exercise by the Administrative Agent of the rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement, except (1) those consents to assignment of licenses, permits, approvals, powers, and other rights that are as a matter of law not assignable, (2) those consents, approvals, authorizations, actions, notices or filings which have been duly obtained or made and, in the case of the maintenance of perfection, the filing of continuation statements under the UCC, and (3) those filings and actions described in Section 3(c)(i).
     (d) Tax Identification Number and Organizational Number. The federal tax identification number of such Grantor and, if applicable, the organizational number of such Grantor are as set forth in Schedule 1.
     (e) Tradenames; Prior Names. Except as set forth on Schedule 1, as of the date hereof, such Grantor has not conducted business under any name other than its current name during the last five years prior to the date of this Security Agreement.
     (f) Exclusive Control. Such Grantor has exclusive possession and control of its respective Equipment and Inventory other than Collateral with a value equal to or less than $1,000,000 in the aggregate.
     Section 4. Covenants.
     (a) Further Assurances.
          (i) Each Grantor agrees that from time to time, at its expense, such Grantor shall promptly execute and deliver all instruments and documents, and take all action, that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any pledge, charge, assignment, or security interest granted or intended to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor (A) at the request of Administrative Agent, shall execute such instruments, endorsements or notices, as may be reasonably necessary or as the Administrative Agent may reasonably request, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby, (B) shall, at the reasonable request of the Administrative Agent, mark conspicuously each document included in the
Exhibit L – Form of Security Agreement

Collateral, each Chattel Paper included in the Accounts, and each of its records pertaining to the Collateral, in each case, with a value in excess of $250,000 individually (or $1,000,000 in the aggregate), but in any event any Collateral that is included in determining the then effective Borrowing Base (regardless of value) with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such document, Chattel Paper, or record is subject to the pledge, assignment, and security interest granted hereby, (C) shall, if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent, and (D) authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of such Grantor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Security Agreement (including, without limitation, financing statements using an “all assets” or “all personal property” collateral description).
          (ii) Each Grantor shall pay all filing, registration and recording fees and all refiling, re-registration and re-recording fees, and all other reasonable expenses incident to the execution and acknowledgment of this Security Agreement, any assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Security Agreement, any agreement supplemental hereto, any financing statements, and any instruments of further assurance.
          (iii) Each Grantor shall promptly provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral to enable the Administrative Agent to enforce the provisions of this Security Agreement.
     Section 5. Change of Name; State of Formation. Each Grantor shall give the Administrative Agent at least 10 Business Days prior written notice before it (i) in the case of any Grantor that is not a “registered organization” (as such term is defined in Section 9-102 of the UCC), changes the location of its principal place of business and chief executive office, (ii) changes the location of its jurisdiction of formation or organization, (iii) changes the location of the Equipment, Inventory, or original copies of any Chattel Paper evidencing Accounts, in each case, with a value in excess of $250,000 individually (or $1,000,000 in the aggregate) but in any event any such Collateral that is included in determining the then effective Borrowing Base (regardless of value), or (iv) changes its legal name or uses a trade name other than its current name used on the date such Grantor entered into this Pledge Agreement; provided that, such Grantor shall not effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and each Grantor agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. Other than as permitted by Section 6.15 of the Credit Agreement but subject to the terms of this Section 5, no Grantor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents, nor amend its name or change its
Exhibit L – Form of Security Agreement

jurisdiction of incorporation, organization or formation without the prior written consent of the Administrative Agent.
     (a) Right of Inspection. Each Grantor shall hold and preserve, at its own cost and expense complete records of the Collateral in the ordinary course of business, including, but not limited to, Instruments, Chattel Paper, Contracts, and records with respect to the Accounts, and will permit representatives of the Administrative Agent, upon reasonable advance notice, at any time during normal business hours to inspect the Collateral, copy records pertaining thereto, and if applicable, copy such Collateral. At the Administrative Agent’s reasonable written request (which may be delivered by electronic mail so long as such electronic mail is delivered to the corporate secretary of the applicable Grantor), each Grantor shall promptly deliver copies of any and all such records to the Administrative Agent.
     (b) Liability Under Contracts and Accounts. Notwithstanding anything in this Security Agreement to the contrary, (i) the execution of this Security Agreement shall not release any Grantor from its obligations and duties under any Contract Document, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral, (ii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Contract Documents, or any other Contract or Instrument which are part of the Collateral and Accounts included in the Collateral, and (iii) the Administrative Agent shall not have any obligation or liability under any Contract Documents, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral by reason of the execution and delivery of this Security Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     (c) Accounts. Each Grantor agrees that it will use commercially reasonable efforts to ensure that each Account (i) is and will be, in all material respects, the genuine, legal, valid, and binding obligations of the account debtor in respect thereof, (ii) is and will be, in all material respects, enforceable in accordance with its terms, is not and will not be subject to any setoffs, defenses, taxes, counterclaims, except in the ordinary course of business, (iii) is and will be, in all material respects, in compliance with all applicable laws, whether federal, state, local or foreign, and (iv) which if evidenced by Chattel Paper in excess of $1,000,000 individually or $2,000,000 in the aggregate (when aggregated with all other Collateral constituting Chattel Paper, Instrument or letter of credit), will not require the consent of the account debtor in respect thereof in connection with its assignment hereunder.
     (d) Negotiable Instrument. If any Grantor shall at any time hold or acquire any Negotiable Instruments in respect of any Collateral or which constitutes Collateral, including promissory notes, with a value in excess of $250,000 individually or $1,000,000 in the aggregate (but in any event any such Collateral that is included in determining the then effective Borrowing Base (regardless of value)), such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.
     (e) Other Covenants of Grantor. Each Grantor agrees that (i) upon the occurrence and during the continuance of an Event of Default, any action or proceeding to enforce this
Exhibit L – Form of Security Agreement

Security Agreement may be taken by the Administrative Agent either in such Grantor’s name or in the Administrative Agent’s name, as the Administrative Agent may deem necessary, and (ii) such Grantor will, until the Security Termination Date, warrant and defend its title to the Collateral and the interest of the Administrative Agent in the Collateral against any claim or demand of any Persons (other than Excepted Liens) which could reasonably be expected to materially and adversely affect such Grantor’s title to, or the Administrative Agent’s right or interest in, such Collateral.
     Section 6. Termination of Security Interest. Upon the occurrence of the Security Termination Date, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor to the extent such Collateral has not been sold or otherwise applied pursuant to the terms hereof. Upon any such termination or if otherwise authorized under Section 9.09 of the Credit Agreement, the Administrative Agent will, at the Grantors’ expense, execute and deliver to the applicable Grantor such documents (including, without limitation, UCC-3 termination statements) as such Grantor shall reasonably request to evidence such termination.
     Section 7. Reinstatement. If, at any time after payment in full of all Secured Obligations and termination of the Administrative Agent’s security interest granted herein, any payments on the Secured Obligations previously made must be disgorged by the Administrative Agent for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of any Grantor or any other Person, this Security Agreement and the Administrative Agent’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and each Grantor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent’s security interest. EACH GRANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 7 (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ONE EXTERNAL PRIMARY COUNSEL AND OF ONE LOCAL COUNSEL IN EACH JURISDICTION, IF NECESSARY (IT BEING UNDERSTOOD THAT THE LOCAL COUNSEL FOR ANY SUCH JURISDICTION SHALL, IF REASONABLY ACCEPTABLE TO THE PERSON TO WHOM SUCH SECURED PARTY IS A RELATED PARTY, BE LIMITED TO ANY LOCAL COUNSEL PREVIOUSLY ENGAGED BY THE BORROWER IN SUCH JURISDICTION, IF APPLICABLE) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE BEEN PROXIMATELY CAUSED BY SUCH SECURED PARTY’S OWN BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, VIOLATION OF LAW OR BY REASON OF A CLAIM BY ONE OR MORE OTHER SECURED PARTIES OR EQUITY INTEREST OWNERS OF ANY SECURED PARTY, SO LONG AS NOT PROXIMATELY CAUSED BY ANY GRANTOR OR ANY AFFILIATE THEREOF.
Exhibit L – Form of Security Agreement

     Section 8. Remedies upon Event of Default. If any Event of Default has occurred and is continuing, the Administrative Agent may (and shall at the written request of the Required Lenders), (i) proceed to protect and enforce the rights vested in it by this Security Agreement or otherwise available to it, including but not limited to, the right to cause all revenues and other moneys pledged hereby as Collateral to be paid directly to it, and to enforce its rights hereunder to such payments and all other rights hereunder by such appropriate judicial proceedings as it shall deem most effective to protect and enforce any of such rights, either at law or in equity or otherwise, whether for specific enforcement of any covenant or agreement contained in any of the Contract Documents, or in aid of the exercise of any power therein or herein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Security Agreement or by law; (ii) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted and enforce any rights hereunder or included in the Collateral, subject to the provisions and requirements thereof; (iii) subject to the mandatory requirements of applicable law, sell or otherwise dispose of any or all of the Collateral or cause the Collateral to be sold or otherwise disposed of in one or more sales or transactions, at such prices and in such manner as may be commercially reasonable, and for cash or on credit or for future delivery, without assumption of any credit risk, at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), it being agreed that the Administrative Agent may be a purchaser on behalf of the Secured Parties at any such sale and that the Administrative Agent, any other Secured Party, or any other Person who may be a bona fide purchaser for value and without notice of any claims of any or all of the Collateral so sold shall thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any equity of redemption of any Grantor, any such demand, notice or right and equity being hereby expressly waived and released to the extent permitted by law; (iv) incur reasonable expenses, including reasonable attorneys’ fees, reasonable consultants’ fees, and other costs appropriate to the exercise of any right or power under this Security Agreement; (v) perform any obligation of any Grantor hereunder and make payments, purchase, contest or compromise any encumbrance, charge or lien, and pay taxes and expenses, without, however, any obligation to do so; (vi) in connection with any acceleration and foreclosure, take possession of the Collateral and render it usable and repair and renovate the same, without, however, any obligation to do so, and enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to in accordance with Section 12; (vii) secure the appointment of a receiver for the Collateral or any part thereof; (viii) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent which is reasonably convenient to both parties; (ix) exercise any other or additional rights or remedies granted to a secured party under the UCC; or (x) occupy any premises owned or, to the extent lawful and permitted, leased by any Grantor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Grantor, each Grantor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days
Exhibit L – Form of Security Agreement

shall be deemed a reasonable notice period. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     Section 9. Remedies Cumulative; Delay Not Waiver.
     (a) No right, power or remedy herein conferred upon or reserved to the Administrative Agent is intended to be exclusive of any other right, power or remedy and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.
     (b) No delay or omission of the Administrative Agent to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Security Agreement may be exercised from time to time, in accordance with and subject to the terms hereof and as often as shall be deemed expedient, by the Administrative Agent.
     Section 10. Contract Rights. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any of the Contract Rights that are included in or related to Collateral and remedies of any Grantor under or in connection with the Instruments, Chattel Paper, or Contracts, the General Intangibles, or which otherwise relate to the Collateral, including, without limitation, any rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provisions of, the Instruments, Chattel Paper, or Contracts, or the General Intangibles.
     Section 11. Accounts.
     (a) the Administrative Agent may, or may direct any Grantor to, to the extent reasonably necessary to perfect, preserve or protect the security interests granted hereby, notify the account debtors or obligors under any Accounts of the collateral assignment of such Accounts to the Administrative Agent. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may direct such account debtors or obligors to make payment of all amounts due or to become due directly to the Administrative Agent. Upon such notification and direction, and at the expense of the Grantors, the Administrative Agent may enforce collection of any such Accounts, and adjust, settle, or compromise the amount or payment thereof in the same manner and to the same extent as any Grantor might have done.
     (b) After receipt by any Grantor of the notice referred to in Section 11(a) above that an Event of Default has occurred and is continuing, all amounts and proceeds (including
Exhibit L – Form of Security Agreement

instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, hereunder, shall be segregated from other funds of such Grantor, and shall promptly be paid over to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (with any necessary endorsement) to be held as Collateral. No Grantor shall adjust, settle, or compromise the amount or payment of any Account, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon.
     Section 12. Application of Collateral. The proceeds of any sale, or other realization upon all or any part of the Collateral by the Administrative Agent or any other Secured Party shall be applied by the Administrative Agent or such Secured Party as set forth in Section 7.06 of the Credit Agreement. Notwithstanding the foregoing, nothing contained herein shall contradict the terms of Section 9.09(e) of the Credit Agreement which provides that only the Administrative Agent may exercise all rights, remedies and powers as the secured party of the liens granted herein.
     Section 13. Administrative Agent as Attorney-in-Fact for Grantor. Each Grantor hereby constitutes and irrevocably appoints the Administrative Agent, acting for and on behalf of itself and the Secured Parties and each successor or assign of the Administrative Agent and the Secured Parties, the true and lawful attorney-in-fact of such Grantor, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise to take any action and execute any instrument at the written direction of the Secured Parties and enforce all rights, interests and remedies of such Grantor with respect to the Collateral, including the right:
     (a) to ask, require, demand, receive and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the other Collateral, including without limitation, any Insurance Contracts;
     (b) to elect remedies thereunder and to endorse any checks or other instruments or orders in connection therewith;
     (c) to file any claims or take any action or institute any proceedings in connection therewith which the Administrative Agent may deem to be necessary or advisable;
     (d) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided; and
     (e) upon foreclosure, to do any and every act which any Grantor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Grantor’s rights and remedies under any or all of the Collateral;
provided, however, that the Administrative Agent shall not exercise any such rights or take any such actions except after the occurrence and during the continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.
Exhibit L – Form of Security Agreement

     Section 14. Administrative Agent May Perform. The Administrative Agent may from time-to-time perform any act which any Grantor has agreed hereunder to perform and which such Grantor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default and after notice thereof by the Administrative Agent to any Grantor) and the Administrative Agent may from time-to-time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be part of the Secured Obligations and shall be secured hereby. The Administrative Agent shall endeavor to provide notice to the affected Grantor of any action taken hereunder; provided however, the failure to provide such notice shall not be construed as a waiver of any rights of the Administrative Agent provided under this Security Agreement or under applicable law.
     Section 15. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest, as the secured party, in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
     Section 16. Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own Property.
     Section 17. Payments Held in Trust. During the continuance of an Event of Default, all payments received by any Grantor under or in connection with any Collateral shall be received in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as received (with any necessary endorsement).
     Section 18. Miscellaneous.
     (a) Expenses. Each Grantor will upon demand pay to the Administrative Agent for its benefit and the benefit of the Secured Parties the amount of (i) any reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of experts and one external primary counsel for the Administrative Agent and of one local counsel in each jurisdiction, if necessary (it being understood that the local counsel for any such jurisdiction shall, if reasonably acceptable to the Administrative Agent, be limited to any local counsel previously engaged by a Loan Party in such jurisdiction, if applicable), in any case, which the Administrative Agent and the Secured Parties may incur in connection with the custody, preservation, use, or operation of, any Pledged Collateral, and (ii) any out-of-pocket expenses, including the fees and disbursements of its counsels and of any experts, which the Administrative Agent and the Secured Parties may incur in connection with (A) the sale, collection, or other realization of, any
Exhibit L – Form of Security Agreement

of the Collateral, (B) the exercise or enforcement of any of the rights of the Administrative Agent or any Secured Party hereunder, and (C) the failure by any Grantor to perform or observe any of the provisions hereof.
     (b) Amendments; Etc. No amendment or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom shall be effective unless the same shall comply with Section 10.01 of the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (c) Addresses for Notices. All notices and other communications provided for hereunder shall be made in the manner and to the addresses set forth in Section 10.02 of the Credit Agreement.
     (d) Continuing Security Interest; Transfer of Interest. This Security Agreement shall create a continuing security interest in the Collateral and shall (a)  remain in full force and effect until the Security Termination Date, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, the Administrative Agent and the Lenders and their respective successors, permitted transferees, and permitted assigns, and to the benefit of and be binding upon, the Swap Counterparties, and each of their respective successors, transferees, and assigns to the extent such successors, transferees, and assigns of a Swap Counterparty is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Security Agreement.
     (e) Severability. If any provision of this Security Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Security Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (f) Choice of Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.
     (g) Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Security Agreement in the presence of the other parties to this Security Agreement. In proving this Security Agreement, a party must produce or account only for the executed counterpart of the party to be charged.
Exhibit L – Form of Security Agreement

     (h) Conflicts. In the event of any explicit or implicit conflict between any provision of this Security Agreement and any provision of the Credit Agreement, the terms of the Credit Agreement shall be controlling.
     (i) Additional Grantors. Pursuant to the Credit Agreement, each Material Domestic Subsidiary that was not in existence on the date of the Credit Agreement is required to enter into this Security Agreement as a Grantor promptly upon (but in an event within 30 days after) becoming a Material Domestic Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Material Domestic Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
     (j) Submission to Jurisdiction.
          (i) Any legal action or proceeding with respect to this Security Agreement may be brought in the courts of the state of New York sitting in New York City or of the United States of America for the Southern District of such state, and by execution and delivery of this Security Agreement, each party to this Security Agreement consents, for itself and in respect of its Property, to the non-exclusive jurisdiction of those courts. Each party to this Security Agreement irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Security Agreement or other document related hereto. Each party to this Security Agreement waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.
          (ii) Nothing in the immediately preceding clause (i) shall affect the right of any party hereto to serve legal process in any other manner permitted by law or affect the right of any party hereto to bring any action or proceeding against any other party in the courts of any other jurisdiction.
     (k) Waiver of Jury. Each party to this Security Agreement hereby expressly and irrevocably waives any right to trial by jury of any claim, demand, action or cause of action arising under this Security Agreement or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Security Agreement, or the transactions related hereto, in each case whether now existing or hereafter arising, and whether founded in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Security Agreement may file an original counterpart or a copy of this section with any
Exhibit L – Form of Security Agreement

court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
     (l) Integration. This Security Agreement and the other Loan Documents represent the final agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no oral agreements among the parties hereto.
[SIGNATURE PAGES FOLLOW]
Exhibit L – Form of Security Agreement

     The parties hereto have caused this Security Agreement to be duly executed as of the date first above written.

GRANTORS:

[BORROWER]
[MATERIAL DOMESTIC SUBSIDIARIES]

By:

Name:

Title:

ADMINISTRATIVE AGENT:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

Exhibit L – Form of Security Agreement

SCHEDULE 1
to Security Agreement
[FOR BORROWER AND EACH MATERIAL DOMESTIC SUBSIDIARY]

Grantor:

Jurisdiction of Formation / Filing:

Type of Organization:

Address where records for Collateral are kept:

Organizational Number (if applicable):

Federal Tax Identification Number:

Prior Names:

Exhibit L – Form of Security Agreement

Annex 1 to the
Security Agreement
     SUPPLEMENT NO. ___dated as of                     , 20___(the “Supplement”), to the Security Agreement dated as of August [___], 2009 (as amended, supplemented, restated or otherwise modified from time to time, the “Security Agreement”), by and among SEAHAWK DRILLING, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement described below, and, together with the Borrower, the “Grantors” and, individually, each a “Grantor”) and NATIXIS, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined in the Credit Agreement described below).
     A. Reference is made to that certain Revolving Credit Agreement dated as of August [___], 2009 by and among the Borrower, the Guarantors, the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”), and Natixis, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) for such Lenders (as amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement”).
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.
     C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Revolving Advances and the Issuing Bank to issue, extend, and renew Letters of Credit under the Credit Agreement. Pursuant to the Credit Agreement, each Material Domestic Subsidiary that was not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor, within 30 days of becoming a Material Domestic Subsidiary. Section 18(i) of the Security Agreement provides that additional Material Domestic Subsidiaries may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Revolving Advances and for the Issuing Bank to issue, extend, and renew Letters of Credit under the Credit Agreement, and as consideration for Revolving Advances previously made and Letters of Credit previously issued thereunder.
     D. The New Grantor is a Material Domestic Subsidiary and will derive substantial direct or indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and (ii) Swap Contracts (as defined in the Credit Agreement) entered into by any Loan Party (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and such transactions and documents are necessary or convenient to the conduct, promotion or attainment of such Guarantor’s business.
     Accordingly, the Administrative Agent and the New Grantor agree as follows:
Exhibit L – Form of Security Agreement

     SECTION 1. In accordance with Section 18(j) of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.
     SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.
     SECTION 3. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Supplement in the presence of the other parties to this Supplement. In proving this Supplement, a party must produce or account only for the executed counterpart of the party to be charged. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent.
     SECTION 4. The New Grantor hereby represents and warrants that set forth on Schedule 1 attached hereto are, as of the date hereof, (a) its sole jurisdiction of formation and type of organization, (b) the location of all records concerning its Accounts, General Intangibles, or any other Collateral, (c) its federal tax identification number and the organizational number, if applicable, and (d) all names used by it during the last five years prior to the date of this Supplement.
     SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
     SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     SECTION 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this
Exhibit L – Form of Security Agreement

Supplement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 8. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the New Grantor in a notice to the Administrative Agent.
     SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
     SECTION 10. This Supplement, the Security Agreement and the other Loan Documents, represent the final agreement among the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no oral agreements among the parties hereto.
     IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:

Name:

Title:

Address:

NATIXIS, NEW YORK BRANCH, as Administrative Agent

By:

Name:

Title:

Exhibit L – Form of Security Agreement

Schedule 1
Supplement No. ____
to the Security Agreement

New Grantor:	[GRANTOR]

Jurisdiction of Formation / Filing:	[STATE]

Type of Organization:	[ENTITY TYPE]

Address where records for Collateral are kept:	[ADDRESS] [ADDRESS]

Organizational Number (if applicable):

Federal Tax Identification Number:

Prior Names:

Exhibit L – Form of Security Agreement